   As filed with the Securities and Exchange Commission on October 15, 1999

                                                      Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              Guidant Corporation
            (Exact name of registrant as specified in its charter)

        Indiana                     3841                  35-1931722
    (State or Other          (Primary Standard          (IRS Employer
    Jurisdiction of              Industrial          Identification No.)
    Incorporation or        Classification Code
     Organization)                Number)
                        111 Monument Circle, 29th Floor
                          Indianapolis, Indiana 46204
                                (317) 971-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ---------------
                               Ronald W. Dollens
                              Guidant Corporation
                        111 Monument Circle, 29th Floor
                          Indianapolis, Indiana 46204
                                (317) 971-2000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------
                                  Copies to:
       Bernard E. Kury, Esq.                  J. Casey McGlynn, Esq.
     Jonathan L. Freedman, Esq.             Christopher J. Ozburn, Esq.
        Dewey Ballantine LLP             Wilson Sonsini Goodrich & Rosati,
    1301 Avenue of the Americas              Professional Corporation
   New York, New York 10019-1035                650 Page Mill Road
                                         Palo Alto, California 94304-1050
                                ---------------
  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a wholly-owned subsidiary of the Registrant with and into CardioThoracic Systems, Inc. ("CTS") pursuant to the Agreement and Plan of Merger described in the Proxy Statement/Prospectus forming part of this Registration Statement.
  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Proposed Maximum   Proposed Maximum
  Title of each Class of     Amount to be  Offering Price Per Aggregate Offering      Amount of
Securities to be Registered  Registered(2)        Unit             Price(3)      Registration Fee(4)
----------------------------------------------------------------------------------------------------
 Common Stock, no par
  value(1)..............       6,088,245          N/A          $286,096,914.46       $22,603.36

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes a Preferred Stock Purchase Right attached to each share of Common Stock, that, prior to the occurrence of certain events, will not be evidenced separately from the Common Stock.
(2) Represents the estimated maximum number of shares of common stock, no par value, of Guidant Corporation to be issued to the holders of securities of CTS pursuant to the Agreement and Plan of Merger.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f) of the Securities Act. Pursuant to Rule 457(f)(l), the proposed maximum aggregate offering price was calculated as follows: (1) 16.9687, the average of the bid and ask prices per share of the outstanding shares of common stock of CTS on October 12, 1999 multiplied by (2) 16,860,273, representing the sum of (a) 14,569,640, the aggregate number of outstanding shares of CTS common stock on the record date, and (b) 2,290,633, the estimated number of shares of CTS common stock that may be issued pursuant to options granted under CTS benefit plans.
(4) The total registration fee due is $79,534.94, calculated by multiplying $286,096,914.46 by 0.000278. A fee of $56,931.58, calculated pursuant to
    Rule 0-11 of the Securities Exchange Act of 1934, as amended, has been previously paid in connection with the confidential filing of the preliminary proxy statement/prospectus pursuant to Section 14(A) of the Exchange Act. The remaining registration fee for the securities registered hereby of $22,603.36, calculated by subtracting $56,931.58 from
    $79,534.94, the total registration fee, is being paid herewith.
                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               October 15, 1999

Dear Stockholders:

  We are pleased to inform you that CardioThoracic Systems has signed a merger agreement with Guidant Corporation. As a result of the proposed merger, you will receive, for each CTS share you own, subject to the adjustment provisions described in this proxy statement/prospectus, Guidant shares having a value of $19.50 per share. CTS will become a wholly-owned subsidiary of Guidant. Guidant shares trade on the New York Stock Exchange under the symbol "GDT".

  CTS has scheduled a special meeting of its stockholders to be held on November 15, 1999 to consider and vote on the merger agreement. We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of CTS common stock.

  After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is in the best interest of CTS and its stockholders. The board of directors unanimously recommends that you vote FOR the merger agreement.

  In arriving at its determination and recommendation, the board of directors took into account the factors described in the attached proxy statement/prospectus, including an opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that the merger consideration is fair to CTS stockholders from a financial point of view.

  Your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card in the prepaid envelope enclosed to ensure that your shares will be represented at the special meeting. If you do not vote at all, it will, in effect, count as a vote against the merger.

  We look forward to the successful combination of CTS and Guidant and to your continued support as a stockholder of Guidant.

  On behalf of the board of directors of CTS, we urge you to vote "FOR" approval of the merger and the related merger agreement.

                                          Sincerely,

                                          Richard M. Ferrari
                                          President, Chief Executive Officer
                                           and Director

  See "Risk Factors" beginning on page 14 for a discussion of risks which should be considered by stockholders with respect to the merger.

 Neither the Securities and Exchange Commission nor any state securities regulators have approved the Guidant common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


  This proxy statement/prospectus is dated October 15, 1999 and was first mailed to stockholders on or about October 15, 1999.

[LOGO OF CARDIO THORACIC]

                         CARDIOTHORACIC SYSTEMS, INC.
                           10600 North Tantau Avenue
                          Cupertino, California 95014

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 15, 1999

                               ----------------

To the Stockholders of CardioThoracic Systems, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CardioThoracic Systems, Inc. will be held at the principal offices of CTS at 10600 North Tantau Avenue, Cupertino, California, 95014, on the 15th day of November, 1999, at 10:00 a.m. for the following purposes:

  Item 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger among CTS, Guidant Corporation and a wholly-owned subsidiary of Guidant, and the merger contemplated by that agreement.

  Item 2. To transact any other business as may properly be brought before the special meeting or any adjournment of such meeting.

  These items of business are described more fully in the proxy statement/prospectus attached to this Notice.

  Only holders of record of CTS stock at the close of business on October 11, 1999 will be entitled to notice of, and to vote at, the special meeting.

  Your vote is very important. If you do not vote at all, it will, in effect, count as a vote against the merger. Whether or not you expect to be present at the meeting, we request that you date and sign the enclosed proxy and return it as soon as possible in the addressed envelope provided. If you attend the meeting you may revoke your proxy and vote in person.

                                          By order of the board of directors,

                                          J. Casey McGlynn
                                          Secretary
                                                  Signature of J. Casey McGlynn

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Merger..............................................................   3

MARKET PRICE AND DIVIDEND INFORMATION.....................................   6
  Dividend Information....................................................   6
  Recent Closing Prices...................................................   7
  Number of Stockholders..................................................   7

SELECTED CONSOLIDATED FINANCIAL DATA......................................   8
  Comparative Per Share Information.......................................  11

RECENT DEVELOPMENTS.......................................................  12

RISK FACTORS..............................................................  14
  Guidant and CTS May Not Be Able to Keep Pace with the Rapid
   Technological Changes in the Medical Devices Industry..................  14
  The Regulatory Review Process For Guidant's and CTS's Products Could Be
   Long and Costly and May Not Ultimately Result in Approval..............  14
  Guidant and CTS May Not Meet Applicable Regulatory Quality Standards....  14
  Guidant's and CTS's Protection of Their Intellectual Property May Not Be
   Sufficient.............................................................  15
  Future Patent Litigation Could Be Costly and Disruptive to Guidant and
   CTS....................................................................  15
  Any Adverse Outcome in Pending or Threatened Litigation Could Have a
   Material Adverse Effect on Guidant and CTS.............................  15
  Legal Action May Be Required in the Future to Enforce Proprietary
   Technology and Trade Secrets...........................................  15
  Guidant and CTS May Be Subject to Product Liability.....................  16
  The Loss of Any of Guidant's or CTS's Single Source Suppliers Could Have
   a Material Adverse Effect on Guidant and CTS...........................  16
  Hospitals May Use Products or Therapies with a Lower Cost than Guidant's or CTS's Products......................................................  16
  Payment Practices of Third Party Payors Could Have a Material Adverse
   Effect on Guidant and CTS..............................................  16
  Health Care Policy Reforms May Have a Material Adverse Effect on Guidant
   and CTS................................................................  17
  Stock Prices are Volatile...............................................  17
  The Value of the Consideration You Receive in the Merger Depends on the
   Price of Guidant Common Stock..........................................  17
  Failure to Successfully Integrate the Operations of CTS into Guidant
   Could Have a Material Adverse Effect on Guidant........................  17
  Integrating the Business of CTS Could Be Costly and Time Consuming......  17
  There Is Uncertainty as to the Retention of Key CTS Personnel...........  17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................  18

THE SPECIAL MEETING.......................................................  19
  Time and Place; Purpose.................................................  19
  Voting Rights; Votes Required for Approval..............................  19
  Voting of Proxies.......................................................  19
  Board Recommendation....................................................  21

THE MERGER................................................................  21
  Background of the Merger................................................  21
  Reasons for the Merger..................................................  24

                                                                            Page
                                                                            ----
  Operations Following the Merger..........................................  26
  Opinion of Financial Advisor.............................................  26
  Interests of Certain Persons in the Merger...............................  31
  Accounting Treatment.....................................................  33
  Material Federal Income Tax Consequences.................................  33
  Regulatory Matters.......................................................  34
  No Appraisal Rights......................................................  35
  Stock Transfer Restriction Agreements....................................  35

BUSINESS OF GUIDANT AND CTS................................................  35

PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT...............................  37
  General..................................................................  37
  Consideration to be Received in the Merger...............................  37
  Exchange of Shares.......................................................  38
  Representations and Warranties...........................................  38
  Covenants................................................................  39
  Conditions to the Consummation of the Merger.............................  42
  Termination..............................................................  43
  Termination Fee..........................................................  43
  Expenses.................................................................  44
  Amendment................................................................  44

STOCK OPTION AGREEMENT.....................................................  44

SUPPORT AGREEMENT..........................................................  45

COMPARISON OF STOCKHOLDER RIGHTS...........................................  47

CERTAIN TRANSACTIONS.......................................................  58

LEGAL MATTERS..............................................................  58

EXPERTS....................................................................  59

FUTURE STOCKHOLDER PROPOSALS...............................................  59

WHERE YOU CAN FIND MORE INFORMATION........................................  59

TRADEMARKS.................................................................  61

LIST OF ANNEXES
  Annex A -- Agreement and Plan of Merger
  Annex B -- Stock Option Agreement
  Annex C -- Support Agreement
  Annex D -- Opinion of U.S. Bancorp Piper Jaffray Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote in favor of the merger or you abstain, it will have the effect of a vote against the merger.

  The special meeting will take place on November 15, 1999 at 10:00 a.m., local time, at the offices of CTS, located at 10600 North Tantau Avenue, Cupertino, California, 95014. You may attend and vote your shares in person, even after submitting the enclosed proxy card. In addition, you may take back your proxy up to and including the day of the special meeting by following the directions on page 19 and either change your vote or attend the special meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker will be the equivalent of voting against the proposed merger.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

Q: What will I receive in the Merger?

A: If the Merger is approved, you will have the right to receive, in exchange for each share you own, the number of shares (rounded to four decimal places) of Guidant common stock determined by dividing $19.50 by the average selling price of a share of Guidant common stock during a specified period prior to the special meeting. However, (1) if the applicable average selling price during the period is greater than or equal to $66.00, then you will have the right to receive, in exchange for each share of CTS common stock you own, 0.2955 of a share of Guidant common stock and (2) if the applicable average selling price during the period is less than or equal to $54.00, then you will have the right to receive, in exchange for each share of CTS common stock you own, 0.3611 of a share of Guidant common stock.

  Guidant will not issue fractional shares. Instead, you will receive cash for any fractional share of Guidant common stock owed to you based on the applicable average selling price of a share of Guidant common stock.

Examples:

  The following examples are based on various prices of a share of Guidant common stock (which are, of course, not assured). Assuming that you own 1,000 shares of CTS common stock:

  1. If the applicable average selling price of a share of Guidant common stock is $67.00, then after the merger you will receive 295 shares of Guidant common stock and a check for $33.50.

  2. If the applicable average selling price of a share of Guidant common stock is $61.00, then after the merger you will receive 319 shares of Guidant common stock and a check for $42.70.

  3. If the applicable average selling price of a share of Guidant common stock is $53.00, then after the merger you will receive 361 shares of Guidant common stock and a check for $5.30.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger by November 15, 1999.

Q: What are the federal income tax consequences of the Merger to me?

A: The receipt of shares of Guidant common stock in the merger generally will be tax free to CTS stockholders for United States federal income tax purposes, although CTS stockholders will generally pay tax on cash received for a fractional share of Guidant common stock. You are urged to review certain federal income tax consequences to you in greater detail, see pages 33 through 34. However, tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. Consequently, you are also urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Q: Are there any risks associated with the Merger?

A: The merger does involve risks. For a discussion of certain risk factors you should consider in evaluating the merger, see "Risk Factors," beginning on page 14.

                       Who Can Help Answer Your Questions

        If you have more questions about the merger you should contact:

                          CardioThoracic Systems, Inc.
                           10600 North Tantau Avenue
                          Cupertino, California 95014
                         Attention: Steven M. Van Dick
                          Phone Number: (408) 342-1700

                                       or

                           Beacon Hill Partners, Inc.
                                90 Broad Street
                            New York, New York 10004
                          Phone Number: (800) 967-7510

   If you would like additional copies of the Proxy Statement/Prospectus you should contact:

                           Beacon Hill Partners, Inc.
                                90 Broad Street
                            New York, New York 10004
                              Attn: Enrique Negron
                          Phone Number: (800) 967-7510

                                    SUMMARY

  This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the Annexes, and the documents to which we refer. The SEC allows Guidant and CTS to "incorporate by reference" information into this document, which means that Guidant and CTS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. The previously filed documents contain important information about Guidant and CTS and their financial performance. A list of documents we incorporate by reference appears under the heading "Where You Can Find More Information" on page 59.

                                 The Companies

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204-5129
(317) 971-2000

  Guidant is a multinational company that designs, develops, manufactures and markets a broad range of innovative, high quality, therapeutic medical devices for use in cardiac rhythm management, vascular intervention, and cardiac and vascular surgery. Guidant's net sales for the year ended December 31, 1998 and for the six months ended June 30, 1999 were $1,897.0 million and $1,193.6 million, respectively.

CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, California 95014
(408) 342-1700

  CTS designs, develops, manufactures, and markets proprietary, disposable instruments and systems for performing minimally invasive cardiac surgery. CTS's current products are designed to enable the majority of cardiothoracic surgeons, using their existing skills coupled with CTS sponsored training, to perform minimally invasive cardiac surgery on a beating heart. CTS's net sales for the year ended January 1, 1999 and the six months ended July 2, 1999 were $16.1 million and $13.7 million, respectively.

                                   The Merger

What CTS Stockholders Will Receive in the Merger

  You will receive for each CTS share you hold, subject to the adjustment provisions described below, shares of Guidant having a value of $19.50. The value will be $19.50 so long as the applicable average price of Guidant shares is between $54.00 and $66.00.

  If the applicable average price of Guidant shares is at or above $66.00, you will receive 0.2955 of a share of Guidant for each share of CTS you hold. In these circumstances, the Guidant shares received for each CTS share would have a value of more than $19.50.

  If the applicable average price of Guidant shares is at or below $54.00, you will receive 0.3611 of a share of Guidant for each share of CTS you hold. In these circumstances, the Guidant shares received for each CTS share would have a value of less than $19.50.

  If the applicable average price of Guidant shares is less than $47.00, CTS may terminate the merger agreement.

  The average price of Guidant shares is the average per share closing price of Guidant shares during the 20 trading days preceding the date of the last trading day prior to the special meeting.

Recommendation to Stockholders (see page 21)

  CTS's board of directors believes that the merger is in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

Opinion of Financial Advisor (see page 26)

  In connection with the merger, CTS's board of directors received an opinion from its financial advisor, U.S. Bancorp Piper Jaffray Inc. This opinion discusses the fairness from a financial point of view of the consideration to be received by CTS's stockholders. We have attached the full text of this opinion as Annex D to this document. This opinion describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. We encourage you to read and consider the opinion in its entirety. The opinion is directed to CTS's board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposed merger.

Material Federal Income Tax Consequences (see page 33)

  The receipt of shares of Guidant common stock in the merger generally will be tax free to CTS stockholders for United States federal income tax purposes, although CTS stockholders will generally pay tax on cash received for a fractional share of Guidant common stock.

  Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Accounting Treatment (see page 33)

  CTS and Guidant expect the merger to qualify as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

Share Ownership of Management and Directors

  On October 11, 1999, directors and executive officers of CTS and their affiliates owned and were entitled to vote 2,221,623 shares of CTS common stock, or approximately 15.25% of the shares of CTS common stock outstanding on the record date for the special meeting.

  Richard M. Ferrari, President, Chief Executive Officer and a director of CTS, and Charles S. Taylor, Vice President, Chief Technical Officer and a director of CTS, have entered into a support agreement with Guidant under which they have agreed to vote all of their CTS shares in favor of the merger and merger agreement. As of October 11, 1999, Messrs. Ferrari and Taylor owned and were entitled to vote a total of 1,889,693 shares of CTS common stock, or approximately 12.97% of the shares of CTS common stock outstanding on the record date for the special meeting.

No Appraisal Rights (see page 35)

  You will not have dissenters' rights of appraisal by reason of the merger.

Comparative Per Share Market Price and Dividend Information (see page 6)

  Guidant common shares are listed on the New York Stock Exchange under the symbol "GDT". Shares of CTS common stock are quoted on the Nasdaq National Market under the symbol "CTSI". On August 30, 1999, the last full trading day prior to the public announcement of the proposed merger, the last sale price per share of Guidant common stock was $58.81 and the last sale price per share of CTS common stock was $19.00. On October 12, 1999, the most recent date for which prices were practicably available prior to the printing of this document, the last sale price per share of Guidant common stock was $48.31 and the last sale price per share of CTS common stock was $16.88.

Regulatory Approvals (see page 34)

  Guidant and CTS each filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the specified waiting period is expected to expire on October 31, 1999.

  Both Guidant and CTS have subsidiaries in Germany and are therefore subject to certain pre-merger notification requirements in Germany. On October 8, 1999, the parties filed a pre-merger notification with the German Federal Cartel Office, and the specified waiting period is expected to expire on November 8, 1999.

Interests of CTS's Executive Officers and Directors in the Merger (see page 31)

  Stockholders should note that a number of CTS directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the CTS stockholders generally.

Conditions to the Merger (see page 42)

  The consummation of the merger is subject to a number of conditions, including:

  .  approval of the merger agreement by a majority of the CTS stockholders;

  .  receipt of regulatory approvals and the absence of legal restraints;

  . receipt of legal opinions as to the treatment of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and other related matters; and

  . with respect to Guidant, receipt of a letter from Guidant's independent public accountants as to the merger qualifying as a transaction to be accounted for in accordance with the pooling of interests method of accounting.

Termination of the Merger Agreement (see page 43)

  CTS and Guidant can jointly agree to terminate the merger agreement at any time before completing the merger. In addition, either company can terminate the merger agreement if:

  .  the merger is not completed by February 29, 2000;

  .  a law or court order prohibits the merger;

  .  CTS's stockholders fail to approve the merger; or

  . the other party materially breaches any of the representations or warranties it made or fails to materially comply with any of its obligations under the merger agreement, and that breach is not or cannot be cured within 30 days after notice of such breach is given to the breaching party.

  CTS can also terminate the merger agreement if CTS's board of directors has determined that an alternative transaction with a third party is superior to the merger.

  Guidant can terminate the merger agreement if CTS recommends an alternative transaction to its stockholders or if CTS's board of directors changes, in a manner materially adverse to Guidant, or withdraws, its recommendations of the merger proposal to its stockholders.

Termination Fee and Expenses (see page 43)

  CTS is obligated to pay Guidant a termination fee of $9.0 million if the merger agreement is terminated under specified circumstances.

Stock Option Agreement (see page 44)

  CTS has granted Guidant an option to purchase 19.9% of CTS's outstanding shares at a purchase price of $19.50 per share exercisable under the same circumstances under which the termination fee is payable. Guidant's profit with respect to the option is capped at $10.5 million, which amount includes the $9.0 million termination fee referred to above.

                     MARKET PRICE AND DIVIDEND INFORMATION

  Guidant common stock is listed on the NYSE and Pacific Exchange, Inc. (symbol "GDT"). CTS common stock is quoted on the Nasdaq National Market (symbol "CTSI"). The table below sets forth, for the calendar quarters indicated, (1) the high and low sales prices per share of Guidant common stock as reported on the NYSE Composite Tape and the high and low bid prices for CTS common stock as quoted on the Nasdaq National Market and (2) the dividends declared for the Guidant common stock and the CTS common stock.

                                         Guidant                   CTS
                                      Common Stock            Common Stock
                                 ----------------------- -----------------------
                                  High   Low   Dividends  High   Low   Dividends
                                 ------ ------ --------- ------ ------ ---------
1997:
  First Quarter................. $18.07 $13.41 $0.00625  $26.25 $18.75    --
  Second Quarter................  22.00  14.63  0.00625   21.63  11.75    --
  Third Quarter.................  28.28  21.00  0.00625   14.13   7.00    --
  Fourth Quarter................  34.75  24.32  0.00625    9.38   5.50    --
1998:
  First Quarter.................  39.69  25.50  0.00625    8.58   5.88    --
  Second Quarter................  38.66  30.00  0.00625    6.75   4.63    --
  Third Quarter.................  45.03  29.75  0.00625    5.38   3.63    --
  Fourth Quarter................  56.50  31.75  0.00625   10.25   3.13    --
1999:
  First Quarter.................  69.88  48.88      --    11.00   6.50    --
  Second Quarter................  66.63  45.00      --    14.50   9.00    --
  Third Quarter.................  63.13  46.00      --    20.44  14.06    --
  Fourth Quarter (through
   October 16, 1999)............  54.25  47.50      --    17.50  16.50    --

Dividend Information

  In December of 1998, Guidant announced it will be eliminating future quarterly dividend payments.

  CTS has never paid any cash dividends on the CTS common stock, and anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

Recent Closing Prices

  The following table sets forth (1) the closing prices per share of Guidant common stock on the NYSE and CTS common stock on the Nasdaq National Market on August 30, 1999, the last trading day before announcement of the merger, and on October 12, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, and (2) the equivalent per share prices for CTS common stock based on the Guidant common stock prices:

                                       Guidant Stock CTS Stock CTS Equivalent(1)
                                       ------------- --------- -----------------
August 30, 1999.......................    $58.81      $19.00        $19.50
October 12, 1999......................    $48.31      $16.875       $17.44

--------
(1) CTS Equivalent assumes that each share of CTS common stock will be exchanged for shares of Guidant common stock at an exchange ratio established pursuant to the merger agreement, assuming that the applicable average price per share of Guidant common stock is the Guidant stock price for the applicable dates set forth in this table.

  Because the market price of Guidant common stock is subject to fluctuation, the market value of the shares of Guidant common stock that holders of CTS common stock will receive in the merger may increase or decrease prior to and following the merger. The merger agreement contains provisions which address certain market price fluctuations of Guidant common stock prior to the merger by adjusting within specified parameters the exchange ratio based upon Guidant's average share price. See "Principal Provisions of the Merger Agreement--Consideration to be Received in the Merger". CTS stockholders are urged to obtain current market quotations for Guidant common stock and CTS common stock. No assurance can be given as to the future prices or markets for Guidant common stock or CTS common stock.

Number of Stockholders

  As of the record date, there were 243 stockholders of record who held shares of CTS common stock, as shown on the records of CTS's transfer agent for such shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of Guidant as of and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 are derived from consolidated financial statements of Guidant which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data as of and for the six months ended June 30, 1999 and 1998, are derived from unaudited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) which Guidant considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1999, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. This information is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for Guidant, incorporated by reference in this proxy statement/prospectus.

                Selected Consolidated Financial Data of Guidant
                      (In millions, except per share data)

                           Six Months Ended
                               June 30,                               Year Ended December 31,
                         -------------------------    ------------------------------------------------------------------
                            1999           1998          1998           1997           1996          1995        1994
                         ----------     ----------    ----------     ----------     ----------    ----------- ----------
                              (unaudited)
Operations:
Net sales:
 Vascular
  intervention.........  $  641.9       $ 523.4       $1,002.2       $  591.4       $  425.6      $  447.9    $  464.5
 Cardiac rhythm
  management...........     515.4         400.5          824.6          669.6          574.6         452.4       378.6
 Cardiac & vascular
  surgery..............      36.3          34.2           70.2           67.2           49.5          31.0        19.3
                         ----------     ----------    ----------     ----------     ----------    ----------- ----------
 Total net sales.......   1,193.6         958.1        1,897.0        1,328.2        1,049.7         931.3       862.4
Cost of products sold..     303.9(9)      217.4          422.0          320.8          315.9(5)      283.4       270.9
                         ----------     ----------    ----------     ----------     ----------    ----------- ----------
Gross profit...........     889.7(9)      740.7        1,475.0        1,007.4          733.8(5)      647.9       591.5
Research and
 development...........     161.5(9)      127.8          276.0          208.3          164.6         142.8       138.3
Purchased research and
 development(3)........      49.0          28.7          118.7           57.4              --             --         --
Sales, marketing, and
 administrative........     341.0(9)      276.2          558.6          439.7          328.4         292.8       269.8
Other--special.........         --             --            --          22.6(6)           --             --         --
                         ----------     ----------    ----------     ----------     ----------    ----------- ----------
Operating income(1)....     338.2(9)      308.0(8)       521.7 (7)      279.4(6)       240.8(5)      212.3       183.4
Other expenses, net....      66.8(9)      100.8(8)       394.1 (7)       30.6(6)       104.8(5)       50.8        35.4
Net income (loss)......  $  145.9(9)    $ 134.0(8)    $   (2.2)(7)   $  145.3(6)    $   52.3(5)   $   92.8    $   84.2
Earnings (loss) per
 share.................  $    0.49      $   0.45      $   (0.01)     $    0.49      $    0.18     $    0.32
Diluted earnings (loss)
 per share.............  $    0.48(9)   $   0.44(8)   $   (0.01)(7)  $    0.48(6)   $    0.18(5)  $    0.32
Pro forma net
 income(4).............                                                                                       $   68.3
Pro forma earnings per
 share(4)..............                                                                                       $    0.23
Cash dividends declared
 per share.............  $      --      $   0.0125    $    0.025     $    0.025     $    0.025    $    0.0125 $      --
Weighted--average
 shares outstanding--
 diluted...............     305.67        301.72         294.59         299.78         296.26        293.26      291.0(4)
EBITDA(2)..............  $  413.4       $ 335.7       $  643.7       $  402.6       $  320.6      $  258.9    $  220.0
                               June 30,                                    December 31,
                         -------------------------    ------------------------------------------------------------------
                            1999           1998          1998           1997           1996          1995        1994
                         ----------     ----------    ----------     ----------     ----------    ----------- ----------
                              (unaudited)
Financial Position:
Working capital........  $  225.3       $ 222.0       $  176.3       $   83.8(10)   $  127.6      $  119.7    $  134.1
Current ratio..........       1.3:1(10)     1.5:1          1.3:1          1.2:1(10)      1.4:1         1.4:1       1.4:1
Capital expenditures,
 net...................      88.8          49.5          116.0           76.8           63.6          64.9        51.8
Total assets...........   2,239.4(11)   1,305.9        1,569.5        1,225.0        1,024.9       1,069.1     1,122.5
Borrowings.............   1,118.9(11)     283.7          444.5          292.2          363.5         455.0       473.0
Borrowings as a
 percentage of total
 capitalization........      64.2%         28.7%          44.5%          33.4%          43.8%         53.6%       62.6%
Shareholders' equity...  $  623.2       $ 704.4       $  553.9       $  581.8       $  466.9      $  394.4    $  282.6

--------
 (1) For purposes of analysis and discussion herein, Guidant employs a concept of operating income, which is defined as income before other expenses.
 (2) Represents earnings before interest, income taxes, depreciation, and amortization and excludes all special charges. EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because Guidant's management believes that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA is not intended to present cash flows for the period, nor has it been presented as an alternative to operating income (loss) as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing Guidant's financial performance. Guidant's computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.
 (3) Purchased research and development represents the appraised value of in-process research and development in conjunction with acquisitions made by Guidant.
 (4) Pursuant to the formation and capitalization of Guidant in 1994, 1994 earnings were reported on a pro forma basis.
 (5) Cost of products sold ("COPS") includes special obsolescence charges of $28.8 million. Net other expenses include impairment charges on atherectomy-related goodwill and other intangible assets of $66.9 million. Excluding the effect of these charges, COPS was $287.1 million, gross profit was $762.6 million, income from operations was $269.6 million, net income was $136.4 million and diluted earnings per share was $0.46.
 (6) Other-special represents merger-related costs of $11.1 million in connection with the acquisition of EndoVascular Technologies, Inc. and a special contribution to the Guidant Foundation, Inc. of $11.5 million. Net other expenses include a one-time gain of $23.2 million on the sale of an equity investment and a corporate legal reserve of $11.5 million. Excluding the effect of these items, purchased research and development and a cumulative effect of a change in accounting principle of $4.7 million, net of tax, operating income was $359.4 million, net income was $197.4 million and diluted earnings per share was $0.66.
 (7) Net other expenses include a $200.0 million charge relative to the settlement of intellectual property litigation with Sulzer Medica, a $60.0 million charge upon agreement with C.R. Bard, Inc. that settled two patent infringement lawsuits, a $9.2 million charge related to damages awarded to General Surgical Innovations, Inc., and a $40.0 million non-cash impairment charge on general surgery goodwill. Excluding the effect of these charges and purchased research and development, operating income was $640.4 million, net income was $359.4 million and diluted earnings per share was $1.19 (adjusted diluted earnings per share calculation uses
     302.27 shares outstanding).
 (8) Net other expenses include $60.0 million related to the C.R. Bard, Inc. agreement mentioned in (7) above. Excluding this special charge and purchased research and development, operating income was $336.7 million, net income was $191.4 million and diluted earnings per share was $0.63.
 (9) COPS includes the impact of stay-pay for manufacturing personnel and purchase accounting write-up of acquired Intermedics inventory sold during the six months ended June 30, 1999. Research and development and sales, marketing, and administrative expenses include the impact of non-manufacturing stay-pay in conjunction with the Intermedics acquisition. Net other expenses includes a one-time gain on an equity investment of $14.4 million. Excluding these items, purchased research and development and a cumulative effect of a change in accounting principle of $3.3 million, net of tax, COPS was $286.0 million, gross profit was $907.6 million, research and development was $160.5 million, sales, marketing, and administrative was $338.6 million, operating income was $408.5 million, net income was $206.5 million and diluted earnings per share was $0.68.
(10) Decline at December 31, 1997 (June 30, 1999) primarily resulted from the classification of $212.2 million ($310.0 million) of Guidant's commercial paper and bank borrowings as a current liability.
(11) Acquisition of the electrophysiology business of Sulzer Medica, Ltd., effective February 1, 1999, accounted for approximately $615 million of the total assets increase, and $780 million of the total borrowings increase.

  The following selected consolidated financial data of CTS as of and for the years ended January 1, 1999, January 2, 1998, December 31, 1996 and the period from June 15, 1995 (date of inception) to December 31, 1995 are derived from consolidated financial statements of CTS which have been audited by PricewaterhouseCoopers LLP, independent auditors. The selected consolidated financial data as of and for the six months ended July 2, 1999 and July 3, 1998 are derived from unaudited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) which CTS considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the six months ended July 2, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. This information is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for CTS, incorporated by reference in this proxy statement/prospectus.

                  Selected Consolidated Financial Data of CTS
                 (In millions, except per-share and other data)

                                                                                  June 15,
                         Six Months Ended             Year Ended                1995 (date of
                         ---------------- ------------------------------------- inception) to
                         July 2, July 3,  January 1,    January 2, December 31, December 31,
                          1999     1998      1999         4 1998       1996         1995
                         ------- -------- ----------    ---------- ------------ -------------
Operations:
Net sales............... $13.7   $  6.8    $ 16.1        $  9.4      $  0.1            --
Cost of products sold...   4.9      3.3       7.2           6.0         0.8            --
                         ------- --------  --------      --------    --------      -------
 Gross profit (loss)....   8.8      3.5       8.9           3.4        (0.7)           --
Research and
 development............   5.2      5.4      11.5          10.8        11.5          0.5
Sales, marketing, and
 administrative.........  10.4     11.0      21.7          18.6         7.0          0.6
Other--special..........     --       --      0.7 (1)         --          --           --
                         ------- --------  --------      --------    --------      -------
Operating loss(2).......  (6.8)   (12.9)    (25.0)(1)     (26.0)      (19.2)        (1.1)
Other income, net.......   0.8      1.3       2.4           3.6         3.1          0.1
                         ------- --------  --------      --------    --------      -------
Net loss................ $(6.0)  $(11.6)   $(22.6)(1)    $(22.4)     $(16.1)       $(1.0)
Loss per share.......... $(0.42) $ (0.84)  $ (1.62)(1)   $ (1.66)    $ (1.64)      $(0.36)
Cash dividends declared
 per share..............     --       --        --            --          --           --
Weighted-average shares
 outstanding............  14.36    13.83     13.97         13.51        9.79         2.78
                         July 2, July 3,  January 1,    January 2, December 31, December 31,
                          1999     1998      1999          1998        1996         1995
                         ------- -------- ----------    ---------- ------------ -------------
Financial Position:
Working capital......... $27.8    $37.2     $25.7         $54.9       $54.5        $ 3.1
Current ratio...........   4.8:1    7.3:1     4.1:1        10.8:1      17.5:1       16.5:1
Capital expenditures,
 net....................   0.8      1.0       1.7           2.3         2.7          0.1
Total assets............  43.9     59.0      49.8          69.3        83.7          3.4
Borrowings..............   1.7      3.7       1.9           3.9         1.3            --
Borrowings as a
 percentage of total
 capitalization.........   4.6%     6.9%      4.5%          6.1%        1.6%           --
Shareholders' equity.... $35.3    $49.8     $40.0         $60.1       $79.3        $ 3.2

--------
(1) Represents a restructuring charge in the fourth quarter of fiscal 1998 in connection with the closure of CTS's German subsidiary. Excluding the effect of the restructuring charge, operating loss was $24.3 million, net loss was $21.9 million and loss per share was $1.57.
(2) For purposes of analysis Guidant employs a concept of operating income
    (loss), which is defined as income (loss) before other expenses (income), which has been included here for CTS for comparison purposes.

Comparative Per Share Information

  The following table sets forth certain earnings, dividend and book value per share data for CTS and Guidant on an historical basis and historical equivalent basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of CTS and Guidant, including the notes thereto, incorporated by reference or appearing elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information".

                         Six Months Ended                Year Ended
                         ------------------  ----------------------------------
                         July 2,   July 3,   January 1, January 2, December 31,
                           1999      1998       1999       1998        1996
                         --------  --------  ---------- ---------- ------------
                            (unaudited)
CTS Historical
  Net loss per share....  $(0.42)    $(0.84)   $(1.62)    $(1.66)     $(1.64)
  Cash dividends
   declared per share...     --         --        --         --          --
  Book value per share.. $  2.46     $ 3.60    $ 2.86     $ 4.45      $ 8.10
                         Six Months Ended
                             June 30,             Year Ended December 31,
                         ------------------  ----------------------------------
                           1999      1998       1998       1997        1996
                         --------  --------  ---------- ---------- ------------
                            (unaudited)
Guidant Historical
  Diluted earnings
   (loss) per share..... $  0.48    $0.44     $(0.01)     $0.48       $0.18
  Cash dividends
   declared per share...     --     $0.0125   $ 0.025     $0.025      $0.025
  Book value per share.. $  2.04    $2.33     $ 1.88      $1.94       $1.58
                         Six Months Ended
                             June 30,             Year Ended December 31,
                         ------------------  ----------------------------------
                           1999      1998       1998       1997        1996
                         --------  --------  ---------- ---------- ------------
                            (unaudited)
Guidant Historical
 Equivalent for CTS
 Stockholders(1)
  Diluted earnings
   (loss) per share..... $  0.17    $0.16         --      $0.17       $0.06
  Cash dividends
   declared per share...     --     $0.005     $0.009     $0.009      $0.009
  Book value per share.. $  0.74    $0.84     $ 0.68      $0.70       $0.57

--------
(1) The historical amounts for Guidant have been multiplied by the assumed conversion ratio of 0.3611 to arrive at the Guidant historical equivalent for CTS stockholders. The assumed conversion ratio has been estimated based on an assumed average price of Guidant common stock of $48.31 per share (the closing for a share of Guidant common stock on October 12, 1999). Assuming an average price of Guidant common stock of $67.00 per share, for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, (1) equivalent earnings per share would have been $0.14, $0.13, $0.00, $0.14 and $0.05, respectively, (2) equivalent cash dividends declared per share would have been $0.00, $0.004, $0.007, $0.007 and $0.007, respectively, and (3) equivalent book value per share would have been $0.60, $0.69, $0.56, $0.57 and $0.47, respectively. Assuming an average price of Guidant common stock of $60.00 per share (the midpoint of the pricing range "collar" used in the merger agreement), for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996, (1) equivalent earnings per share would have been $0.16, $0.14, $0.00, $0.16 and $0.06, respectively, (2) equivalent cash dividends declared per share would have been $0.00, $0.004, $0.008, $0.008 and $0.008, respectively, and (3) equivalent book value per share would have been $0.66, $0.76, $0.61, $0.63 and $0.51, respectively.

                              RECENT DEVELOPMENTS

Guidant

  On October 14, 1999, Guidant Corporation announced sales of $560.9 million for the third quarter of 1999, an increase of 26% over the third quarter of 1998. Income from operations, excluding special charges*, grew 32% over the previous year. Adjusted net income** of $100.0 million grew 23% over last year. Earnings per share for the quarter, excluding special charges, were $0.33.

Three Months Ended September 30, 1999

  Vascular Intervention sales of $290.1 million increased 34% in the third quarter compared to the same period in 1998, with significant growth occurring in all major geographies. Sales of coronary stent products grew 48% over last year in both the U.S. and worldwide markets to $147 million and $205 million, respectively. Worldwide stent prices declined 2% year over year, with U.S. average selling prices declining 1% from second quarter 1999 levels.

  Sales of Cardiac Rhythm Management products, which grew 25% over last year to $266.3 million, were again a significant contributor to Guidant's top line performance in the quarter. Brady pacing revenues grew 91% over the third quarter of 1998 driven by strong sales of DISCOVERY and MERIDIAN pacemaker products, augmented by the successful integration of the Intermedics sales organization, and the successful launch in June 1999 of the PULSAR dual sensor pacemaker line.

  Guidant's implantable defibrillator sales of $135.1 million in the third quarter of 1999 declined 7% from $145.7 million in the third quarter of 1998 primarily related to a 4% unit decline from last year. Combination dual chamber pacemaker/defibrillator devices represented 42% of defibrillator units sold worldwide in the third quarter of 1999.

  Guidant Cardiac & Vascular Surgery received Food and Drug Administration approval of the ANCURE System for minimally invasive treatment of abdominal aortic aneurysms in late September and has begun an aggressive physician training program and product launch effort around the country. The first commercial sales and implants of the device in the U.S. market occurred in early October. As announced on July 7, 1999, Guidant has completed the divestiture of the Cardiac & Vascular Surgery non-cardiology oriented product lines, negatively affecting total sales for Guidant in the quarter by approximately 4 percentage points. Third quarter sales of Guidant's remaining Cardiac & Vascular Surgery products totaled $4.5 million.

  Adjusted gross profit for Guidant in the third quarter represented 76.3% of sales compared to 78.5% in the same period last year. This decline in gross profit percentage was due primarily to a higher mix of pacing product sales along with new product and manufacturing plant startup costs. However, compared to the second quarter of 1999, gross profit improved by 60 basis points as the influence of these elements decreased.

  Total operating expenses for the third quarter of 1999, excluding special items, grew at a rate of 16% and lagged sales growth by over 10 percentage points. Sales, marketing, and administrative expense increases over 1998 levels were primarily due to worldwide product launches, international affiliate development and the addition of Cardiac Rhythm Management sales personnel. Research and development expense, excluding special charges, grew 5% over last year as Guidant continues to invest in current and future technology platforms.

  Income from operations, excluding special charges in both years, grew by 32% in the period due to strong growth in sales. Adjusted other expenses increased by $13.5 million over the prior year due primarily to higher interest and amortization expenses associated with Guidant's acquisition of Intermedics in February 1999.

  Excluding special charges in both years, Guidant recorded a 23% increase in net income to $100.0 million, or $0.33 per share. Reported net income and earnings per share for the quarter were $98.7 million and $0.32, respectively, compared to a loss of $177.0 million or $0.60 per share in the third quarter of 1998.

Nine Months Ended September 30, 1999

  For the nine months ended September 30, 1999, Guidant reported net sales of $1,754.5 million, 25% higher than the same period last year. Adjusted gross profit*** increased 22.5% to $1,335.7 million and represented 76.1% of sales. Total operating expenses, excluding special items, grew 21%. Increased interest and amortization expenses associated with Guidant's recent acquisitions were responsible for (adjusted) other expense growth of approximately 90% to $113.7 million.

  Excluding special items in both years, net income grew by 12% to $306.5 million, while adjusted earnings per share grew 11% to $1.00.

  * For purposes of analysis and discussion, Guidant employs a concept of operating income, which is defined as income before special items and other expenses.

     Guidant recorded special charges affecting operating income totaling $30.0 million in the third quarter of 1999. An $8.3 million charge to cost of products sold was recorded representing stay pay and production bonuses for manufacturing personnel of Intermedics, along with the impact of purchase accounting adjustments on acquired inventory related to the acquisition of Intermedics, which was completed on February 1, 1999. An additional $21.7 million charge to operating expenses was recorded, consisting of a $20.2 million contribution of securities to the Guidant Foundation, and $1.5 million in special charges representing the impact of stay pay for non-manufacturing personnel of Intermedics.

     In the third quarter of 1998, Guidant recorded purchased research and development expense of $90 million related to the acquisition of InControl, Inc.

  ** In addition to the items noted previously, during the third quarter of 1999, Guidant recorded a net loss of $0.8 million in other expenses representing a one-time gain on an equity investment and loss on sale of the general surgery product line. A $29.5 million increase to reported income tax was also made to exclude a special credit for a change in the tax code relative to net operating loss carryforwards, an adjustment related to the tax impact of the Guidant Foundation contribution, and a further refinement of the tax provision relative to Intermedics acquisition accounting. The effect of these special items is not included in adjusted net income.

     In the third quarter of 1998, Guidant recorded a $200 million charge related to a litigation settlement with Intermedics.

  *** In addition to the third quarter charges, Guidant recorded special charges in cost of products sold and operating expenses for the first half of 1999 totaling $70.3 million related to the acquisition of Intermedics. Also recognized in the first half of 1999 was a one-time gain on an equity investment of $14.4 million in other expenses, net.

     In the first half of 1998, Guidant recognized a pre-tax charge of $60 million related to a technology license and litigation settlement with C.R. Bard, Inc., in other expenses, and purchased research and development expense of $28.7 million related to the acquisition of NeoCardia, LLC, which impacted income from operations.

CTS

  For the third quarter of 1999, CTS reported net sales of $8.1 million, an 84% increase over 1998 third quarter net sales of $4.4 million. Also for the third quarter of 1999, CTS reported a net loss of $1.8 million, or $0.13 per share on
14.5 million weighted average shares outstanding, compared to a net loss of $4.9 million, or a net loss per share of $0.35 on 14.0 million weighted average shares outstanding, for the third quarter of 1998.

  For the first nine months of 1999, CTS reported net sales of $21.8 million, a 96% increase over net sales of $11.1 million reported for the first nine months of 1998. Net loss for the nine month period was $7.8 million, or $0.54 per share on 14.4 million weighted average shares outstanding, versus a net loss of $16.5 million, or $1.19 per share on 13.9 million weighted average shares outstanding, in the prior year period.

  As of October 1, 1999, CTS had cash, cash equivalents and available-for-sale securities of approximately $27.8 million.

                                 RISK FACTORS

  CTS's stockholders should consider the following matters in deciding whether to vote in favor of the merger agreement and the merger. Stockholders should consider these matters in conjunction with the other information included or incorporated by reference in this document.

Guidant and CTS May Not Be Able to Keep Pace with the Rapid Technological Changes in the Medical Devices Industry

  The medical device market is characterized by extensive research and development, and rapid technological change. Development by other companies of new or improved products, processes or technologies may make Guidant's and CTS's products or proposed products obsolete or less competitive. Both Guidant and CTS will be required to devote continued efforts and financial resources to bring their development products to market, enhance their existing products, and develop new products for the medical marketplace. If Guidant or CTS fail to develop new products and enhance existing products, there could be a material adverse effect on their financial condition and results of operation.

The Regulatory Review Process For Guidant's and CTS's Products Could Be Long and Costly and May Not Ultimately Result in Approval

  Both Guidant's and CTS's products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the Food and Drug Administration pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries, and by other regulatory agencies and governing bodies. Under the FDC Act, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States. In addition, most major markets for medical devices outside the United States require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining marketing clearance from the FDA for new products, or with respect to enhancements or modifications to existing products could:

  .  take a significant period of time,

  .  require the expenditure of substantial resources,

  .  involve rigorous pre-clinical and clinical testing,

  .  require changes to the products, and

  .  result in limitations on the indicated uses of the product.

  Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. There can be no assurance that Guidant or CTS will receive the required clearance from the FDA for new products or modifications to existing products on a timely basis. Later discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on both Guidant's and CTS's businesses. The failure to receive the clearance on a timely basis or the withdrawal of product approval by the FDA could have a material adverse effect on the financial condition and results of operations of Guidant and CTS.

Guidant and CTS May Not Meet Applicable Regulatory Quality Standards

  FDA regulations require manufacturers of medical devices to adhere to certain Quality Systems Regulations, which include testing, quality control, and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. The failure of either Guidant or CTS and the failure of their manufacturers to adhere to Quality Systems Regulations could delay production of their products, which could in turn have a material adverse effect on their financial position and results of operations.

Guidant's and CTS's Protection of Their Intellectual Property May Not Be Sufficient

  Both Guidant's and CTS's ability to compete effectively with other companies is materially dependent upon the proprietary nature of their technologies. Both Guidant and CTS pursue a policy of generally obtaining patent protection in both the United States and abroad for patentable subject matter in their proprietary devices. Currently, Guidant and CTS each own numerous United States and foreign patents and have numerous patent applications pending. Each company also has license rights to certain patents held by third parties. Neither Guidant nor CTS can assure you that any pending or future patent applications will result in issued patents, that any current or future patents issued to or licensed by either will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to either company. The invalidation of key patents or proprietary rights owned by either Guidant or CTS could have a material adverse effect on its financial position and results of operations.

Future Patent Litigation Could Be Costly and Disruptive to Guidant and CTS

  Companies that obtain patents for products or processes that are necessary for or useful to the development of both Guidant's and CTS's products may bring legal actions against the companies claiming infringement. In recent years, it has been common for companies in the medical device field to aggressively challenge the rights of other companies to prevent the marketing of new devices. Regardless of the outcome, any future litigation may cost either Guidant or CTS a substantial amount of money and may cause a significant diversion of its technical and management personnel's efforts. Neither Guidant nor CTS can assure you that they will have the financial resources necessary to enforce any patent rights they may hold. In the event either Guidant's or CTS's right to market any of its products were to be successfully challenged, their financial position and results of operations could be materially adversely affected.

Any Adverse Outcome in Pending or Threatened Litigation Could Have a Material Adverse Effect on Guidant and CTS

  Guidant is currently subject to claims of, and legal actions alleging, infringement by Guidant of the patent rights of others.

  With respect to CTS, Heartport, Inc. (formerly Stanford Surgical Technologies, Inc.), the former employer of CTS's founder and Chief Technical Officer, Charles S. Taylor, has alleged in certain correspondence in late 1995 and again in September 1997 that Mr. Taylor and CTS may have misappropriated trade secrets of the former employer and breached confidentiality obligations to the former employer. The former employer has also claimed in such correspondence an ownership interest in certain developments and products of CTS. CTS has agreed to provide for the defense of Mr. Taylor in the event that litigation is commenced.

  In the event of an adverse outcome with respect to one or more of these claims or actions or any future claims or actions, Guidant or CTS may be subject to significant liabilities to third parties, required to seek licenses from third parties or prevented from manufacturing, selling or using certain of its products. Neither Guidant nor CTS can assure you that they will be able to obtain licenses on commercially reasonable terms.

Legal Action May Be Required in the Future to Enforce Proprietary Technology and Trade Secrets

  Both Guidant and CTS also rely on proprietary technology and trade secrets that they seek to protect, in part, through confidentiality agreements with certain employees, consultants and other parties. Either Guidant or CTS may have to take legal action in the future to protect its trade secrets or know-how or to defend them against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any legal action of that type could be costly and time consuming to Guidant and CTS, and Guidant and CTS cannot assure you that any lawsuit will be successful. If any of the lawsuits were not successful, there could be a material adverse effect on Guidant's and CTS's financial position and results of operations.

Guidant and CTS May Be Subject to Product Liability

  Guidant's and CTS's business exposes the companies to potential product liability risks, which are inherent in the design, manufacture and marketing of medical devices. Both Guidant's and CTS's products are often used in intensive care settings with seriously ill patients. In addition, many of the medical devices manufactured and sold by Guidant are designed to be implanted in the human body for long periods of time. Any of the following could result in an unsafe condition or injury to, or death of, the patient:

  .  component failures,

  .  manufacturing flaws,

  .  design defects, or

  . inadequate disclosure of product-related risks or product-related information with respect to these or other products manufactured or sold by Guidant or CTS.

These could result in product liability claims, a recall of one or more of Guidant's or CTS's products, or a safety alert relating to one or more of Guidant's or CTS's products. Neither Guidant nor CTS can assure you that their current product liability insurance will be adequate or that they will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on both Guidant's and CTS's business and reputation, and their ability to attract and retain customers for their products.

The Loss of Any of Guidant's or CTS's Single Source Suppliers Could Have a Material Adverse Effect on Guidant and CTS

  Both Guidant and CTS purchase certain supplies used in their manufacturing processes from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. Agreements with certain suppliers are terminable by either party upon short notice. The establishment of additional or replacement suppliers for certain components or materials may not be able to be accomplished quickly. This is largely due to the FDA approval system and the complex nature of manufacturing processes employed by many suppliers. If a single source supplier reduces or interrupts the supply of materials or components used in the manufacturing of either Guidant's or CTS's products or increases the price of those materials or components, there could be a material adverse effect on Guidant's and CTS's financial position and results of operations.

Hospitals May Use Products or Therapies with a Lower Cost than Guidant's or CTS's Products

  Both Guidant's and CTS's products are purchased principally by hospitals or physicians. Hospitals typically bill various third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the health care services provided to their patients. Third-party payors are increasingly negotiating the prices charged for medical products and services. If hospitals respond to such pressures by substituting lower cost products or other therapies for Guidant's or CTS's products, both Guidant and CTS could be materially adversely affected.

Payment Practices of Third Party Payors Could Have a Material Adverse Effect on Guidant and CTS

  The ability of customers to obtain appropriate reimbursement for their products and services from government and third-party payors is critical to the success of all medical device companies around the world. Moreover, third-party payors may deny reimbursement if it is determined that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental, or for other reasons. Several foreign governments (most notably Germany and Spain) have attempted to dramatically reshape reimbursement policies affecting medical devices. Further restrictions on reimbursement of both Guidant's and CTS's customers would have an impact on the products, including clinical products, purchased by customers and the prices they are willing to pay.

Health Care Policy Reforms May Have a Material Adverse Effect on Guidant and
CTS

  The cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Certain reform proposals or other policy changes, if adopted, could impose limitations on the prices both Guidant and CTS will be able to charge in the United States for their products, or the amounts of reimbursement available for their products from governmental agencies or third-party payors. Those limitations could have a material adverse effect on Guidant's and CTS's financial position and results of operations.

Stock Prices are Volatile

  In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology and health care companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations have in the past and may in the future adversely affect the market price of Guidant's common stock received by CTS stockholders in the merger.

The Value of the Consideration You Receive in the Merger Depends on the Price of Guidant Common Stock

  Fluctuations in the price of Guidant's common stock could affect the value of the consideration you receive in the merger. Under the terms of the merger agreement, the shares of CTS common stock will be converted into the right to receive shares of Guidant common stock having a value of $19.50 per share, subject to certain adjustment provisions. The number of Guidant shares exchanged for CTS shares depends upon the value of the Guidant shares. See "Principal Provisions of the Merger--Consideration to be Received In the Merger". There can be no assurance that the market price of Guidant common stock on and after the effective time of the merger will not be higher or lower than the applicable average price used in determining the number of shares of Guidant common stock you receive or the price as of any other date. CTS stockholders should obtain and consider recent trading prices of Guidant common stock in determining whether to vote in favor of the merger agreement and the consummation of the merger.

Failure to Successfully Integrate the Operations of CTS into Guidant Could Have a Material Adverse Effect on Guidant

  Guidant and CTS expect that the merger will result in operating and strategic benefits. The anticipated benefits of the merger may not be achieved unless the operations of CTS are successfully combined with those of Guidant in a coordinated, timely and efficient manner, and there can be no assurance this will occur. Failure to achieve the anticipated benefits could have a material adverse effect on Guidant's financial condition and results of operations.

Integrating the Business of CTS Could Be Costly and Time Consuming

  The integration of the CTS business by Guidant will require coordination of the Guidant and CTS operations. The difficulties of coordination may be increased by the necessity of combining personnel with disparate business backgrounds and different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of CTS, which could have an adverse effect on CTS's operations.

There Is Uncertainty as to the Retention of Key CTS Personnel

  Although Guidant has expressed an intention of retaining certain key personnel of CTS, there can be no assurance that CTS will retain its key management, technical, sales and marketing personnel. Failure to retain some or all of those people could have a material adverse effect upon Guidant's financial condition and results of operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this proxy statement/prospectus (including information included or incorporated by reference in this proxy statement/prospectus) and other written and oral statements made from time to time by Guidant and CTS do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Both Guidant's and CTS's forward-looking statements generally relate to their growth strategies, financial results, product development and regulatory approval programs, and sales efforts. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. It is not possible to foresee or identify all factors affecting Guidant's and CTS's forward-looking statements and investors therefore should not consider any list of factors affecting their forward-looking statements to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions. Guidant and CTS undertake no obligation to update any forward-looking statement.

  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Guidant and CTS note that a variety of factors could cause their actual results and experience to differ materially from the anticipated results or other expectations expressed in their forward-looking statements. Although it is not possible to create a comprehensive list of all factors that may cause actual results and experience to differ materially from Guidant's and CTS's forward-looking statements, such factors include, among others, (i) trends toward managed care, health care cost containment and other changes in government and private sector initiatives, in the U.S. and other countries in which Guidant and CTS do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies; (ii) the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex and long-term contracts than in the past and potentially greater pricing pressures;
(iii) the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory approval processes, excessive manufacturing costs or infringement of patents or other intellectual property rights of others; (iv) efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals or declining sales; (v) changes in, and the enforcement of, governmental laws, regulations, policies, judicial decisions and accounting standards that may be adverse to either Guidant or CTS; (vi) increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers and leads; (vii) other legal factors including environmental concerns, patent disputes and antitrust litigation with competitors; (viii) agency or government actions or investigations affecting the industry in general or Guidant or CTS in particular; (ix) the development of new products or technologies by competitors, technological obsolescence and other changes in competitive factors; (x) risks associated with maintaining and expanding international operations; (xi) business acquisitions, dispositions, discontinuations or restructurings by Guidant; (xii) the integration of businesses acquired by Guidant; (xiii) future difficulties obtaining necessary components or materials used in Guidant's or CTS's products; (xiv) future difficulties obtaining or the inability to obtain appropriate levels of product liability insurance; (xv) competitive factors including the ability of Guidant or CTS to obtain patent rights or other intellectual property rights sufficient to keep competitors from marketing competing products, the introduction of new products or therapies by competitors or scientific or medical developments that render Guidant's or CTS's products obsolete, uneconomical or otherwise non-competitive or the acquisition of patents by competitors that prevent Guidant or CTS from selling a product or including key features in products;
(xvi) internal factors such as retention of key employees, change in business strategies and the impact of restructuring and business combinations; (xvii) the inability of certain of Guidant's or CTS's, or their suppliers' or customers', computer systems to handle dates beyond the year 1999; (xviii) the Euro conversions impact on the competitive environments in which either Guidant or CTS operate or their impact on either Guidant's or CTS's fundamental risk management philosophy; (xix) economic factors over which Guidant or CTS have no control, including changes in inflation, foreign currency rates and interest rates; and (xx) other factors over which Guidant or CTS have no control, including earthquakes (particularly in light of the fact that each has significant facilities located near major earthquake fault lines), floods, fires or explosions. Guidant and CTS note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                              THE SPECIAL MEETING

  This document is furnished in connection with the solicitation of proxies from the holders of CTS common stock by CTS's board of directors for use at the special meeting. This document and accompanying form of proxy are first being mailed to the CTS stockholders on or about October 15, 1999.

Time and Place; Purpose

  The CTS special meeting will be held at CTS's offices at 10600 North Tantau Avenue, Cupertino, California on November 15, 1999, starting at 10:00 a.m., local time. At the special meeting, the CTS stockholders will be asked to consider and vote upon the merger agreement and the merger.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the CTS special meeting, where they will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Voting Rights; Votes Required for Approval

  CTS's board of directors has fixed the close of business on October 11, 1999 as the record date for CTS stockholders entitled to notice of and to vote at the special meeting.

  Currently, the only outstanding voting securities of CTS are the shares of CTS common stock. Only holders of record of shares of CTS common stock on the CTS record date are entitled to notice of the CTS special meeting, and to vote at the special meeting. Each holder of record, as of the record date, of CTS common stock is entitled to cast one vote per share on the merger agreement proposal.

  On the record date, there were approximately 14,569,640 shares of CTS common stock outstanding and entitled to vote at the special meeting, held by approximately 243 shareholders of record.

  The favorable vote of a majority of all outstanding shares of CTS common stock outstanding on the record date is required to approve the merger agreement.

  On the record date, the directors and executive officers of CTS and their affiliates beneficially owned and were entitled to vote 2,221,623 shares of CTS common stock, or approximately 15.25% of the shares of CTS common stock outstanding on the record date. Richard M. Ferrarri, President, Chief Executive Officer and a director of CTS, and Charles S. Taylor, Vice President, Chief Technical Officer and a director of CTS, entered into a support agreement which is described in more detail under the heading "Support Agreement" below.

Voting of Proxies

  All shares of CTS common stock represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated on a properly executed returned proxy, these proxies will be voted FOR the approval of the merger agreement.

  If a proposal to adjourn the CTS special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the merger agreement, in favor of the adjournment proposal. CTS is not aware of any matters expected to be presented at its meeting other than as described in its notice of special meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

    1. filing, including by telecopy, with the Secretary of CTS, before taking the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

    2. attending the relevant meeting and voting in person.

  In order to vote in person at the CTS special meeting, CTS stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the applicable meeting as follows:

      CardioThoracic Systems, Inc.
      10600 North Tantau Avenue
      Cupertino, California 95014
      Telecopy: (408) 342-1711
      Attention: Secretary

  CTS stockholders who require assistance in changing or revoking a proxy should contact Steven M. Van Dick or Enrique Negron at the addresses or phone numbers provided in this document under the caption "Questions and Answers About the Merger--Who Can Help Answer Your Questions".

  Abstentions may be specified on the merger agreement proposal. Since the favorable vote of holders of a majority of the outstanding shares of CTS common stock on the merger agreement proposal is required to approve this proposal, a proxy marked "ABSTAIN" with respect to this proposal will have the effect of a vote against this proposal. In addition, the failure of a CTS stockholder in connection with the merger agreement proposal to return a proxy will have the effect of a vote against the merger agreement proposal.

  Under Nasdaq National Market rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq National Market rules, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the merger agreement proposal and, thus, absent specific instructions from the beneficial owner of these shares, brokers are not empowered to vote these shares with respect to the approval and adoption of the proposal. Since the affirmative votes described above are required for approval of the merger agreement proposal, a non-vote by a broker who has not received specific voting instructions with respect to this proposal will have the effect of a vote against the proposal.

  The cost of solicitation of proxies will be paid by CTS. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners and CTS will, upon request, reimburse these brokerage houses and custodians for their reasonable expenses in so doing. CTS has signed a letter of agreement with Beacon Hill Partners, Inc. which provides that Beacon Hill Partners will disseminate broker search cards, distribute proxy materials in preparation for the special meeting and assist in the proxy solicitation process. CTS estimates that Beacon Hills Partners' fee for these services will be approximately $10,000, plus reimbursement for expenses incidental to the solicitation. The letter agreement with Beacon Hill Partners contains customary indemnification and confidentiality provisions. To the extent necessary in order to ensure sufficient representation at its meeting, CTS may request by telephone or telecopy the return of proxy cards. To the extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

  CTS stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of CTS common stock will be mailed by Guidant to former CTS stockholders as soon as practicable after the consummation of the merger.

Board Recommendation

  The CTS board unanimously recommends that stockholders vote FOR approval and adoption of the merger agreement.

                                  THE MERGER

Background of the Merger

  Prior to January 1999, CTS held discussions concerning various potential business relationships with a number of medical device companies. These conversations were conducted at a variety of industry meetings, were general in nature and did not lead to any specific proposals for either an acquisition of CTS or other strategic relationship.

  In January 1999, as part of its strategy of creating a diversified business with products for a variety of minimally invasive coronary procedures, CTS acquired a patent in the field of minimally invasive vessel harvesting. From January 1999 to April 1999, CTS contacted key competitors in the field of minimally invasive vein harvesting, including Guidant, for the purpose of discussing with those competitors the possibility of CTS's sublicensing the rights to the harvesting patent. Some of the discussions expanded to include the potential acquisition of CTS, which would give the acquiror access to CTS's minimally invasive cardiac surgery technology, in addition to providing access to the harvesting patent.

  On March 23, 1999, at a regularly scheduled meeting, the CTS board of directors discussed CTS's strategy regarding its saphenous vein harvesting technology and the interest of certain parties in acquiring rights to the harvesting patent. The CTS board of directors directed management to pursue a sublicensing arrangement with one of the parties, Party A, under which Party A would be required to license to CTS any of Party A's current and future intellectual property in the field of minimally invasive beating heart bypass surgery in exchange for a sublicense to the harvesting patent. However, CTS and Party A did not reach an agreement with regard to that arrangement.

  On April 23, 1999, Guidant informed CTS that it was interested in discussing the potential acquisition of CTS by Guidant and in obtaining a temporary, royalty-free sublicense under the harvesting patent for use during the course of such discussions. On April 28, 1999 CTS and Guidant met to review the terms of this arrangement and to discuss the due diligence process that would be necessary to proceed to an agreement for Guidant to acquire CTS. Also on April 28, 1999, CTS informed Party A that CTS would be interested in discussing a potential acquisition of CTS by Party A.

  On May 4, 1999, at a regularly scheduled meeting, the CTS board of directors discussed the patent licensing negotiations, as well as the interest of Guidant and Party A in a potential acquisition of CTS. At the May 4, 1999 meeting, the board also approved the engagement of U.S. Bancorp Piper Jaffray as CTS's financial advisor with respect to merger discussions.

  On May 5, 1999, CTS and U.S. Bancorp Piper Jaffray met to review various companies in the cardiovascular device market and to identify other potential acquirors of CTS. CTS then directed U.S. Bancorp Piper Jaffray to contact Party B and Party C regarding a potential acquisition of CTS.

  On May 11, 1999, CTS and Guidant entered into a confidentiality agreement and a letter agreement that defined a due diligence process intended to lead to Guidant's submission by July 2, 1999 of a non-binding indication of interest to acquire CTS and that provided that Guidant and CTS would negotiate in good faith until August 1, 1999 concerning the acquisition of CTS. The letter agreement included a temporary, royalty-free sublicense under the harvesting patent. See "Certain Transactions".

  From May 18 through May 26, 1999, CTS and U.S. Bancorp Piper Jaffray met with Guidant and J.P. Morgan, Guidant's financial advisors, on several occasions to discuss CTS's intellectual property portfolio, regulatory matters, sales and marketing, research and development, and finance. These due diligence meetings were intended to assist Guidant in its preparation of a non-binding indication of interest to acquire CTS by the July 2 deadline.

  On May 20, 1999, CTS and U.S. Bancorp Piper Jaffray met with Party A to discuss a potential acquisition of CTS by Party A. On May 24, 1999, CTS and Party A entered into a confidentiality agreement and a letter agreement that defined a due diligence process intended to lead to Party A's submission by August 3, 1999 of a non-binding indication of interest to acquire CTS. The letter agreement included a temporary, royalty-free sublicense under the harvesting patent.

  On May 21, 1999, in response to inquiries by Party D and under a confidentiality agreement previously executed by CTS and Party D, CTS and Party D met to review the cardiac surgery market, CTS's sales and marketing and product development activities and the possibility of an acquisition of CTS by Party D.

  On May 26, 1999, CTS and Party B entered into a confidentiality agreement. On May 27 and 28, 1999, CTS met separately with Party A and Party B to provide further due diligence information to those parties.

  During the week of May 31, 1999, Party C and Party D each communicated to U.S. Bancorp Piper Jaffray that they were not interested in pursuing an acquisition of CTS.

  On June 7, 1999, at CTS's instruction, U.S. Bancorp Piper Jaffray communicated to each of Guidant, Party A and Party B that CTS wished to receive their non-binding indications of interest on July 14, 1999, in order to coordinate the submission of the indications of interest from all parties.

  From June 7 through July 12, 1999 CTS met separately with Guidant and Party B on several occasions, both in person and by telephone, to provide additional due diligence information to those parties.

  On July 12, 1999, Party A told U.S. Bancorp Piper Jaffray that it was not Party A's intention to submit a non-binding indication of interest by July 14, but rather by August 3, in accordance with the letter agreement between CTS and Party A, due in part to changes in the organizational structure of Party A.

  On July 13, 1999, CTS met with Guidant by telephone to review CTS's advanced research and development activities.

  On July 14, 1999, Guidant and Party B each submitted a non-binding indication of interest to U.S. Bancorp Piper Jaffray and U.S. Bancorp Piper Jaffray reviewed the indications of interest with CTS.

  On July 15, 1999, the CTS board of directors met by conference telephone to discuss the non-binding indications of interest received from Guidant and Party B. U.S. Bancorp Piper Jaffray CTS's legal counsel and CTS's executive officers were also present. The board determined that neither indication of interest represented a price per share that the CTS board of directors would be willing to accept for CTS. The CTS board of directors instructed U.S. Bancorp Piper Jaffray to inquire as to the parties' interest in increasing the value of their non-binding indications of interest to a level which would be acceptable to the CTS board of directors. The CTS board of directors also authorized management to respond to further due diligence requests from Guidant and Party B in order to give them more information with which could lead to an increase in the value of their non-binding indications of interest.

  From July 15 through July 19, 1999, U.S. Bancorp Piper Jaffray was in contact with both Guidant and Party B regarding their non-binding indications of interest. By July 20, 1999, both Guidant and Party B had submitted revised non-binding indications of interest with improved prices per share they were willing to pay for CTS.

  On July 20, 1999, at a regularly scheduled meeting, the CTS board of directors discussed the revised offers of Guidant and Party B. U.S. Bancorp Piper Jaffray CTS's legal counsel and CTS's executive officers were also present. The board determined that Party B's revised indication of interest was superior to that of Guidant. In recognition of Party B's improved non-binding indication of interest, the board determined to move forward with Party B on the condition that Party B further improve its non-binding indication of interest. After the meeting, Party B was informed of the CTS board of directors' willingness to move forward with Party B in exchange for a further improved non-binding indication of interest.

  By July 26, 1999, Party B had not submitted an improved non-binding indication of interest. On July 26, U.S. Bancorp Piper Jaffray instructed Guidant and Party B to prepare their best and final bids for submission on August 3 in conjunction with the anticipated submission of Party A's non-binding indication of interest.

  From July 26 through July 30, 1999, CTS met separately with Guidant, Party A and Party B to provide further due diligence information to those parties, in particular with respect to advanced research and development and intellectual property.

  On August 1, 1999, Guidant's Senior Management Committee held a meeting where Guidant employees presented to the Senior Management Committee an overview of CTS, including a clinical evaluation, a financial statements review, and a review of product development projects and competitive information.

  On August 3, 1999, Party B told CTS that it was unwilling to change its July 20 revised non-binding indication of interest; Party A did not submit a non-binding indication of interest; and Guidant submitted a revised non-binding indication of interest valued at $19.50 per CTS share, subject to additional due diligence by Guidant. Guidant also advised U.S. Bancorp Piper Jaffary that Guidant would require a period of approximately 30 days for this due diligence and negotiation, during which CTS would negotiate exclusively with Guidant regarding an acquisition of CTS and would not consider proposals from other parties.

  On August 4, 1999, the CTS board of directors met by conference telephone to review Party B's July 20 non-binding indication of interest and Guidant's August 3 revised non-binding indication of interest. U.S. Bancorp Piper Jaffray CTS's legal counsel and CTS's executive officers were also present. The CTS board of directors determined that the non-binding indication of interest from Guidant was superior to that of Party B and accordingly, authorized management to complete due diligence with Guidant and to negotiate a definitive merger agreement by the end of August. Legal counsel to CTS advised the CTS board of directors of their fiduciary obligations with respect to an agreement for a period of exclusive negotiation and the evaluation of a possible acquisition transaction. The CTS board of directors authorized management to enter into an agreement with Guidant for an exclusive period of negotiation ending on August 30, 1999.

  On August 6, 1999, the agreement granting Guidant an exclusive negotiation period was executed, and from August 10 through August 29, CTS met with Guidant to provide further due diligence information concerning CTS's advanced research and development, sales, marketing, finance, manufacturing, human resources and intellectual property. During this time, Guidant advised CTS that the proposed acquisition transaction would include a stock option agreement granting Guidant an option to purchase a number of shares equal to 19.9% of CTS's outstanding common stock in the event certain triggering events occurred, and a support agreement pursuant to which certain CTS directors and executive officers would agree to vote all shares of CTS common stock beneficially owned by them in favor of the merger agreement.

  On August 12, 1999, legal counsel to Guidant provided legal counsel to CTS with an initial draft of a merger agreement, a stock option agreement and a support agreement, which legal counsel to CTS revised and returned on August
18. Guidant's legal counsel provided a further revised draft of the merger agreement to CTS's legal counsel to CTS on August 24.

  On August 16, 1999, the Guidant board of directors convened to discuss the strategic benefits of an acquisition of CTS and the related financial considerations. Thereafter, the Guidant board of directors authorized the execution and delivery of the merger agreement, stock option agreement and support agreement subject to satisfactory completion of due diligence and negotiations of the terms of the transaction.

  On August 28 and August 29, 1999, CTS, Guidant, U.S. Bancorp Piper Jaffray J.P. Morgan and legal counsel to CTS and Guidant met at the offices of CTS's legal counsel to review various matters relating to the proposed transaction. During these meetings, legal counsel to CTS and Guidant continued the negotiation of the revised draft merger agreement, stock option agreement and support agreement, and U.S. Bancorp Piper Jaffray and J.P. Morgan continued the negotiation of the financial terms of the transaction.

  On August 30, 1999 the CTS board of directors met with its legal and financial advisors to review the terms of the acquisition transaction. CTS's officers were also present at the meeting. CTS's legal counsel reviewed the proposed definitive merger agreement, stock option agreement and support agreement. Representatives from U.S. Bancorp Piper Jaffray reviewed the financial terms of the transaction and the related financial analyses. U.S. Bancorp Piper Jaffray then rendered its opinion that, as of August 30, 1999, the consideration to be received in the proposed merger was fair, from a financial point of view, to the stockholders of CTS. After additional discussion, the CTS board of directors unanimously approved the merger agreement, the stock option agreement and the support agreement and unanimously resolved to recommend to the CTS stockholders to approve and adopt the merger. On the afternoon of August 30, 1999, the definitive merger agreement, the support agreement and the stock option agreement were executed by all parties and a joint public announcement of the transaction was made.

Reasons for the Merger

  Guidant's Reasons for the Merger. Guidant's board of directors has determined that the terms of the merger agreement and the merger are in the best interests of Guidant. In the course of reaching its decision to approve the merger agreement and the merger, the board consulted with Guidant's legal and financial advisors as well as with Guidant's management, and considered a number of factors, including among others its belief as to:

  . CTS's lead over comparable companies in the less invasive cardiac surgery market domestically and CTS's emerging presence internationally;

  . the strategic fit and complementary nature of CTS's products with Guidant's current business lines;

  . the growth potential in the area of less invasive cardiac surgery and related opportunities;

  . the opportunity to retain key CTS personnel, whom Guidant believes have valuable experience developing and marketing less invasive cardiac surgery products;

  . the intended treatment of the merger as a tax-free reorganization and as a pooling-of-interests transaction for accounting purposes. See "-- Accounting Treatment" and "--Material Federal Income Tax Consequences of the Merger".

  Guidant's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  . the risks that CTS may not remain competitive in the market for cardiac surgery products;

  . the fact that the development of less invasive cardiac surgery systems may be more expensive or require more time than currently anticipated; and

  . the risks of obtaining and maintaining patents and trade secret protection for significant new technologies.

  In view of the wide variety of factors, both positive and negative, considered by the board of directors of Guidant, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, the board concluded that the terms of the merger agreement and the merger are in the best interests of Guidant.

  CTS's Reasons for the Merger. The CTS board of directors considered the following material factors:

  . Analyses of the financial performance and condition and the businesses and prospects of Guidant and CTS. These analyses included a review of the recent and historic earnings and stock price performance of CTS and Guidant. The CTS board of directors also considered the detailed financial analyses, pro forma and other information with respect to Guidant and CTS presented by U.S. Bancorp Piper Jaffray as well as the CTS board of directors' own knowledge of Guidant and CTS and their respective businesses. The CTS board of directors also considered the current economic, financial and business climate.

  . The effect on CTS stockholders of CTS continuing as a stand-alone entity compared to the effect of combining with Guidant, with respect to the financial condition and prospects of the two companies on a stand-alone basis and as a combined company. In particular, the CTS board of directors considered that CTS competes in a limited number of segments of the medical device market, and that the market price of CTS common stock had experienced significant volatility.

  . The view of CTS management that the medical device industry has experienced significant consolidation as participants have sought to broaden product lines, gain market share and increase international market penetration to enable combined product offerings and capitation arrangements with managed care organizations and health care provider organizations, which are increasingly taking actions that favor health care and medical device companies offering large and cost-effective product portfolios.

  . The relatively greater financial, manufacturing, personnel, sales and distribution resources of Guidant and the likelihood that these resources would allow CTS to accelerate its long-term growth strategy, to facilitate the introduction of new products with a larger sales force, and to compete more effectively in its targeted markets.

  . The written opinion of U.S. Bancorp Piper Jaffray that, as of August 30, 1999, and based upon and subject to the various qualifications and assumptions described in their opinion, the consideration to be received in the merger was fair, from a financial point of view, to the stockholders of CTS. See "--Opinion of Financial Advisor".

  . The exchange ratio and the other terms of the merger agreement. See "Principal Provisions of the Merger Agreement--Consideration to be Received in the Merger".

  . The expectation that the merger will be a tax-free transaction to CTS and its stockholders and will be accounted for as a pooling of interests transaction. See "--Accounting Treatment" and "--Material Federal Income Tax Consequences of the Merger".

  The CTS Board of Directors also considered the following potentially negative factors in its deliberations concerning the merger:

  .  The loss of control over future operations of CTS following the merger.

  . The risk that the combined company would be unable to retain key employees.

  . The risk that the benefits sought to be achieved in the merger may not be achieved.

  . The fact that the price to earnings multiple for Guidant common stock was among the highest in the medical device industry.

  .  The other risks described under "Risk Factors".

  In view of the wide variety of factors, both positive and negative, considered by the board of directors of CTS, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, the board agreed that the merger is fair to, and in the best interests of, CTS and its stockholders.

  The board of directors of CTS unanimously recommends that CTS stockholders vote FOR approval of the merger agreement and the consummation of the merger.

Operations Following the Merger

  Following the merger, CTS will continue its operations as a wholly-owned subsidiary of Guidant. As a result of the merger, the membership of the board of directors of Guidant will remain unchanged and officers of Guidant will replace the members of the CTS board of directors. The stockholders of CTS will become stockholders of Guidant, and their rights as stockholders will be governed by Guidant's Amended and Restated Articles of Incorporation and Guidant's bylaws and the laws of the State of Indiana. See "Comparison of Stockholders' Rights".

Opinion of Financial Advisor

  Pursuant to an engagement letter dated May 10, 1999, CTS retained U.S. Bancorp Piper Jaffray to act as its financial advisor and, if requested, to render to CTS's board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by CTS stockholders in the merger.

  U.S. Bancorp Piper Jaffray delivered to the board of directors of CTS on August 30, 1999 its opinion that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by CTS stockholders in the proposed merger was fair, from a financial point of view, to those stockholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference.

  While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors of CTS, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by CTS stockholders in the proposed merger, which was determined through negotiations between CTS and Guidant. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the CTS board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by CTS stockholders in the proposed merger, does not address the value of a share of CTS common stock or Guidant common stock, does not address CTS's underlying business decision to participate in the merger and does not constitute a recommendation to any CTS stockholder as to how a stockholder should vote with respect to the merger.

  In arriving it its opinion, U.S. Bancorp Piper Jaffray reviewed:

  .  a draft of the merger agreement dated August 24, 1999;

  . publicly available financial, operating and business information related to Guidant and CTS;

  . publicly available market and securities data of Guidant, CTS and selected public companies that U.S. Bancorp Piper Jaffray considered comparable to Guidant and CTS;

  .  analyst reports relating to Guidant and CTS;

  . to the extent publicly available, financial information relating to selected transactions that U.S. Bancorp Piper Jaffray considered comparable to the proposed merger; and

  . internal financial information of CTS prepared for financial planning purposes and furnished by CTS management.

  In addition, U.S. Bancorp Piper Jaffray visited facilities of CTS and conducted discussions with members of senior management of both Guidant and CTS concerning the financial condition, current operating results and business outlook of Guidant, CTS and the combined company following the merger.

  In delivering its opinion to the board of directors of CTS, U.S. Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of the analyses contained in the materials.

  Implied Value of Consideration. Giving effect to the range of exchange ratios within the $66.00 per share upper limit and the $54.00 per share lower limit of the collar, resulting in an implied value of the Guidant common stock consideration of $19.50 per CTS share, and the number of outstanding CTS common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied equity value of the stock consideration payable in the merger for CTS common stock to be approximately $313.3 million. U.S. Bancorp Piper Jaffray also calculated the implied "company value" (equity value plus debt less cash) of CTS to be approximately $288.6 million. U.S. Bancorp Piper Jaffray also calculated that at Guidant common stock prices between $54.00 and $66.00, stockholders of CTS would be issued between 1.39% and 1.72% of Guidant common stock in the merger.

  CTS Market Analysis. U.S. Bancorp Piper Jaffray reviewed the stock trading history and published analyst earnings estimates of CTS common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

   Closing price on August 27, 1999..................................... $18.94
   30 day closing average...............................................  17.25
   60 day closing average...............................................  15.37
   90 day closing average...............................................  13.96
   52 week high trade...................................................  20.63
   52 week low trade....................................................   2.81

  U.S. Bancorp Piper Jaffray also presented a graph illustrating the relative stock price performance of CTS against the comparable group described below and a small cap medical technology index prepared by U.S. Bancorp Piper Jaffray.

  CTS Comparable Company Analysis. U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to CTS to corresponding data and ratios from eight publicly traded companies that U.S. Bancorp Piper Jaffray considered comparable to CTS. This group included Arthrocare, Biomatrix, Cyberonics, Cytyc, Gliatech, Osteotech, Resmed and Ventana Medical Systems. This group was selected from companies that are in the medical technology industry, have innovative technologies and products generating gross margins of at least 60%, have trailing twelve months revenue greater than $20 million and less than $100 million and have trailing twelve months revenue growth greater than 15%.

  This analysis produced multiples of selected valuation data as follows:

                                                        Comparable Companies
                                                      ------------------------
                                                CTS    Low  Mean  Median High
                                               ------ ----- ----- ------ -----
Company value to latest twelve months
 revenue......................................  12.4x  3.8x  6.8x  6.7x  10.1x
Company value to estimated fiscal year 1999
 revenue......................................   9.0x  3.0x  5.7x  5.3x   9.8x
Company value to estimated fiscal year 2000
 revenue......................................   6.2x  2.1x  3.8x  4.1x   5.0x
Company value to EBIT.........................     NM 14.7x 15.8x 14.9x  17.8x
Common stock value per share to latest twelve
 months net income per share..................     NM 23.1x 26.2x 25.3x  30.2x
Common stock value per share to estimated
 calendar 1999 net income per share...........     NM 22.4x 38.1x 26.9x  88.5x
Common stock value per share to estimated
 calendar 2000 net income per share........... 130.0x 15.1x 23.6x 21.7x  33.8x

  Comparable Transaction Analysis. U.S. Bancorp Piper Jaffray reviewed merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, press reports, databases and other sources and by applying the following criteria:

  . transactions that were announced or completed between January 1, 1995 and August 27, 1999;

  . transactions in which the acquiring company purchased 50% or more of the target company; and

  . transactions in which the target company operates in the medical technology industry.

  U.S. Bancorp Piper Jaffray further examined the 98 medical technology industry transactions by separately reviewing 26 transactions related to the cardiovascular market and ten transactions involving certain medical technology companies with high growth, high margin products with leading positions, intellectual property or other assets establishing franchise value.

  U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for CTS derived from the implied value payable in the merger.

                         MEDICAL TECHNOLOGY COMPANIES

                                                      Comparable Transactions
                                                     -------------------------
                                                CTS   Low  Mean  Median  High
                                               ----- ----- ----- ------ ------
Company value to latest twelve months
 revenue...................................... 12.4x  0.8x  3.8x  2.5x   15.0x
Company value to latest twelve months EBIT....    NM  8.6x 22.1x 18.8x   74.9x
Equity value to latest twelve months net
 income.......................................    NM 13.7x 37.8x 30.3x  131.1x

                           CARDIOVASCULAR COMPANIES

                                                      Comparable Transactions
                                                     -------------------------
                                                CTS   Low  Mean  Median  High
                                               ----- ----- ----- ------ ------
Company value to latest twelve months
 revenue...................................... 12.4x  1.5x  5.2x  3.6x   15.0x
Company value to latest twelve months EBIT....    NM 16.2x 32.2x 32.2x   74.9x
Equity value to latest twelve months net
 income.......................................    NM 22.8x 56.4x 49.5x  131.1x

                          FRANCHISE MEDICAL COMPANIES

                                                      Comparable Transactions
                                                     -------------------------
                                                CTS   Low  Mean  Median  High
                                               ----- ----- ----- ------ ------
Company value to latest twelve months
 revenue...................................... 12.4x  6.4x  9.8x  8.8x   15.0x
Company value to latest twelve months EBIT....    NM 16.6x 41.1x 45.9x   64.0x
Equity value to latest twelve months net
 income.......................................    NM 22.8x 65.9x 69.4x  126.1x

  Premiums Paid Analysis. U.S. Bancorp Piper Jaffray reviewed publicly available information for two groups of selected completed acquisition transactions: medical technology companies generally and franchise medical technology companies more specifically.

  The table below shows a comparison of the premiums paid in these transactions to the premium that would be paid to CTS stockholders based on the implied value payable in the merger. The premium calculations for CTS stock are based upon an assumed announcement date of August 27, 1999.

                         MEDICAL TECHNOLOGY COMPANIES

                                                Implied Premium (Discount)
                                               --------------------------------
                                                     Comparable Transactions
                                                     --------------------------
                                               CTS    Low    Mean  Median High
                                               ----  ------  ----  ------ -----
One week before announcement..................  1.3% (11.8%) 34.4%  28.0% 150.9%
Four weeks before announcement................  9.9%  (9.3%) 44.9%  39.2% 130.0%
Eight weeks before announcement............... 38.7%  (0.3%) 54.4%  50.0% 190.6%

                          FRANCHISE MEDICAL COMPANIES

                                                  Implied Premium (Discount)
                                                  -----------------------------
                                                             Comparable
                                                            Transactions
                                                        -----------------------
                                                  CTS   Low   Mean  Median High
                                                  ----  ----  ----  ------ ----
One week before announcement.....................  1.3%  4.3% 31.7%  25.8% 71.1%
Four weeks before announcement...................  9.9% 22.7% 42.5%  31.7% 75.6%
Eight weeks before announcement.................. 38.7% 23.8% 46.3%  41.1% 80.3%

  Pro Forma Contribution Analysis. U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of CTS and Guidant to revenue, operating income and pre-tax income of the combined company for the years ending December 31, 1999, 2000 and 2001 based on internal financial planning data of CTS furnished by CTS management and analyst estimates for Guidant. The analysis indicated that during these periods CTS would contribute to the combined entity revenues ranging from 1.42% to 4.24%, operating income ranging from 0% to 2.33% and pre-tax income ranging from 0% to 2.81%. CTS stockholders will receive approximately 1.54% of the shares of the combined company.

  CTS Discounted Cash Flow Analysis. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for CTS in which it calculated the present value of the projected future cash flows of CTS using internal financial planning data prepared by CTS management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for CTS based on the net present value of its implied annual cash flows and a terminal value for CTS in 2003 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 35% and a range of terminal value multiples of 12x to 14x of forecasted 2003 operating income. This analysis yielded the following results:

   Per Share Equity Value of Company
   ---------------------------------
   Low.......................................................... $      12.93
   Mid..........................................................        15.79
   High.........................................................        19.44
   Aggregate Equity Value of Company
   ---------------------------------
   Low.......................................................... $203,784,000
   Mid..........................................................  251,362,000
   High.........................................................  312,327,000

  Analysis of Guidant Common Stock. U.S. Bancorp Piper Jaffray reviewed general background information concerning Guidant, including publicly available analyst estimates and ratings of Guidant common stock, recent financial and operating results and outlook, the price performance of Guidant common stock over the previous twelve months relative to the S&P 500 and to a comparable company group, and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Guidant common stock at the dates and for the periods indicated below.

   Closing price on August 27, 1999..................................... $59.50
   30 day closing average...............................................  59.34
   60 day closing average...............................................  55.26
   90 day closing average...............................................  54.78
   52 week high trade...................................................  69.88
   52 week low trade....................................................  29.75

  In addition, U.S. Bancorp Piper Jaffray compared selected financial data and ratios for Guidant to the corresponding data and ratios for a comparable company group comprised of C.R. Bard, Baxter, Boston Scientific, Medtronic and St. Jude Medical. The stock price used in the calculations was Guidant closing price of $59.50 on August 27, 1999.

  This analysis produced multiples of selected valuation data as follows:

                                           Guidant  Comparable Companies
                                           ------- --------------------------
                                                   Low   Mean   Median  High
                                                   ----  -----  ------  -----
Stock price as a % of 52 week high........   85.2% 76.8%  83.9%  83.5%   91.4%
Company value to [latest twelve months]
 revenue..................................    8.9x  2.4x   5.0x   3.4x   10.3x
Company value to [latest twelve months]
 EBIT.....................................   34.6x 16.7x  26.8x  22.9x   53.2x
Common stock value per share to latest
 twelve months net income per share.......   48.4x 28.5x  51.1x  42.2x   90.9x
Common stock value per share to estimated
 calendar 1999 net income per share.......   43.8x 20.8x  28.7x  23.9x   42.6x
Common stock value per share to estimated
 calendar 2000 net income per share.......   36.5x 17.9x  23.8x  21.2x   35.2x
'98 - '99 P/E to Growth Ratio.............  306.3% 67.3% 135.3% 104.2%  223.7%
'99 - '00 P/E to Growth Ratio.............  183.9% 86.3% 128.7% 111.8%  168.7%

  In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors of CTS, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

  The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to CTS, Guidant or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which CTS and Guidant were compared and other factors that could affect the public trading value of the companies.

  For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by CTS and Guidant or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of CTS and Guidant that the information provided to it by CTS and Guidant was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

  For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a reorganization for federal income tax purposes and will be treated as a pooling of interests for accounting purposes. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to CTS and its stockholders.

  In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of CTS or Guidant, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed CTS as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of CTS or Guidant common stock have traded or at which the shares of CTS or Guidant may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

  U.S. Bancorp Piper Jaffray as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The board of directors of CTS selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the medical technology industry in general and with CTS in particular. U.S. Bancorp Piper Jaffray maintains a market in the common stock of CTS. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of CTS or Guidant for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities. U.S. Bancorp Piper Jaffray has provided investment banking services to CTS in the past for which it received customary fees.

  Under the terms of the engagement letter dated May 10, 1999, CTS has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 1.5% of the aggregate consideration paid to CTS stockholders in connection with the merger for its financial advisory services, subject to a minimum fee of $500,000. CTS has agreed to pay U.S. Bancorp Piper Jaffray $250,000 for rendering its opinion, which will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that CTS would be unlikely to consummate the merger unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the transaction is consummated, CTS has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by CTS's board of directors.

Interests of Certain Persons in the Merger

  In considering the recommendation of CTS's board of directors with respect to the merger proposal, CTS stockholders should be aware that the directors and executive officers of CTS may be deemed to have interests in the merger that are in addition to their interests as CTS stockholders generally. CTS's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

  Employment Agreements. Jeffrey G. Gold, CTS's Executive Vice President and Chief Operating Officer, has an employment agreement with CTS that provides, in connection with the merger, for forgiveness of all outstanding indebtedness to CTS and for full vesting of all options granted upon the commencement of his employment with CTS. Mr. Gold was granted options to purchase 120,000 shares of CTS common stock upon the commencement of his employment; as of October 11, 1999, 45,001 of these options were unvested. As of October 11, 1999, Mr. Gold had no outstanding indebtedness to CTS.

  Richard A. Lotti, CTS's Vice President, Business Development, has an employment agreement with CTS that provides for full vesting of all of Mr. Lotti's outstanding options in connection with the merger. As of October 11, 1999, Mr. Lotti held options to purchase 135,000 shares of CTS common stock, 84,584 of which were unvested. In addition, if Mr. Lotti's position is involuntarily terminated after the closing of the merger, the outstanding principal balance and interest on a loan made by CTS to Mr. Lotti in connection with the commencement of his employment with CTS will be forgiven. As of October 11, 1999, the outstanding principal balance of the loan was $60,000. The loan bears interest at a rate of 5.77% per year. In addition, if Mr. Lotti's employment is involuntarily terminated other than for cause, he will be entitled to receive six months of base salary.

  Charles S. Taylor, CTS's Vice President and Chief Technical Officer, has an employment agreement with CTS that provides for base salary continuation for three months following the termination of Mr. Taylor's employment without cause or pursuant to a mutual agreement for separation from CTS.

  Steven M. Van Dick, CTS's Vice President of Finance and Administration and Chief Financial Officer, has an employment agreement with CTS that provides for full vesting of all of Mr. Van Dick's outstanding options in connection with the merger. As of October 11, 1999, Mr. Van Dick held options to purchase 245,000 shares of CTS common stock, 78,125 of which were unvested. In addition, if Mr. Van Dick's employment is terminated (other than for cause) within 12 months of the closing of the merger, he will be entitled to receive 12 months severance pay, vacation pay equal to the amount of compensation for accrued but unused vacation time, and life, medical, dental, accident and disability insurance and other similar benefits provided to key CTS executives for 12 months following the termination.

  Guidant has not entered into an employment agreement with any of the executive officers of CTS. However, Guidant has discussed the terms of employment it proposes to offer to each of the executive officers of CTS. In each case Guidant has offered to continue the CTS executive officer at the same salary that he is earning currently at CTS. Each of the CTS executive officers would be eligible for an annual cash bonus pursuant to the existing terms of CTS's officer bonus plan. Certain of the CTS executive officers have been informed that they would be offered an option to purchase shares of Guidant common stock after the merger is consummated, subject to vesting and other conditions.

  Stock Option Plans. As of October 11, 1999, directors and executive officers of CTS owned (1) 2,221,623 shares of CTS common stock for which they will receive the same consideration as other CTS stockholders and (2) unexercised options to purchase 484,456 shares of CTS common stock. For a description of how stock options will be treated in the merger, see "Principal Provisions of the Merger Agreement--Consideration to be Received in the Merger".

  Employee Stock Purchase Plan. Of the executive officers of CTS, Michael J. Billig, Jeffrey G. Gold, Richard A. Lotti and Steven M. Van Dick contribute through payroll deduction to the CTS Employee Stock Purchase Plan and will purchase shares of CTS common stock pursuant to the Employee Stock Purchase Plan immediately prior to the Effective Time. Purchasers of shares of CTS common stock pursuant to the Employee Stock Purchase Plan will receive the same consideration as other CTS stockholders. For a description of how common stock purchased pursuant to the Employee Stock Purchase Plan will be treated in the merger, see "Principal Provisions of the Merger Agreement--Covenants-- Employee Stock Purchase Plan".

  Indemnification and Insurance. Under the merger agreement, Guidant has agreed that the indemnification obligations set forth in CTS's charter and by-laws shall survive the merger and shall not be adversely amended for six years after the effective time. Guidant will indemnify present or former directors or officers of CTS or its subsidiaries for all acts or omissions occurring prior to the effective time of the merger to the fullest extent permitted under applicable law. Prior to the effective time of the merger, CTS will purchase a six-year "runoff" addition to its existing directors' and officers' liability insurance policy, for a premium not to exceed $700,000, unless: (1) Guidant's directors' and officers' liability insurance policy provides coverage no less favorable to the CTS directors and officers than the coverage that would be provided by the runoff policy and (2) Guidant causes its directors' and officers' liability insurance policy, to cover all persons who would be covered by the runoff policy. If CTS does not purchase the runoff policy, then for six years following the effective time of the merger Guidant has agreed not to reduce the coverage provided by its directors' and officers' liability insurance policy to any person who would have been covered by the runoff policy.

  CTS has entered into indemnification agreements with its officers and directors. These agreements require CTS, among other things, to indemnify its directors and officers against certain civil and criminal liabilities that arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith). The agreements also require CTS to advance the directors and officers legal expenses incurred as a result of any proceeding against them as to which they could be indemnified. Guidant has agreed to continue such indemnification rights following consummation of the merger.

Accounting Treatment

  The merger is expected to be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued thereto, and the pronouncements of the Securities and Exchange Commission. Under the pooling of interests method of accounting, the recorded assets and liabilities of Guidant and CTS will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of CTS and Guidant for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. It is a condition to the consummation of the merger that Guidant receive a letter from its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with Guidant management's conclusion that the merger will qualify as a transaction to be accounted for as a pooling of interests.

Material Federal Income Tax Consequences

  Dewey Ballantine LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation have provided opinions to Guidant and CTS, respectively, regarding the material federal income tax consequences of the merger. These opinions have been filed with the SEC as exhibits to the registration statement related to this proxy statement/prospectus. The opinions rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in accordance with the proxy statement/prospectus and the merger agreement. The opinions also rely on representations and covenants, including those contained in the officer's certificates of Guidant and CTS. If any of these assumptions, representations or covenants are inaccurate, the conclusions contained in the opinions could be affected.

  The material federal income tax consequences of the merger as set forth in the opinions described above are as follows:

  .  The merger will constitute a "reorganization" within the meaning of
     Section 368(a) of the Internal Revenue Code.

  . CTS stockholders will not recognize any gain or loss upon the exchange of their CTS common stock solely for shares of Guidant common stock pursuant to the merger, except with respect to any cash they receive instead of a fractional share of Guidant common stock.

  . The aggregate tax basis of the shares of Guidant common stock received solely in exchange for shares of CTS common stock pursuant to the merger, including a fractional share of Guidant common stock for which cash is received, will be the same as the aggregate tax basis of the shares of CTS common stock exchanged for them.

  . The holding period for shares of Guidant common stock received in exchange for shares of CTS common stock pursuant to the merger will include the holding period of the shares of CTS common stock exchanged for them.

  . CTS stockholders who receive cash instead of a fractional share of Guidant common stock should be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Guidant in a distribution under Section 302 of the Internal Revenue Code. Accordingly, these stockholders should generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the CTS stock exchanged has been held for more than one year.

  . None of CTS, Clydesdale Acquisition Corp., a subsidiary of Guidant and the entity that will be merged with and into CTS, or Guidant will recognize any gain or loss as a result of the merger.

  The tax opinions summarized above assume that you hold your shares of CTS common stock as capital assets. Further, the tax opinions do not address all of the federal income tax consequences that may be relevant to you in light of your particular circumstances; nor do the tax opinions address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

  .  insurance companies;

  .  financial institutions;

  .  dealers in securities;

  .  traders that mark to market;

  .  tax-exempt organizations;

  . stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;

  . stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and

  . foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

  No information is provided in this document or the tax opinions summarized above with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The tax opinions summarized above are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, and IRS rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized above. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger, and the opinions of counsel as to the material federal income tax consequences summarized above will not be binding on the IRS or any court.

  The preceding summary of the tax opinions does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, CTS stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated under the Hart-Scott-Rodino Act, prohibit Guidant and CTS from consummating the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied. Guidant and CTS each filed a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antritrust Division on October 1, 1999, and the specified waiting period is expected to expire on October 31, 1999.

  At any time before or after the completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Guidant or CTS. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws. Although Guidant and CTS believe that the merger is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Both Guidant and CTS have subsidiaries in Germany and are therefore subject to the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen--GWB). The Act prohibits Guidant and CTS from completing the merger until the German Federal Cartel Office has been notified of the transaction and has cleared the transaction. Upon receipt of the notification, the Cartel Office conducts a preliminary review with a maximum duration of one month. Upon conclusion of the preliminary review, the Cartel Office may either approve the transaction or initiate an in-depth review with a maximum duration of four months if further examination is necessary to determine whether the transaction is compatible with the Act. On October 8, 1999, Guidant and CTS jointly filed a pre-merger notification with the Cartel Office, pursuant to Section 39(1) of the Act, and the specified waiting period is expected to expire on November 8, 1999. It is possible, however, that the Cartel Office might open an in-depth review to further examine the merger under the Act.

No Appraisal Rights

  CTS stockholders are not entitled to appraisal or dissenters' rights under Delaware law in connection with the merger because CTS's common stock was quoted on the Nasdaq National Market on the record date for CTS's special meeting of stockholders, and the Guidant common shares that the CTS stockholders will be entitled to receive in the merger will be listed on the New York Stock Exchange at the effective time of the merger.

Stock Transfer Restriction Agreements

  This document does not cover any resales of the Guidant common shares to be received by CTS's stockholders upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.

  All Guidant common shares received by CTS stockholders in the merger will be freely transferable, with the exception of the Guidant common shares received by persons who are deemed to be "affiliates" of CTS under the Securities Act of 1933 and the rules and regulations promulgated under that act, at the time of the CTS special meeting. These "affiliates" may only re-sell their Guidant common shares in transactions permitted by Rule 145 under the Securities Act of 1933 (or Rule 144 under the Securities Act of 1933 in the case of persons who become affiliates of Guidant) or as otherwise permitted under that act. Persons who may be deemed to be affiliates of CTS or Guidant for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, CTS or Guidant and may include officers, directors and principal stockholders of CTS or Guidant. The merger agreement requires CTS to use its reasonable best efforts to deliver or cause to be delivered to Guidant on or prior to the effective time of the merger from each of these affiliates an executed letter agreement to the effect that these persons will not offer or sell or otherwise dispose of any Guidant common shares issued to these persons in the merger in violation of the Securities Act of 1933. In addition, in order for the merger to qualify for pooling of interests accounting treatment, affiliates of CTS may not sell (subject to certain de minimis exceptions), or in any other way reduce the relative risk, within the period beginning 30 days prior to the effective time of the merger and ending at such time as Guidant has published results covering at least 30 days of combined operations of Guidant and CTS, with respect to (1) the shares of CTS common stock held prior to the effective time and (2) the shares of Guidant common stock acquired pursuant to the merger.

                          BUSINESS OF GUIDANT AND CTS

  Guidant. Guidant is a multinational company that designs, develops, manufactures and markets a broad range of innovative, high quality, therapeutic medical devices for use in cardiac rhythm management, vascular intervention, and cardiac and vascular surgery. Guidant's net sales for the year ended December 31, 1998 and for the six months ended June 30, 1999 were $1,897.0 million and $1,193.6 million, respectively.

  Guidant's cardiac rhythm management line is organized into two major product categories: tachycardia and bradycardia. The tachycardia product category includes automatic implantable cardioverter defibrillator systems, endocardial defibrillation leads, programmers and accessories used primarily in the treatment of abnormally fast arrhythmias. The bradycardia product category includes pacemaker pulse generators, endocardial pacing leads, programmers and accessories used primarily in the treatment of slow or irregular arrhythmias.

  Guidant offers its customers a wide range of vascular intervention products, including stent systems, coronary dilatation catheters, guide wires, guiding catheters, atherectomy catheters and related accessories.

  With respect to cardiac and vascular surgery, Guidant is involved in the development and marketing of innovative surgical devices and systems which alter the surgeon's approach to surgical procedures and may provide improved clinical benefit, reduced procedure time and better patient outcomes.

  Recent Developments with Respect to Guidant. On November 6, 1997, Medtronic, Inc., filed suit against Guidant's subsidiary Advanced Cardiovascular Systems, Inc. in the District Court of Minnesota, alleging that the ACS RX MULTI-LINK Coronary Stent infringes a patent owned by Medtronic. On September 16, 1999, the court issued a Markman ruling construing some of the claim terms. A trial by jury is set to commence on October 18, 1999. A jury verdict is expected in late November or early December, 1999, with a final judgment to follow. In the suit, Medtronic seeks an injunction against further manufacture and sale of the product in the U.S. and monetary damages. The damage claim presently asserted by Medtronic is for $293,715,828, and it is further alleged that damages should be trebled and attorneys fees awarded to Medtronic on the basis of its claim of willful infringement. Medtronic has recently filed a new complaint in a separate suit to add allegations of infringement of the same patent by the ACS MULTI-LINK DUET and SOLO Coronary Stents and MEGALINK Peripheral Stent. Additionally, Medtronic is seeking to amend the new complaint to include the ACS OTW MULTI-LINK Coronary Stent. In this new complaint, Medtronic also seeks injunctive relief and monetary damages.

  CTS. CTS designs, develops, manufactures and markets proprietary, disposable instruments and systems for performing minimally invasive cardiac surgery. CTS's current products are designed to enable the majority of cardiothoracic surgeons, using their existing skills coupled with CTS sponsored training, to perform minimally invasive cardiac surgery on a beating heart.

  The majority of CTS's products are disposable surgical instruments designed to facilitate minimally invasive cardiac surgery procedures. CTS's current and future products can be placed into four groups: beating heart products, stopped heart products, conduit harvesting products and ancillary products.

  CTS's net sales for the year ended January 1, 1999 and the six months ended July 2, 1999 were $16.1 million and $13.7 million, respectively.

                 PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT

General

  The merger agreement contemplates the merger of Clydesdale with and into CTS, with CTS surviving the merger as a wholly-owned subsidiary of Guidant. The merger will become effective at the effective time in accordance with the certificate of merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. The following is a description of the material terms of the merger agreement but it does not purport to be complete. Stockholders are encouraged to read the merger agreement in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Consideration to be Received in the Merger

  CTS Common Stock. At the effective time of the merger,

    1. each issued and outstanding share of CTS common stock, together with the purchase rights attached to the common stock, other than shares to be canceled pursuant to clause 2 immediately below, will be converted into the right to receive Guidant common shares having a value of $19.50 per share, subject to the adjustment provisions described below, and

    2. each share of CTS common stock, together with the purchase rights attached to the common stock, held by CTS as treasury shares or owned by Guidant or Clydesdale will be canceled and retired.

  The exchange ratio is subject to adjustment provisions, which may result in each share of CTS having a value of more or less than $19.50. If the applicable average price of Guidant common stock is at or above $66.00, each share of CTS common stock referred to in clause 1 above will be converted into the right to receive 0.2955 of a share of Guidant common stock. If the applicable average price of Guidant common stock is at or below $54.00, each share of CTS common stock referred to in clause 1 above will be converted into the right to receive 0.3611 of a share of Guidant common stock. The applicable average price of Guidant shares is the average per share closing price of Guidant shares during the 20 trading days preceding the date of the last trading day prior to the special meeting. Cash will be paid instead of any fractional Guidant common shares that would otherwise be issuable.

  CTS Stock Options. The merger agreement provides that at the effective time of the merger, each CTS option outstanding immediately prior to the effective time of the merger, regardless of the extent vested and exercisable, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the CTS stock option, the same number of Guidant common shares as the holder of the CTS option would have been entitled to receive pursuant to the merger agreement had the holder exercised the CTS option in full immediately prior to the effective time of the merger, rounded down to the nearest whole share. The option exercise price per share, rounded up to the nearest whole cent, will equal:

  . the option exercise price per share of CTS common stock otherwise purchasable pursuant to the CTS option divided by

  . the number of Guidant common shares received per CTS common share in the merger.

  Guidant has agreed, at or prior to the effective time of the merger, to reserve for issuance the number of Guidant common shares that will become subject to these substitute options. Within five days of the effective time of the merger, Guidant will file a registration statement, with respect to the Guidant common shares subject to these substitute options (except to the extent the shares have already been registered), and will use its reasonable best efforts to maintain the effectiveness of the registration statement in effect until the exercise or expiration of these substitute options.

Exchange of Shares

  Subject to the terms and conditions of the merger agreement, Guidant will deposit with First Chicago Trust Company of New York, acting as the exchange agent, certificates representing the Guidant common shares to be issued in exchange for the outstanding shares of CTS common stock and cash in an amount equal to Guidant's good faith estimate of the cash required to be paid for fractional Guidant common shares and dividends and other distributions on the Guidant common shares. Guidant may, in lieu of issuing certificates for Guidant common stock, make book entry notations pursuant to established book entry procedures of the Securities Exchange Act of 1934. Promptly after the effective time of the merger, Guidant will cause First Chicago Trust Company to send to each holder of record of shares of CTS common stock a letter of transmittal and instructions. Thereafter, holders of shares of CTS common stock may surrender their certificates to First Chicago Trust Company, together with a duly executed letter of transmittal. In exchange for their share certificates, holders will receive Guidant common share certificates representing the number of whole shares, and cash in lieu of fractional shares, as described under "--Consideration to be Received in the Merger". Holders of unexchanged shares of CTS common stock will not be entitled to receive any dividends or other distributions payable by Guidant until their certificates are surrendered. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

  CTS stockholders should not send their stock certificates until they receive a letter of transmittal.

Representations and Warranties

  The merger agreement contains customary reciprocal representations and warranties of Guidant and CTS as to, among other things,


  .  due organization and good standing;

  .  corporate authority to carry on its business;

  .  compliance with laws;

  .  corporate authority to enter into the contemplated transactions;

  .  validity of agreements;

  .  capitalization;

  . absence of conflicts with organizational documents, material agreements and laws;

  .  recent reports filed with the SEC;

  .  investigations and litigation;

  .  absence of any changes or events;

  .  ownership of stock of the other party;

  .  tax and accounting treatment of the transactions; and

  .  brokers.

  In addition, CTS has made representations and warranties regarding, among other matters,

  .  ownership of subsidiaries and other entities;

  .  intellectual property;

  . governmental approval of products being manufactured, sold or distributed;

  .  taxes and tax returns;

  .  existence and enforceability of material contracts;

  .  employee benefit plans;

  .  labor matters;

  .  environmental matters;

  . inapplicability of state takeover statutes and rights agreement to the transaction; and

  .  receipt of an opinion from a financial advisor.

  Many of these representations and warranties are qualified by the concept of "material adverse effect", that is to say, these representations and warranties are not intended to apply to facts or circumstances which would not have a material adverse effect on the business, prospects, results of operations or financial condition of the representing party and its subsidiaries. For purposes of the merger agreement, material adverse effect does not include effects caused by:

  .  changes in general economic or securities markets conditions;

  .  changes that affect any industry in which Guidant and CTS compete;

  . changes resulting from the public announcement or pendency of the merger or the transactions contemplated by the merger agreement;

  . changes resulting from the breach of specified covenants relating to the conduct of the party's business pending the effective time of the merger; or

  . with respect to CTS, changes caused by certain specified actual or potential litigation.

  None of the representations and warranties contained in the merger agreement will survive the effective time of the merger.

Covenants

  Conduct of Business Pending the Merger. Pursuant to the merger agreement, CTS has agreed that from August 30, 1999 until the effective time of the merger, except as set forth in the merger agreement, or with the prior written consent of Guidant, CTS and CTS's subsidiary will conduct their business in all material respects in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons with which each has business relationships.

  Specifically, from the date of the merger agreement until the effective time of the merger, CTS may not, nor may it permit its subsidiary to:

  .  acquire or agree to acquire any business or any other entity;

  . acquire or agree to acquire any assets, other than in the ordinary course of business and except for in-licenses of technology, the cost of which does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

  . release or relinquish or agree to release or relinquish any material contracts;

  . make any changes with respect to its capital stock or grant any options, warrants or other rights to purchase securities of CTS or its subsidiary, other than those permitted under the merger agreement;

  . take any action which prevents the merger form qualifying as a tax-free reorganization for federal income tax purposes or would prevent the merger from being accounted for as a pooling of interests;

  . make any material changes to any of its current employee benefit arrangements or grant any salary increases, other than those permitted under the merger agreement;

  . make any changes to the compensation arrangements for the sales force of CTS or its subsidiary;

  . grant any promotion to any management level employee of CTS or its subsidiary;

  .  incur any new indebtedness;

  .  change or make any tax elections or settle any tax liability;

  . declare or pay any dividend, or redeem, purchase or otherwise acquire any capital stock of CTS or its subsidiary;

  .  make any capital expenditures in excess of $1,000,000 in the aggregate;

  .  solicit or hire any employee of Guidant;

  . contact Guidant's sales representatives, customers, vendors or strategic partners concerning Guidant or the merger; or

  . make any public disclosure regarding Guidant's plan for integrating the operations of CTS with Guidant.

  In addition, CTS has agreed to give prompt notice to Guidant of (1) any of its representations or warranties made by it in the merger becoming untrue or inaccurate; (2) any adjustment to any tax relating to CTS or its subsidiary; and (3) any notice from any employee of CTS or its subsidiary of such employee's intention to terminate employment with CTS or its subsidiary.

  Guidant has agreed that from the date of the merger agreement until the effective time of the merger, except as set forth in the merger agreement, without the prior consent of CTS, Guidant will not, nor may it permit any subsidiary to:

  . take any action which would prevent the merger from qualifying as a tax-free reorganization for federal income tax purposes or would prevent the merger from being accounted for as a pooling of interests;

  .  solicit or hire any employee of CTS;

  . contact CTS's sales representatives, customers, vendors or strategic partners concerning CTS or the merger; or

  . make any public disclosure regarding its plans for integrating the operations of CTS with Guidant.

  Guidant has also agreed to give, and cause Clydesdale to give, prompt notice to CTS of any of its representations or warranties made by Guidant or Clydesdale in the merger agreement becoming untrue or inaccurate.

  No Solicitation of Transactions. CTS, its affiliates and their respective officers, directors, employees, representatives and agents have agreed to cease any existing discussions or negotiations with any person other than Guidant with respect to any transaction. A transaction involves any merger, consolidation, share exchange, business combination, sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of substantial assets of CTS, other than in the ordinary course of business. A transaction also involves a sale, pledge, issuance or other transfer or disposition of shares of capital stock of CTS or any other similar transaction involving CTS or its subsidiary.

  However, if the CTS board receives an unsolicited written proposal from any person with respect to any such transaction described above, CTS may furnish information and access to that person, and may participate in negotiations and discussions with that person, but only if:

  . the board of CTS determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the proposal is a superior proposal, as described below; and

  . that failing to furnish the requested information or access to that person, or engage in the negotiations or discussions with that person, may constitute a breach of the board's fiduciary duty.

  A superior proposal is any proposal for a transaction of the type described above which:

  . in the good faith judgment of the CTS board, after consultation with outside financial advisors, is superior to the transaction with Guidant from a financial point of view to the stockholders of CTS;

  . faces no material legal or other impediments which are more adverse, in the aggregate, to CTS than the impediments faced by CTS in relation to the transaction with Guidant; and

  .  is reasonably capable of being financed.

  The CTS board has agreed not to recommend to the CTS stockholders that the stockholders tender their shares of CTS common stock in any tender offer or exchange offer unless: (1) in the good faith judgment of the CTS board, after consultation with outside financial advisors, the tender offer is a superior proposal and (2) that failing to make the recommendation may constitute a breach of the board's fiduciary duty under applicable laws. Notwithstanding the foregoing, nothing contained in the merger agreement will prevent CTS's board of directors from complying with Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 with regard to any tender offers.

  Pursuant to the terms of the merger agreement, CTS may terminate the merger agreement if:

  . in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, the board determines that termination is required by reason of a superior proposal being made; and

  .  CTS pays Guidant a termination fee of $9.0 million.

  Employee Stock Purchase Plan. The merger agreement provides that, prior to the effective time, all outstanding purchase rights under CTS's 1998 Employee Stock Purchase Plan will be exercised upon the earlier of the applicable stock purchase date or immediately prior to the effective time. However, if the effective time is later than October 31, 1999, then a new purchase period will commence on November 1, 1999 and will end upon the earlier of April 30, 2000 or immediately prior to the effective time. Each participant in the Stock Purchase Plan will be issued shares of CTS common stock upon such exercise pursuant to the terms of the Stock Purchase Plan. Each share of CTS common stock so issued shall by virtue of the merger be converted into the right to receive Guidant common stock.

  Employee Benefits. The merger agreement provides that following the effective time of the merger, Guidant will provide benefits to CTS's employees and officers who are employed by Guidant after the effective time that are substantially identical to the benefits provided to similarly situated employees of Guidant. Guidant will grant all CTS employees credit for all service (to the same extent as service with Guidant is taken into account with respect to similarly situated employees of Guidant) with CTS prior to the effective time of the merger for (1) participation and vesting purposes, (2) for purposes of vacation accrual and (3) for purposes of severance pay and service awards after the effective time as if such service with CTS was service with Guidant. Where applicable, with respect to any medical or dental benefit plan of Guidant, Guidant will waive any pre-existing condition exclusion and actively-at-work requirements and provide that any covered expenses incurred on or before the effective time of the merger by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the effective time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Guidant.

  Indemnification and Insurance. The agreement of the parties on these matters is discussed above under the heading "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance".

  Temporary License. The agreement of the parties regarding the temporary license of certain intellectual property is discussed under the heading "Certain Transactions" below.

  Other Covenants. The merger agreement also contains certain other covenants including, among other things, covenants relating to the special meeting, public announcements, access to personnel and data, cooperation regarding certain filings with governmental and other agencies and organizations and obtaining affiliate agreements.

Conditions to the Consummation of the Merger

  Conditions to Each Party's Obligations to Effect the Merger. Each party's obligation to complete the merger is subject to the satisfaction of several conditions including:

  . Stockholder Approval. Receipt of the approval by CTS's stockholders of the merger agreement and the transactions contemplated by the merger agreement.

  . Listing or Quotation of Stock. Approval for listing on the New York Stock Exchange and Pacific Exchange, subject to official notice of issuance, of the Guidant common shares to be issued in the merger.

  . No Governmental Restraints. The absence of any order, injunction or decree, or any other governmental action, that permanently restrains, enjoins or otherwise prohibits the consummation of the merger.

  . Effectiveness of Registration Statement. The continuing effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

  . Regulatory Matters. Expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of the necessary clearance from the German Federal Cartel Office. See "The Merger-- Regulatory Matters".

  Additional Conditions to Obligations of Guidant. The obligation of Guidant and Clydesdale to complete the merger is subject to the satisfaction of each of the following additional conditions:

  . Performance of Obligations; Representations and Warranties. The performance in all material respects by CTS of all of its obligations under the merger agreement and option agreement (described below) required to be performed by it at or prior to the effective time of the merger. The performance in all material respects by the stockholders of all of their agreements under the support agreement (as described below) required to be performed by them at or prior to the effective time of the merger. The representations and warranties of CTS set forth in the merger agreement and the option agreement, and the representations and warranties of the stockholders set forth in the support agreement, being true and correct in all material respects, except representations and warranties that are qualified as to materiality being true and correct, as of the effective time of the merger, except that, if any representation or warranty speaks as of an earlier date, it shall be true and correct as of that date.

  . Tax Opinion. Guidant having received a written opinion from Dewey Ballantine LLP, its counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and as to related matters.

  . Pooling Letter. Guidant having received a letter from its independent public accountants stating they concur with Guidant's conclusion that the merger will qualify as a transaction to be accounted for as a pooling of interests.

  Additional Conditions to Obligations of CTS. The obligation of CTS to complete the merger is subject to the satisfaction of each of the following additional conditions:

  . Performance of Obligations; Representations and Warranties. The performance in all material respects by Guidant and Clydesdale of all obligations under the merger agreement required to be performed by them prior to the effective time of the merger. The representations and warranties of Guidant and Clydesdale set forth in the merger agreement being true and correct in all material respects, except representations and warranties that are qualified as to materiality being true and correct, as of the effective time of the merger, except that, if any representation or warranty speaks as of an earlier date, it shall be true and correct as of that date.

  . Tax Opinion. CTS having received a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, its counsel, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and as to related matters.

Termination

  The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the CTS stockholders:

    (a) by mutual consent of Guidant, CTS and Clydesdale;

    (b) by either Guidant or CTS, if the merger has not been completed by February 29, 2000. However, this right to terminate the merger agreement will not be available to a party whose breach of any obligation under the merger agreement has been the cause of the failure of the merger to occur on or before February 29, 2000;

    (c) by either Guidant or CTS, if a court or other governmental entity has issued an order or taken any other action prohibiting the transactions contemplated by the merger agreement. However, the party seeking to terminate the merger agreement shall have used all reasonable efforts to remove such order or prohibition;

    (d) by either Guidant or CTS if the CTS stockholders have not approved the merger agreement as required;

    (e) by CTS, if Guidant or Clydesdale has breached or failed to perform any representation, warranty, covenant or agreement which (1) has had or is reasonably likely to have a material adverse effect on Guidant or (2) would cause the conditions set forth in paragraph (a) of "--Conditions to the Consummation of the Merger--Additional Conditions to Obligations of CTS" not to be satisfied, and the breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by CTS to Guidant;

    (f) by CTS, if its board of directors has determined, in accordance with the requirements described under "--Covenants--No Solicitation of Transactions", to approve or recommend a superior proposal;

    (g) by CTS, if the applicable average price per share of Guidant common stock is less than $47.00;

    (h) by Guidant, if CTS has breached or failed to perform any representation, warranty, covenant or agreement which (1) has had or is reasonably likely to have a material adverse effect on CTS or (2) would cause the conditions set forth in paragraph (a) of "--Conditions to the Consummation of the Merger--Additional Conditions to Obligations of Guidant" not to be satisfied, and the breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Guidant to CTS; and

    (i) by Guidant, if CTS's board of directors has:

      1. withdrawn or modified in a manner adverse to Guidant its recommendation of the merger agreement, the option agreement, the support agreement or the merger, or

      2. recommended another acquisition proposal to the CTS stockholders.

Termination Fee

  If the merger agreement is terminated pursuant to paragraphs (f) or (i) under "--Termination" above, CTS will pay to Guidant a termination fee of $9.0 million in cash.

  CTS is also obligated to pay Guidant the termination fee as described above if the merger agreement is terminated pursuant to paragraph (d) under "-- Termination", and, a proposal has been made, prior to such termination, with respect to:

  .  the sale of all or substantially all of the assets of CTS,

  .  the acquisition of more than 50% of CTS's voting stock, or

  . another similar transaction involving a change of control of CTS, and, within one year after the termination,

  .  any person acquires more than 50% of CTS's voting stock, or

  .  due organization and good standing;
  .CTS enters into any agreement with respect to the type of transaction described above.

Expenses

  Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the option agreement and support agreement and the transactions contemplated by the merger agreement, the option agreement and support agreement will be paid by the party incurring such expenses, except as otherwise provided in the merger agreement. The merger agreement provides that Guidant and CTS shall each pay one-half of the filing fee in connection with filing the registration statement, of which this proxy statement/prospectus is a part, with the Securities and Exchange Commission and the expenses incurred in connection with printing and mailing this proxy statement/prospectus. The merger agreement further provides that CTS shall not incur fees, costs or other expenses, including for legal, investment banking and other advisory services (other than the fees owed by CTS to U.S. Bancorp Piper Jaffray Inc.), in excess of $750,000.

Amendment

  The merger agreement may be amended by the parties to the merger agreement, by action taken by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the stockholders of CTS, but after any such stockholder approval, no amendment will be made which by law requires the further approval of stockholders without obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

                            STOCK OPTION AGREEMENT

  In connection with the merger agreement, Guidant and CTS entered into the stock option agreement. The following is a description of the material terms of the stock option agreement but it does not purport to be complete. Stockholders are encouraged to read the stock option agreement in its entirety. A copy of the stock option agreement is attached as Annex B to this proxy statement/prospectus.

  Pursuant to the stock option agreement, CTS has granted Guidant an irrevocable option to purchase up to that number of shares which equals 19.9% of the outstanding shares of CTS common stock immediately prior to the exercise of the option, at a cash purchase price equal to $19.50 per share.

  The option may be exercised by Guidant, in whole or in part, at any time, or from time to time, following the occurrence of an event which obligates CTS to pay a termination fee as specified in "Principal Provisions of the Merger Agreement--Termination Fee" above, and prior to the earlier of (1) the effective time of the merger, (2) termination of the merger agreement other than under circumstances which obligate CTS to pay a termination fee, and (3) one year after the occurrence of an event which obligates CTS to pay a termination fee.

  Pursuant to the terms of the stock option agreement, CTS's obligation to deliver CTS shares upon exercise of the option is subject to the following conditions:

  . that no court or other governmental entity has issued an order or taken any other action permanently enjoining or otherwise prohibiting the delivery of the CTS shares; and

  . any applicable waiting period under the United States federal antitrust laws has expired or been terminated.

  The stock option agreement provides that, following the exercise of the option, CTS has the right to repurchase any of the CTS shares acquired upon exercise of the option at the higher of (1) the highest price per share paid or proposed to be paid by a person to the stockholders of CTS to effect a transaction specified in "Principal Provisions of the Merger Agreement-- Termination Fee" and (2) the closing price for CTS common stock as reported on the last trading day immediately prior to the date on which CTS gives notice to Guidant of its election to repurchase the shares.

  The price paid or proposed to be paid by a person to the stockholders of CTS, in the instances described in clause (A) above, may include property other than cash, in which case the price shall be the sum of (1) the fixed cash amount, if any, and (2) the fair market value of any other property.

  The stock option agreement provides that in no event will Guidant's total profit, as described below, exceed $10,500,000 and, if it otherwise would exceed this amount, Guidant will either (i) repay the excess amount to CTS in cash or other consideration, (2) deliver to CTS shares of CTS common stock for cancellation or (3) undertake any combination of (1) and (2) so that Guidant's total profit will not exceed $10,500,000.

  For the purposes of the stock option agreement, total profit is calculated as the sum of the following:

  . the amount of the termination fee received by Guidant pursuant to the merger agreement;

  . the amount received by Guidant pursuant to CTS's repurchase of the option shares pursuant to the stock option agreement, minus Guidant's purchase price for the option shares; and

  . the net cash amounts received by Guidant pursuant to the sale of option shares to any unaffiliated party, minus Guidant's purchase price for the option shares.

  The stock option agreement further provides that the option may not be exercised for a number of CTS shares as would, as of the date of the exercise, result in a notional total profit, as described below, of more than $10,500,000 and, if exercise of the option otherwise would exceed this amount, CTS may decrease the number of shares covered by the option so that the notional total profit will not exceed $10,500,000.

  The notional total profit is calculated as the total profit determined as of the date of the proposed exercise of the option assuming that the option were exercised on that date and assuming that the shares, together with all other shares owned by Guidant, were sold for cash at the closing market price for the CTS common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

  CTS granted the option to Guidant in part to enable Guidant to complete the merger. The stock option agreement could discourage other companies from trying or proposing to combine with CTS before Guidant completes the merger. In particular, the stock option agreement could jeopardize the ability of another party to acquire CTS in a transaction accounted for as a pooling of interests.

                               SUPPORT AGREEMENT

  As an inducement to Guidant entering into the merger agreement, Richard M. Ferrari, President, Chief Executive Officer and a director of CTS, and Charles
S. Taylor, Vice President, Chief Technical Officer and director of CTS, entered into a support agreement with Guidant dated as of August 30, 1999. As of the date of the support agreement, Messrs. Ferrari and Taylor together beneficially owned approximately 13.24%, including exercisable CTS stock options, of the outstanding shares of CTS common stock. The following is a summary of the material terms of the support agreement, but it does not purport to be complete. Stockholders are encouraged to read the support agreement in its entirety. A copy of the support agreement is attached as Annex C to this proxy statement/prospectus.

  Pursuant to the support agreement, Messrs. Ferrari and Taylor have agreed, among other things, to vote (or cause to be voted) all shares of CTS common stock owned or subsequently acquired by them (1) to approve and adopt the merger agreement and (2) in favor of the merger. Messrs. Ferrari's and Taylor's obligations under the support agreement to vote are conditioned on (1) the performance by Guidant and Clydesdale of all of their obligations under the merger agreement that are required to be performed before the special meeting and (2) the effectiveness of a registration statement with respect to the shares of Guidant common stock to be issued in the merger. Messrs. Ferrari and Taylor have revoked any and all previous proxies, and granted an irrevocable proxy appointing Guidant, James M. Cornelius, Ronald W. Dollens and J.B. King as their attorney-in-fact and proxy, with full power to vote their shares.

  The support agreement provides that Messrs. Ferrari and Taylor will not, among other things,

  . directly or indirectly sell, assign, transfer, pledge or otherwise dispose of any of their shares;

  . deposit any of their shares into a voting trust or enter into a voting agreement with or grant any proxy with respect to the shares; and

  .  to enter into any agreement regarding any of the above.

  In addition, Messrs. Ferrari and Taylor agreed, in their capacity as stockholders of CTS, not to authorize or knowingly permit any of their investment bankers, attorneys, accountants, consultants and other agents or advisors to, directly or indirectly,

  . take any action to solicit, initiate or facilitate or encourage the submission of any acquisition proposal, or

  . engage in any negotiations concerning, or provide to any person any confidential information with respect to, or have any discussions with, any person relating to an acquisition proposal or any tender offer for or solicitation of proxies with respect to CTS shares.

  However, Messrs. Ferrari and Taylor may take any action in their capacity as directors of CTS that the board of directors would be permitted to take in accordance with the terms and conditions of the merger agreement.

  Messrs. Ferrari and Taylor have also agreed to notify Guidant immediately in writing (1) if any inquiries or acquisition proposals are made by any person, and (2) if any information is requested or any negotiations or discussions are initiated by any person with respect to an acquisition proposal.

  The support agreement terminates upon the earlier of the termination of the merger agreement and the closing of the merger.

                       COMPARISON OF STOCKHOLDER RIGHTS

  Holders of shares of CTS common stock will, upon the exchange of their shares pursuant to the merger, become holders of shares of Guidant common stock, and their rights as holders of Guidant common stock will be governed by the Indiana Business Corporation Law and Guidant's articles of incorporation and bylaws. The material differences between the rights of holders of shares of CTS common stock and the rights of holders of shares of Guidant common stock, which result from differences in their governing corporate documents and differences in Indiana and Delaware corporate law, are summarized below.

                GUIDANT                                  CTS
                                    GENERAL

 .  Guidant is an Indiana corporation   .  CTS is a Delaware corporation
   subject to the provisions of the       subject to the provisions of the
   Indiana Business Corporation Law.      Delaware General Corporation Law.
 .  The rights of Guidant               .  The rights of CTS stockholders
   shareholders are governed by           are governed by CTS's certificate
   Guidant's articles of                  of incorporation and bylaws, in
   incorporation and bylaws, in           addition to Delaware law.
   addition to Indiana law.            .  CTS stockholders will, upon
                                          consummation of the merger,
                                          become shareholders of Guidant.

                              AUTHORIZED CAPITAL

 .  The authorized and outstanding      .  The authorized and outstanding
   capital stock of Guidant consists      capital stock of CTS consists of:
   of:                                      .  60,000,000 shares of CTS
  .  1,000,000,000 Guidant common              common stock, $0.001 par
     shares, without par value, of             value, of which 14,497,668
     which 301,677,625 shares were             shares were outstanding as of
     outstanding and 458,226                   August 27, 1999; and
     shares were held in treasury           .  5,100,000 shares of preferred
     as of August 27, 1999;                    stock, $.001 par value, of
  .  50,000,000 shares of                      which 60,000 are designated
     preferred stock, without par              as "Series A Participating
     value, of which 1,500,000 are             Preferred Stock" and relate
     designated as "Series A                   to CTS's stockholder rights
     Participating Preferred                   plan, which is described in
     Stock" and relate to                      "--Stockholder Rights Plans"
     Guidant's shareholder rights              below. No shares of CTS
     plan, which is described in               preferred stock were
     "--Stockholder Rights Plans"              outstanding as of the record
     below. No shares of Guidant               date of the special meeting.
     preferred stock were
     outstanding as of the record
     date of the special meeting.

                       AMENDMENT OF GOVERNING DOCUMENTS

                            Articles / Certificate

 .  The following is required to        .  The following is required to
   amend the Guidant articles:            amend the CTS certificate:
  .  the board shall first approve          .  the board shall first approve
     a proposed amendment and                  a proposed amendment and
     submit it to the                          submit it to the
     shareholders;                             stockholders; and
  .  the approval of a majority of          .  the approval of a majority of
     the votes cast by                         the outstanding shares of
     shareholders entitled to vote             stock of each class entitled
     is required to adopt the                  to vote, including shares of
     amendment; and                            preferred stock, is required
  .  amendments to Article 5 of                to adopt the amendment.
     the Guidant articles
     governing, among other
     things, the number of
     directors, classes of
     directors,

                GUIDANT                                   CTS

     removal of directors,
     amendments to the Guidant
     bylaws, transactions
     involving a conflict of
     interest, approval or
     ratification by shareholders
     of contracts or acts of
     Guidant or its board, and the
     indemnification of directors,
     officers, employees and
     agents of Guidant require the
     affirmative vote of the
     holders of at least 80% of
     the shares of Guidant common
     stock outstanding at the time
     of the amendment.

                                     Bylaws

 .  The Guidant bylaws may be            .  The CTS bylaws may be amended,
   amended, adopted or repealed by a       adopted or repealed by a majority
   majority vote of the board of           vote of the board of directors or
   directors.                              by a majority vote of the CTS
 .  Guidant shareholders have no            stockholders entitled to vote.
   power to amend, adopt or repeal
   the Guidant bylaws.

                                   DIRECTORS

                                     Number

 .  The number of directors must be      .  The board of directors shall
   between 7 and 19, with the actual       consist of 6 members unless
   number to be determined by the          changed by an amendment to the
   board of directors.                     certificate or the bylaws.
 .  The current number of directors      .  The current number of directors
   is 12.                                  is 6.

                                 Classification

 .  The Guidant board of directors is    .  The CTS board of directors is
   divided into three classes with         divided into three classes. Each
   approximately one-third of the          class has two directors. One
   directors standing for election         class is elected annually for a
   each year for three-year terms.         term of up to three years.

                                    Removal

 .  Any director may be removed, with    .  Any director may be removed, with
   or without cause, upon the              or without cause, by the holders
   affirmative vote of at least 80%        of a majority of the CTS shares
   of the outstanding shares of            then entitled to vote at an
   voting stock voting together as a       election of directors.
   single class.

                                   Vacancies

 .  A vacancy occurring on the           .  A vacancy occurring on the CTS
   Guidant board of directors,             board of directors may be filled
   including a vacancy resulting           by the vote of a majority of the
   from an increase in the number of       remaining CTS directors then in
   directors, may be filled by the         office, even if less than a
   vote of a majority of the               quorum, or by a sole remaining
   remaining Guidant directors then        director; provided that
   in office, even if less than a
   quorum; provided that

                GUIDANT                                   CTS

 .  If the vacancy is filled by a        .  A vacancy created by the removal
   shareholder vote and the vacant         of a director as a result of a
   office was held by a director           stockholder vote or a court order
   elected by a voting group of            may be filled only by the
   shareholders, only the holders of       affirmative vote of the majority
   shares of that voting group are         of the shares represented and
   entitled to vote.                       voting at a meeting of
                                           stockholders at which a quorum is
                                           present.

                             Liability of Directors

 .  The IBCL provides that a director    .  The CTS certificate contains a
   is not liable for any acts or           provision that eliminates, to the
   omissions unless the director has       fullest extent permitted by
   breached or failed to perform his       Delaware law, the personal
   or her duties in compliance with        liability of directors to the
   the IBCL, and the director's            corporation or to its
   breach or failure to act                stockholders for monetary damages
   constitutes willful misconduct or       resulting from a breach of
   recklessness. Compliance with the       fiduciary duty as a director.
   IBCL generally requires a
   director to act in good faith
   with the care that a prudent
   person in a like position would
   exercise under similar
   circumstances, and in a manner
   that the director reasonably
   believes to be in the best
   interests of the corporation.

                                Indemnification

 .  In accordance with the Guidant       .  In accordance with the CTS
   articles and to the fullest             certificate, CTS may indemnify,
   extent permitted by the IBCL,           to the fullest extent permitted
   Guidant may indemnify directors,        by law, any directors, officers,
   officers, agents or employees           employees and their heirs who
   (and their estates, heirs and           have been made (or are threatened
   personal representatives) who           to be made) a party to any form
   have been made a party to a             of legal proceeding involving CTS
   proceeding involving Guidant            or any CTS predecessor.
   against all liability and            .  In accordance with the CTS
   reasonable expenses that may be         bylaws, CTS is required to
   incurred in connection with or          indemnify against any amounts
   resulting from that proceeding.         actually and reasonably incurred
 .  Also in accordance with the             and, to the fullest extent
   Guidant articles, any payment of        permitted by the DGCL, any
   expenses to directors, officers,        director or officer who has been
   agents or employees (and their          made (or is threatened to be
   estates, heirs and personal             made) a party to any form of
   representatives) in advance of          legal proceeding by reason of the
   the final disposition of a              fact that that person is or was a
   proceeding shall be made only           director or officer of CTS.
   upon delivery to Guidant of an       .  Also in accordance with the CTS
   undertaking to repay all amounts        bylaws, any payment of expenses
   advanced if it is ultimately            to a director or officer in
   determined that he or she is not        advance of the final disposition
   entitled to be indemnified.             of a legal proceeding shall be
 .  Guidant's articles deem its             made only upon delivery to CTS of
   indemnification provisions to be        an undertaking by the director or
   a contract between Guidant and          officer to repay all amounts
   the affected person, and any            advanced if it is ultimately
   rights held by the affected             determined that the director or
   person in accordance with the           officer is not entitled to be
                                           indemnified.

                GUIDANT                                   CTS

  indemnification provisions cannot     .  The DGCL states that directors,
  be diminished or negatively              officers, employees and agents
  impaired by any repeal, amendment        may be indemnified as provided
  or modification of these                 above so long as:
  provisions occurring after the            .  they acted in good faith;
  affected person had reason to             .  they acted in a manner which
  rely on these provisions.                    they reasonably believed to
                                               be in or not opposed to the
                                               best interests of the
                                               corporation; and
                                            .  with respect to any criminal
                                               proceeding, they had no
                                               reasonable cause to believe
                                               that their conduct was
                                               unlawful.

                                  STOCKHOLDERS
                            Meetings of Stockholders

 .  The annual meeting of                .  The annual meeting or
   shareholders shall be held on a         stockholders shall be held on a
   date and at a time fixed by the         date and at a place fixed by the
   Guidant board of directors.             CTS board of directors.
 .  In accordance with the Guidant       .  In accordance with the CTS
   bylaws, all notices of                  bylaws, all notices of
   shareholder meetings shall be in        stockholder meetings shall
   writing specifying the place,           specify the date, place, hour and
   date, hour and purpose of the           purpose of the meeting. These
   meeting. These notices must be          notices must be sent or otherwise
   delivered or mailed to each             provided not less than 10 and not
   shareholder of record entitled to       more than 60 days before the date
   vote at the meeting not less than       of the meeting.
   10 and not more than 60 days         .  Special meetings of the CTS
   before the date of the meeting.         stockholders may be called at any
 .  Special meetings of the Guidant         time by the CTS board of
   shareholders may be called at any       directors, the Chairman of the
   time by the Guidant board of            board, or by the President of
   directors, the Chairman of the          CTS.
   board, or by the President of        .  The CTS bylaws specifically state
   Guidant.                                that no other persons are
 .  The Guidant bylaws specifically         permitted to call special
   state that shareholders do not          meetings.
   have the right to call special
   meetings.

              Stockholder Inspection Rights and Stockholder Lists

 .  Under Indiana law and in             .  In accordance with the CTS bylaws
   accordance with Guidant's bylaws,       and Delaware law, any CTS
   any Guidant shareholder of record       stockholder is entitled, upon
   is entitled, upon written demand,       written demand, to inspect and
   to inspect and copy books and           copy books and records including
   records including Guidant's stock       the corporation's stock ledger
   ledger and a list of its                and a list of its stockholders as
   shareholders as long as the             long as the inspection is for a
   inspection is for a proper              proper purpose and during the
   purpose and during the usual            usual hours of business.
   hours of business.

                GUIDANT                                   CTS

                       Stockholder Action Without Meeting

 .  Under Indiana law, any action        .  In accordance with the CTS
   required or permitted to be taken       certificate, no action may be
   at a shareholders' meeting may be       taken by stockholders of CTS
   taken without a meeting if the          except at an annual or special
   action is taken by all the              stockholders' meeting and no
   shareholders entitled to vote on        action may be taken by the
   the action. The action must be          stockholders by written consent.
   evidenced by one or more written
   consents describing the action
   taken, which must be signed by
   all of the shareholders entitled
   to vote on the action.

                          Dividends and Distributions

 .  In accordance with the IBCL, the     .  Subject to any restrictions
   Guidant board of directors may          contained in CTS's certificate,
   authorize and pay dividends to          Delaware law generally provides
   its shareholders provided that:         that a corporation may declare
  .  Guidant's debts can be paid as        and pay dividends out of surplus
     they fall due;                        or, if no surplus exists, out of
  .  Guidant's total assets would          net profits for the fiscal year
     exceed its total liabilities          in which the dividend is declared
     plus any amount that would be         and/or the preceding fiscal year.
     needed if Guidant were to be          There are no provisions in the
     dissolved; and                        CTS certificate that modify
  .  the payment of the dividend           Delaware law concerning the
     does not conflict with                payment of dividends.
     Guidant's articles.                .  However, under Delaware law, the
   There are no provisions in the          directors of a Delaware
   Guidant articles that modify            corporation may not pay any
   Indiana law concerning the              dividends out of net profits if
   payment of dividends.                   the capital of the corporation
 .  Holders of shares of Guidant's          has been diminished by
   Series A Participating Preferred        depreciation in the value of its
   Stock quarterly dividends equal         property, or by losses, or
   to the greater of (i) $0.05 or          otherwise, to an amount less than
   (ii) 400 times the aggregate per        the aggregate amount of capital
   share amount of all dividends           represented by the issued and
   declared on the Guidant common          outstanding stock of all classes
   stock, other than dividends             of shares.
   payable in shares of Guidant         .  Holders of shares of CTS's Series
   common stock or a subdivision of        A Participating Preferred Stock
   the outstanding shares of Guidant       are entitled to receive quarterly
   common stock.                           dividends equal to 1,000 times
                                           the aggregate per share amount of
                                           all dividends declared on the CTS
                                           common stock, other than
                                           dividends payable in shares of
                                           CTS common stock or a subdivision
                                           of the outstanding shares of CTS
                                           common stock.

                GUIDANT                                   CTS

                               Dissenters' Rights

  Dissenters' rights are those rights granted to shareholders to dissent from particular types of corporate transactions, and to obtain payment for their shares.

 .  The IBCL provides that a             .  The DGCL provides that a
   shareholder of an Indiana               stockholder of a Delaware
   corporation is entitled to              corporation is entitled to
   receive payment of the fair value       receive payment of the fair value
   of the shareholder's common stock       of the stockholder's common stock
   under certain circumstances if          under certain circumstances if
   the shareholder dissents from a         the stockholder dissents from
   merger, share exchange, sale or         mergers, statutory share
   exchange of all or substantially        exchanges and other corporate
   all of the corporation's                transactions. However, appraisal
   property, and certain control           rights are not available if the
   share acquisitions. However,            shares of the Delaware
   dissenter's rights are not              corporation are:
   available if the shares of the           .  listed on a national
   Indiana corporation are:                    securities exchange or
  .  registered on a U.S.                      designated as a national
     securities exchange that is               market system security on an
     in turn registered under the              interdealer quotation system
     Securities Exchange Act of                by the National Association
     1934 (such as the NYSE); or               of Securities Dealers, Inc.;
  .  traded on the National                    or
     Association of Securities              .  held of record by more than
     Dealers, Inc. Automated                   2,000 holders.
     Quotation System Over-the-         .  Notwithstanding the circumstances
     Counter Markets (such as the          in which appraisal rights are
     NASDAQ) or a similar market.          unavailable as outlined above,
 .  The IBCL also permits a                 appraisal rights are available to
   corporation to grant appraisal          stockholders who are required by
   rights in connection with other         the terms of a transaction to
   corporate actions by inclusion of       accept consideration other than:
   a provision in its articles,             .  shares of stock of the
   bylaws or by a resolution of the            surviving corporation;
   board of directors. There are no         .  shares of stock of any other
   provisions in Guidant's articles            corporation which are listed
   and bylaws that modify Indiana              on a national securities
   law concerning appraisal rights.            exchange, or designated as a
 .  Dissenter's rights are not                  national market system
   available to Guidant shareholders           security on an interdealer
   because Guidant's shares are                quotation system, or held of
   registered on the NYSE.                     record by more than 2,000
                                               stockholders; and/or
                                            .  cash in lieu of fractional
                                               shares of stock.
                                        .  Appraisal rights are not
                                           available under Delaware law in
                                           the event of the sale of all or
                                           substantially all of a
                                           corporation's assets or the
                                           adoption of an amendment to its
                                           certificate unless rights to
                                           appraisal are granted in the
                                           corporation's certificate. CTS's
                                           certificate does not grant
                                           appraisal rights.
                                        .  Appraisal rights are not
                                           available to CTS stockholders
                                           because CTS's shares are
                                           registered on the NASDAQ.

                GUIDANT                                   CTS

                Approval of, and Special Rights with Respect to, Mergers or Consolidations and Other Transactions

 .  Under Indiana corporation law, a     .  Under Delaware corporation law,
   merger requires the approval of a       unless otherwise provided in the
   majority of the board of                certificate, a merger requiring
   directors of each corporation and       stockholder approval requires the
   the approval of a majority of           affirmative vote of a majority of
   each voting group entitled to           the outstanding stock of the
   vote separately on the plan,            corporation.
   unless a greater vote or a vote      .  Furthermore, under Delaware law,
   by voting groups is required by         unless otherwise provided in the
   the IBCL, the articles or the           corporation's certificate,
   board of directors.                     approval of the stockholders of
  .  There are no provisions in            the surviving corporation in a
     the Guidant articles that             merger is not required if:
     modify Indiana law concerning          .  the plan of merger does not
     approval of a merger or                   effect an amendment to the
     consolidation; and                        certificate of the surviving
  .  separate voting by voting                 corporation that would
     groups is required if the                 otherwise require stockholder
     plan of merger contains a                 approval;
     provision that, if contained           .  the shares outstanding
     in a proposed amendment to                immediately preceding the
     the articles, would require               merger are not changed by the
     action by one or more                     merger; and
     separate voting groups.                .  the authorized unissued
 .  Furthermore, under Indiana law,             shares or the treasury shares
   approval of the shareholders of             of common stock of the
   an Indiana corporation which is a           surviving corporation to be
   surviving corporation in a merger           issued or delivered pursuant
   is not required if:                         to the merger, plus those
  .  the articles of the surviving             shares that are issuable upon
     corporation will not differ               conversion of any other
     from its articles before the              shares, securities or
     merger;                                   obligations to be issued or
  .  immediately after the                     delivered pursuant to the
     effective date each                       merger, do not exceed 20% of
     shareholder of the surviving              the shares of common stock of
     corporation will hold the                 the surviving corporation
     same proportionate number of              outstanding immediately prior
     shares as those held by the               to the merger.
     shareholder immediately prior         There are no provisions in the
     to the merger, with identical         CTS certificate that modify
     designations, preferences,            Delaware law concerning
     limitations and rights; and           stockholder approval of a merger
  .  the number of voting or               or consolidation.
     participating shares, as the       .  Under Delaware corporation law, a
     case may be, outstanding              sale of all or substantially all
     immediately after the merger          of a corporation's assets
     (either by conversion of              requires the approval of the
     other securities or upon              board of directors and the
     exercise of rights or                 holders of a majority of the
     warrants issued pursuant to           outstanding stock of the
     the merger), plus the number          corporation entitled to vote on
     of voting or participating            the sale.
     shares issuable as a result
     of the merger, will not
     exceed by more than 20% the
     number of voting or
     participating shares
     (adjusted to reflect any
     share split under the plan of
     merger) of the surviving
     corporation outstanding
     immediately prior to the
     merger.
 .  Under Indiana corporation law, a
   sale of all or substantially all
   of Guidant's assets outside of
   the regular course of business
   requires the

                GUIDANT                                   CTS

  approval of the board of
  directors and the affirmative
  vote of a majority of all the
  votes entitled to be cast on the
  transaction unless the board of
  directors or Guidant's articles
  require a greater vote or a vote
  by voting groups. There are not
  provisions in the Guidant
  articles that modify Indiana law
  concerning the stockholder vote
  required for the sale of all or
  substantially all of Guidant's
  assets.

                STATE LAWS REGARDING DISSOLUTION AND LIQUIDATION

                             Voluntary Dissolution

 .  Under Indiana law, the               .  Delaware law generally provides
   dissolution of an Indiana               that the dissolution of a
   corporation must be proposed by         Delaware corporation must be
   the board of directors to the           approved first by a majority of
   shareholders. The shareholders          the whole board of directors and
   must approve the proposal by a          then recommended to the
   majority of all the votes               stockholders and approved by the
   entitled to be cast unless the          holders of a majority of all
   articles or the board of                votes entitled to be cast by each
   directors require a greater vote        voting group entitled to vote on
   or a vote by voting groups.             the dissolution unless the
 .  The Guidant articles generally do       certificate of the corporation
   not modify Indiana law regarding        requires a greater or lesser
   voting requirements for                 vote. There are no provisions in
   dissolution. However, in the            the CTS certificate that modify
   event that a "Related Person"           Delaware law concerning the
   exists, the affirmative vote of         voting requirements for
   at least 80% of all the votes           dissolution.
   entitled to be cast by holders of
   the outstanding shares of the
   voting stock, voting as a class,
   will be required in order to
   approve the voluntary dissolution
   of Guidant.
  .  Related Person is defined in
     Article 6 of the Guidant
     articles and generally
     includes any corporation,
     person or entity which
     beneficially owns or
     controls, directly or
     indirectly, 5% or more of the
     outstanding shares of Guidant
     voting stock.

                               Liquidation Rights

 .  In the event of the liquidation,     .  In the event of the liquidation,
   dissolution or winding-up of the        dissolution or winding-up of the
   affairs of Guidant, holders of          affairs of CTS, holders of
   outstanding Guidant common shares       outstanding shares of CTS common
   are entitled to share, in               stock are entitled to share
   proportion to their respective          ratably and equally with all
   interests, in Guidant's assets          other holders of common shares in
   and funds remaining after               CTS's assets and funds remaining
   payment, or provision for               after payment, or provision for
   payment, of all debts and other         payment, of all debts and other
   liabilities of Guidant and the          liabilities of CTS and the
   amounts to which the holders of         amounts to which the holders of
   preferred stock shall be                CTS preferred stock shall be
   entitled.                               entitled.
 .  Holders of shares of Guidant's       .  Holders of shares of CTS's Series
   Series A Participating Preferred        A Participating Preferred Stock
   Stock are entitled to a                 are entitled to a liquidation
   liquidation preference in the           preference in the event of any
   event of a voluntary liquidation,
   dissolution or winding-up of:

                GUIDANT                                  CTS

  .  $400 per share plus an amount         liquidation, dissolution or
     equal to accrued and unpaid           winding-up of CTS. The
     dividends and distributions           liquidation preference per share
     thereon, whether or not               is equal to 1000 times the
     declared, to the date of the          aggregate amount to be
     payment or, if greater                distributed per share to holders
  .  an aggregate amount per share         of shares of CTS common stock
     (subject to adjustment) equal         plus an amount equal to any
     to 400 times the aggregate            accrued and unpaid dividends on
     amount to be distributed per          the shares of Series A
     share to holders of common            Participating Preferred Stock.
     stock, plus an amount equal
     to accrued and unpaid
     dividends and distributions
     on that amount, whether or
     not declared, to the date of
     the payment.

State Anti-Takeover Laws

 Guidant.

  There are provisions of Indiana law that may be deemed to have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics, and to encourage any person contemplating a business combination with Guidant to negotiate with the board of directors for the fair and equitable treatment of all shareholders.

  Section 23-1-43-18 of the IBCL provides that a corporation may not engage in any business combination with any interested shareholder for a period of 5 years following the interested shareholder's share acquisition date unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation prior to the interested shareholder's share acquisition date. An interested shareholder is defined in the IBCL as any person owning 10% or more of the voting power of the outstanding voting shares of the corporation.

  The Guidant articles provide that, in addition to applicable law and unless otherwise provided for in the articles, Guidant, acting on its own behalf or as a shareholder of any majority-owned subsidiary, shall not give effect to or approve certain specified transactions if any Related Person exists as of the record date for the determination of the shareholders entitled to vote thereon. Related Person is defined in the Guidant articles and generally includes any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Guidant voting stock. However, Guidant may give effect or approve transactions involving a Related Person if all of the following are satisfied:

  . the actions and transactions were authorized by the affirmative vote of at least 80% of all of the votes entitled to be cast by holders of the outstanding shares of voting stock voting together as a single class (which is not applicable if the action or transaction is approved by Guidant's Board and by a majority of Guidant's "Continuing Directors" (as defined in the Guidant articles));

  . unless approved by a majority of the Continuing Directors, after becoming a Related Person and prior to consummation of such action or transaction:

    . the Related Person shall not have acquired from Guidant or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of Guidant or any of its majority-owned subsidiaries, directly or indirectly, subject to certain exceptions;

    . the Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any form of financial assistance or tax credits provided by Guidant or any of its majority-owned subsidiaries, or made any major changes to the businesses or capital structures of Guidant or any of its majority-owned subsidiaries, or reduced the current rate of dividends payable on Guidant's capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person; and

    . the Related Person shall have taken all required actions within its power to ensure that Guidant's board of directors included representation by Continuing Directors as provided in Guidant's articles; and

  . a proxy statement in compliance with the requirements of the Exchange Act and Guidant's articles shall be mailed to the shareholders of Guidant for the purpose of soliciting shareholder approval of such action or transaction unless the action or transaction has been approved by a majority of the Continuing Directors.

 CTS.

  CTS is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that this stockholder became an interested stockholder, unless:

  . prior to the date that the stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by (1) persons who are both directors and officers and (2) employee stock plans in circumstances specified in Section 203; or

  . on or after the date that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

  Under Delaware law a business combination includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The restrictions imposed by
Section 203 will not apply to a corporation if, among other things:

  . the corporation's original certificate contains a provision expressly electing not to be governed by Section 203; or

  . twelve months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate or bylaws expressly electing not to be governed by Section 203.

  The certificate and bylaws of CTS do not include provisions electing not to be governed by Section 203; therefore, the restrictions imposed by Section 203 apply to CTS.

Stockholder Rights Plans

 Guidant.

  Guidant maintains a shareholder rights plan that entitles each Guidant shareholder to a preferred stock purchase right for each share of Guidant common stock held under the circumstances that are described below. This preferred stock purchase right permits Guidant shareholders to purchase from Guidant one four-hundredth ( 1/400) of a share of Series A Participating Preferred Stock at an exercise price of $10.88. The description and terms of the preferred stock purchase rights are set forth in the Rights Agreement dated as of October 17, 1994, between Guidant and Bank One, Indianapolis, N.A., as rights agent.

  Guidant may redeem the preferred stock purchase rights for $0.0025 per right up until and including the tenth business day after the date of a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired ownership of common stock equal to 10% or more of Guidant's general voting power (the "Stock Acquisition Date").

  The shareholder rights plan provides that if Guidant is acquired in a business combination at any time after a Stock Acquisition Date, each holder of a preferred stock purchase right will generally be entitled to purchase, at the exercise price, a number of the acquiring company's shares having a market value of twice the exercise price. The shareholder rights plan also provides that in the event of certain other business combinations, certain self-dealing transactions, or the acquisition by a person or group of stock equal to 15% or more of Guidant's general voting power, each holder of a preferred stock purchase right will generally be entitled to purchase, at the exercise price, a number of shares of Guidant common stock having a market value of twice the exercise price.

  Any preferred stock purchase rights beneficially owned by an Acquiring Person shall not be entitled to the benefit of the adjustments with respect to the number of shares described above. The preferred stock purchase rights will expire on October 17, 2004, unless redeemed by Guidant prior to that date.

 CTS.

  CTS maintains a stockholder rights plan that entitles holders of CTS common stock to one preferred share purchase right for each outstanding share of CTS common stock, under the circumstances that are described below. This preferred share purchase right permits CTS stockholders to purchase from CTS one one-thousandth ( 1/1000) of a share of Series A Participating Preferred Stock (subject to adjustment) at an exercise price of $150.00. The description and terms of the preferred share purchase rights are set forth in the Preferred Shares Rights Agreement dated as of February 14, 1997, and amended and restated as of August 30, 1999, between CTS and Norwest Bank Minnesota, N.A., as rights agent.

  CTS may, at its discretion and with the approval of its board of directors, redeem all, but not less than all, of the then outstanding preferred share purchase rights at a redemption price of $0.01 per right, adjusted to reflect any stock split, stock dividend or similar transaction, at any time prior to the earlier of:

  . the tenth day after the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of CTS's common stock; or

  . the tenth business day (or some later date as may be determined by CTS's board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of CTS's common stock.

  The CTS board of directors has the sole discretion to decide whether to pay the redemption price in common stock or in cash.

  The stockholder rights plan provides that if an Acquiring Person (as defined in the Preferred Shares Rights Agreement) becomes the beneficial owner of 15% or more of CTS's common stock, each preferred share purchase right (other than rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, at the exercise price, a number of shares of CTS's common stock having a market value of twice the exercise price.

  If any of the following transactions occur after an Acquiring Person becomes the beneficial owner of 15% or more of CTS's common stock:

  .  CTS is acquired in a merger or other business combination transaction,

  . CTS consummates a merger or other business combination transaction in which CTS is the continuing or surviving corporation, or

  .  CTS sells more than 50% of its assets or earning power,

then each preferred share purchase right (other than rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase shares of common stock of the corporation acquiring CTS, CTS or the purchaser of 50% or more of CTS's assets or earning power, respectively, having a value of twice the exercise price.

  At any time after the date when an Acquiring Person becomes the beneficial owner of 15% or more of CTS's common stock and prior to the acquisition by the Acquiring Person of 50% of the outstanding common stock of CTS, CTS's board of directors may exchange all or a portion of the preferred share purchase rights (other than rights owned by an Acquiring Person or its affiliates) for shares of CTS common stock at an exchange rate of one share of common stock for one preferred share purchase right (subject to adjustment).

  The preferred share purchase rights will expire on January 28, 2007, unless exchanged or redeemed by CTS prior to that date.

  On August 30, 1999, the CTS board of directors voted to exempt the merger from the effects of the Preferred Shares Rights Agreement dated as of February 14, 1997, and on August 30, 1999, CTS entered into an amendment to the rights agreement.

Listing or Quotation of Guidant Common Shares; Delisting of CTS Common Stock

  It is a condition to the merger that Guidant common shares issuable in the merger be approved for listing on the NYSE and the Pacific Exchange on or prior to the effective time of the merger, subject to official notice of issuance. If the merger is consummated, shares of CTS common stock will cease to be listed on the NASDAQ.

                             CERTAIN TRANSACTIONS

  On May 3, 1999, CTS and Guidant entered into an agreement under which CTS granted to Origin Medsystems, Inc., a wholly-owned subsidiary of Guidant, a non-exclusive, royalty-free, temporary license to certain intellectual property rights that may be necessary for the manufacture, use and sale of the VASOVIEWTM Saphenous Vein Harvesting System, including U.S. Patent No. Re. 36,043. Under the terms of the license agreement, CTS may terminate the temporary license at any time after July 31, 1999 by giving Origin written notice thirty days in advance of the termination.

  Pursuant to the merger agreement, however, CTS has agreed not to terminate the license before the earlier of the effective time of the merger or the termination of the merger agreement. If CTS terminates the license upon termination of the merger agreement, it has agreed to provide Origin with written notice thirty days in advance of the termination. In addition, Guidant has agreed to pay royalties to CTS, beginning on September 1, 1999, based on net sales. The amount of the royalties are equal to CTS's obligations to pay royalties to the third party from whom CTS has licensed the intellectual property.

                                 LEGAL MATTERS

  The validity of the Guidant common stock to be issued to CTS stockholders will be passed upon for Guidant by Mr. J.B. King, Vice President and General Counsel for Guidant. As of October 12, 1999, Mr. King owned directly and indirectly 165,567 shares of Guidant common stock and held options to acquire an additional 674,944 shares of Guidant common stock. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Guidant by Dewey Ballantine LLP, New York, New York. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for CTS by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements and schedule of Guidant at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus, which are referred to herein and made part of the registration statement of which this proxy statement/prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated herein by reference. Such consolidated financial statements of Guidant are incorporated herein by reference in reliance upon such report of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of CTS at January 1, 1999 and January 2, 1998, and for each of the three years in the period ended January 1, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Sulzer Electrophysiology incorporated in this proxy statement/prospectus by reference to the Report on Form 8-K of Guidant filed September 23, 1999 for the three years ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting, to respond to appropriate questions and to make a statement if they desire.

                         FUTURE STOCKHOLDER PROPOSALS

  In the event the merger is not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the 2000 annual meeting of CTS will be those which were submitted to CTS no later than December 10, 1999, as provided in the 1999 Annual Meeting Proxy Statement of CTS. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

                      WHERE YOU CAN FIND MORE INFORMATION

  Guidant and CTS file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Guidant's and CTS's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

  Guidant filed a Registration Statement on Form S-4 to register with the SEC the Guidant common shares to be issued to CTS stockholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Guidant in addition to being a proxy statement of CTS for its special meeting. As permitted by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows Guidant and CTS to "incorporate by reference" information into this document, which means that Guidant and CTS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Guidant and CTS have previously filed with the SEC. These documents contain important information about Guidant and CTS and their financial performance.

           Guidant's SEC Filings
            (File No. 1-13388)                                   Period
           ---------------------                                 ------
Quarterly Reports on Form 10-Q.............  Quarters ended March 31, 1999 and June 30, 1999

Annual Report on Form 10-K.................  Fiscal year ended December 31, 1998

Current Report on Form 8-K.................  Filed on February 4, 1999, February 11, 1999,
                                              February 17, 1999 and September 23, 1999

Proxy Statement for the Annual Meeting of
 Shareholders on Schedule 14A dated March
 30, 1999..................................  Filed March 26, 1999

Description of Guidant Common Stock and
 associated Preferred Stock Purchase Rights
 from Registration Statement on Form 8-A,
 as amended................................  Filed on October 6, 1994

  Guidant is also incorporating by reference additional documents that Guidant files with the SEC between the date of this document and the date of the CTS special meeting.

             CTS's SEC Filings
            (File No. 0-27880)                                  Period
            ------------------                                  ------
Quarterly Reports on Form 10-Q.............  Quarters ended April 2, 1999 and July 2, 1999

Annual Report on Form 10-K.................  Fiscal year ended January 1, 1999

Current Report on Form 8-K.................  Filed on September 23, 1999

Proxy Statement for the Annual Meeting of
 Stockholders on Schedule 14A dated April
 1, 1999...................................  Filed on April 2, 1999

Description of CTS Common Stock from
 Registration Statement on Form 8-A........  Filed on March 1, 1996

Description of CTS Preferred Share Purchase
 Rights from Registration Statement on Form
 8-A.......................................  Filed on February 27, 1997

Amended description of CTS Preferred Share
 Purchase Rights from Registration
 Statement on Form 8-A/A...................  Filed on September 24, 1999

  CTS is also incorporating by reference additional documents that CTS files with the SEC between the date of this document and the date of the CTS special meeting.

  Guidant has supplied all information contained or incorporated by reference in this document relating to Guidant, and CTS has supplied all the information contained or incorporated by reference in this document relating to CTS.

  You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from Guidant or CTS, as appropriate, or the SEC. Documents incorporated by reference are available from Guidant or CTS, as appropriate, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document. Stockholders may obtain documents incorporated by reference in this document by Guidant by requesting them in writing or by telephone at the following address:

                              Guidant Corporation
                              111 Monument Circle
                          Indianapolis, Indiana 46204
                              Investor Relations
                             Tel.: (317) 971-2000

  Stockholders may obtain documents incorporated by reference in this document by CTS by requesting them in writing or by telephone at the following address:

                         CardioThoracic Systems, Inc.
                           10600 North Tantau Avenue
                          Cupertino, California 95014
                             Tel.: (408) 342-1700

  If you would like to request documents from Guidant or CTS, please do so by November 1, 1999 in order to receive them before the special meeting. Guidant or CTS will send requested documents by first-class mail within one business day of receiving the request.

  You should rely only on the information contained or incorporated by reference in this document to vote on the merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 15, 1999. You should not assume that the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders nor the issuance of Guidant common shares in the merger shall create any implication to the contrary.

                                  TRADEMARKS

  ACS, Guidant and the Guidant logo are registered trademarks of Guidant Corporation. ACS MULTI-LINK DUET, ACS OTW MULTI-LINK, ACS RX MULTI-LINK, ANCURE, DISCOVERY, MEGALINK, MERIDIAN, PULSAR, SOLO and VASOVIEW are trademarks of Guidant Corporation. CardioThoracic Systems, CTS and the CTS logo are registered trademarks of CardioThoracic Systems, Inc.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              GUIDANT CORPORATION

                          CLYDESDALE ACQUISITION CORP.

                                      and

                          CARDIOTHORACIC SYSTEMS, INC.

                          Dated as of August 30, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          No.
                                                                          ----
 ARTICLE 1 The Merger ...................................................  A-1
    1.1  The Merger.....................................................   A-1
    1.2  The Closing....................................................   A-2
    1.3  Effective Time.................................................   A-2
    1.4  The Charter and Bylaws.........................................   A-2
    1.5  Directors of the Surviving Corporation.........................   A-2
    1.6  Officers of the Surviving Corporation..........................   A-2

 ARTICLE 2 Conversion and Exchange of Securities ........................  A-3
    2.1  Merger Sub Stock...............................................   A-3
    2.2  Company Stock..................................................   A-3
    2.3  Exchange of Certificates Representing Company Common Stock.....   A-4
    2.4  Adjustment of Exchange Ratio...................................   A-6

 ARTICLE 3 Representations and Warranties of the Company ................  A-6
          Existence; Good Standing; Corporate Authority; Compliance with
    3.1  Law............................................................   A-6
    3.2  Authorization, Validity and Effect of Agreements...............   A-6
    3.3  Capitalization.................................................   A-7
    3.4  Subsidiaries...................................................   A-7
    3.5  Other Interests................................................   A-7
    3.6  No Violation...................................................   A-8
    3.7  SEC Documents..................................................   A-8
    3.8  Patents, Trademarks, Copyrights and Trade Secrets..............   A-9
    3.9  Investigations; Litigation.....................................   A-9
    3.10 Governmental Approvals.........................................  A-10
    3.11 Absence of Certain Changes.....................................  A-10
    3.12 Taxes and Tax Returns..........................................  A-10
    3.13 Material Contracts.............................................  A-12
    3.14 Employee Benefit Plans.........................................  A-13
    3.15 Labor Matters..................................................  A-14
    3.16 Parent Stock Ownership.........................................  A-14
    3.17 Pooling of Interests; Tax Reorganization.......................  A-15
    3.18 Environmental Matters..........................................  A-15
    3.19 State Takeover Statutes and Shareholder Rights Plan............  A-15
    3.20 No Brokers.....................................................  A-15
    3.21 Opinion of Financial Advisor...................................  A-16

 ARTICLE 4 Representations and Warranties of Parent and Merger Sub ...... A-16
          Existence; Good Standing; Corporate Authority; Compliance with
    4.1  Law............................................................  A-16
    4.2  Authorization, Validity and Effect of Agreements...............  A-16
    4.3  Capitalization.................................................  A-16
    4.4  Merger Sub.....................................................  A-17
    4.5  No Violation...................................................  A-17
    4.6  SEC Documents..................................................  A-18
    4.7  Investigations; Litigation.....................................  A-18
    4.8  Absence of Certain Changes.....................................  A-18
    4.9  Company Stock Ownership........................................  A-18
    4.10 No Brokers.....................................................  A-19
    4.11 Pooling of Interests; Tax Reorganization.......................  A-19

                                                                           Page
                                                                           No.
                                                                           ----
 ARTICLE 5 Covenants ....................................................  A-19
    5.1  Alternative Proposals..........................................   A-19
    5.2  Interim Operations.............................................   A-20
    5.3  Meeting of Stockholders........................................   A-22
    5.4  Filings; Other Actions.........................................   A-23
    5.5  Inspection of Records..........................................   A-23
    5.6  Publicity......................................................   A-23
    5.7  Registration Statement.........................................   A-23
    5.8  Listing Application............................................   A-24
    5.9  Affiliate Letters..............................................   A-24
    5.10 Expenses.......................................................   A-24
    5.11 Certain Transaction Related Fees...............................   A-25
    5.12 Directors' and Officers' Indemnification and Insurance.........   A-25
    5.13 Shareholder Rights Plan and Takeover Statutes..................   A-25
    5.14 Conveyance Taxes...............................................   A-26
    5.15 Certain Tax Matters............................................   A-26
    5.16 Benefit Arrangements...........................................   A-26
    5.17 Company Employee Stock Purchase Plan...........................   A-27
    5.18 Temporary License..............................................   A-27
    5.19 Support Agreement Legend.......................................   A-27

 ARTICLE 6 Conditions ...................................................  A-28
    6.1  Conditions to Each Party's Obligation to Effect the Merger.....   A-28
    6.2  Conditions to Obligation of the Company to Effect the Merger...   A-28
         Conditions to Obligation of Parent and Merger Sub to Effect the
    6.3  Merger.........................................................   A-29

 ARTICLE 7 Termination ..................................................  A-29
    7.1  Termination by Mutual Consent..................................   A-29
    7.2  Termination by Either Parent or the Company....................   A-29
    7.3  Termination by the Company.....................................   A-30
    7.4  Termination by Parent..........................................   A-30
    7.5  Effect of Termination and Abandonment..........................   A-30
    7.6  Extension; Waiver..............................................   A-31

 ARTICLE 8 General Provisions ...........................................  A-31
    8.1  Nonsurvival of Representations, Warranties and Agreements......   A-31
    8.2  Notices........................................................   A-32
    8.3  Assignment; Binding Effect.....................................   A-32
    8.4  Entire Agreement...............................................   A-33
    8.5  Amendment......................................................   A-33
    8.6  Governing Law..................................................   A-33
    8.7  Counterparts...................................................   A-33
    8.8  Headings.......................................................   A-33
    8.9  Interpretation.................................................   A-33
    8.10 Waivers........................................................   A-33
    8.11 Incorporation of Exhibits......................................   A-34
    8.12 Severability...................................................   A-34
    8.13 Enforcement of Agreement.......................................   A-34
    8.14 Definitions....................................................   A-34

 EXHIBIT A Form of Affiliate Letter......................................  A-37

 SCHEDULE
    Company Disclosure Schedule

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 30, 1999, between Guidant Corporation, an Indiana corporation ("Parent"), Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and CardioThoracic Systems, Inc., a Delaware corporation (the "Company").

                                   Recitals

  A. Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. The respective Boards of Directors of Parent, Merger Sub and the Company, and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company, together with the associated right (a "Right") to purchase, pursuant to the Company's February 14, 1997 Preferred Shares Rights Agreement, as amended effective August 30, 1999 (the "Rights Agreement"), one one-thousandth of a share of the Company's Series A Participating Preferred Stock, par value $0.001 per share (such common stock, together with the Rights, "Company Common Stock"), other than shares to be cancelled pursuant to Section 2.2(c) of this Agreement, will be converted into the right to receive common stock, without par value, of Parent ("Parent Common Stock").

  C. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, certain stockholders of the Company are entering into a support agreement (the "Support Agreement") with Parent, providing for certain voting and other restrictions with respect to the shares of Company Common Stock beneficially owned by them upon the terms and conditions specified therein.

  D. Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into the Agreement, the Company is entering into an option agreement with Parent pursuant to which Parent shall be granted the right to purchase up to 19.9% of the issued and outstanding shares of Company Common Stock upon the occurrence of certain events as set forth therein (the "Option Agreement").

  E. It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 3.12).

  F. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Topic Two.

  G. Merger Sub is a wholly-owned subsidiary of Parent and has been formed solely to facilitate the Merger and has conducted and will conduct no business or activity other than in connection with the Merger.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

1.1 The Merger.

  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

1.2 The Closing.

  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

1.3 Effective Time.

  If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

1.4 The Charter and Bylaws.

  (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation shall be changed to "CardioThoracic Systems, Inc."

  (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law (subject in all cases to Section 5.11).

1.5 Directors of the Surviving Corporation.

  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

1.6 Officers of the Surviving Corporation.

  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     Conversion and Exchange of Securities

2.1 Merger Sub Stock.

  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Company Stock.

  (a) Subject to Section 2.3(e), at the Effective Time, each share of Company Common Stock including all associated Rights issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.2(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of fully paid and nonassessable shares of Parent Common Stock that equals the amount obtained by dividing the Per Share Price (as hereinafter defined) by the Average Price (as hereinafter defined); provided, however, that in no event shall the Exchange Ratio exceed .3611 or be less than .2955. The "Per Share Price" shall mean $19.50. The "Average Price" shall mean the average per share closing price of Parent Common Stock during the 20 full trading days preceding the date of the last full trading day prior to the Company Stockholders Meeting (as defined in Section 5.3 hereof) or any adjournment or postponement at which the approval of this Agreement and the Merger by the stockholders of the Company is obtained, as such prices are reported on the New York Stock Exchange ("NYSE") Composite Transactions Tape (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source).

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the consideration contemplated by Section 2.2(a) and cash in accordance with Sections 2.3(c) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

  (c) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time, and each share of Company Common Stock that is owned by Parent or Merger Sub at the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

  (d) All options to purchase capital stock of the Company (the "Company Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's Incentive Stock Plan, Director Option Plan, Nonstatutory Stock Option Plan and 1998 Nonstatutory Stock Option Plan (collectively, the "Company Stock Option Plans") or under any other outstanding option or warrant agreements granting options to purchase capital stock of the Company, shall by virtue of the Merger and without any further action on the part of the Company or the holder thereof, cease to represent a right to acquire Company Common Stock and shall be converted into an option to purchase Parent Common Stock in such manner that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be a transaction within Section 424 of the Code. Each Company Option converted by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time would be converted under Section 2.2(a), and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such

Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).

  (e) Parent shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to options to purchase shares of Parent Common Stock ("Parent Options") pursuant to Section 2.2(d), (ii) from and after the Effective Time, upon exercise of the Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby and (iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

  (f) It is the intention of the parties that the Company Options converted by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the Company Options qualified as incentive stock options prior to the Effective Time.

  (g) Parent shall, within five days after the Effective Time, file a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Parent Common Stock issuable upon the exercise of Parent Options created upon the assumption by Parent of Company Options under Section 2.2(d), except to the extent the shares issuable pursuant to the assumption of Company Options by Parent have already been registered, and will use its reasonable best efforts to cause such registration statement to become effective and to maintain such registration in effect until the exercise or expiration of such Parent Options. No payment shall be made for fractional interests under Section 2.2(d)(ii)(A).

  (h) A holder of a Parent Option may exercise such Parent Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information and payments, if any, required in accordance with the related Company Stock Option Plan.

2.3 Exchange of Certificates Representing Company Common Stock.

  (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Parent Common Stock to be issued in connection with the Merger and cash in an amount equal to Parent's good faith estimate of the cash required to be paid to holders of shares of Company Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, Parent may, in lieu of issuing certificates for Parent Common Stock, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent, and all references in this Agreement to certificates for Parent Common Stock will be deemed to be references to book-entry notations.

  (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration contemplated by
Section 2.2 and this Section 2.3, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid pursuant to Section 2.3(b)(y) may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9 hereof), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 5.9.

  (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Parent Common Stock that would otherwise be issuable by the Average Price.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent, and Parent shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Parent Common Stock, cash and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  (g) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

2.4 Adjustment of Exchange Ratio.

  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3

                 Representations and Warranties of the Company

  Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent (the "Company Disclosure Schedule") or in the Company Reports (as defined below) filed on or prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

3.1 Existence; Good Standing; Corporate Authority; Compliance with Law.

  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to result in a Company Material Adverse Effect (as defined in Section 8.14 hereof). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. The Company has no Subsidiaries other than CardioThoracic Systems GmbH (the "Company Subsidiary"). The Company Subsidiary is inactive, does not carry on any business, and does not own any properties or assets. The Company Subsidiary is a corporation duly organized, validly existing and in good standing, under the laws of Germany. Neither the Company nor the Company Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or the Company Subsidiary or any of their respective properties or assets is subject, other than any violations that are not reasonably likely to result in a Company Material Adverse Effect. The Company and the Company Subsidiary have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to result in a Company Material Adverse Effect.

3.2 Authorization, Validity and Effect of Agreements.

  The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and all other agreements and documents contemplated hereby and thereby and to perform its obligations hereunder. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby and by the Option Agreement and the Support Agreement has been unanimously approved by the Board of Directors of the Company (the "Company Board") and duly authorized by all requisite corporate action. This Agreement and the Option Agreement constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3.3 Capitalization.

  The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,100,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock"). As of August 27, 1999, there were 14,497,668 shares of Company Common Stock issued and outstanding, and no shares of Company Preferred Stock issued and outstanding. Since such date, no shares of capital stock of Company have been issued, except shares of Company Common Stock issued pursuant to the exercise of options outstanding, under the Company Stock Option Plans. As of August 27, 1999, options to acquire 2,185,255 shares of Company Common Stock were outstanding pursuant to the terms of the Company Stock Option Plans and 159,922 shares of Company Common Stock were reserved for issuance pursuant to the CardioThoracic Systems, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Prior to the Closing Date and in accordance with Section 5.2 of this Agreement, the Company anticipates that options to acquire additional shares of Company Common Stock will be granted to certain employees pursuant to the Company Stock Option Plans. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and were issued in compliance with all applicable federal and state securities laws, rules and regulations. Pursuant to the Stock Purchase Plan, Purchase Periods (as defined in the Stock Purchase Plan) commenced on November 2, 1998 and May 3, 1999 and will end upon the earlier of (i) April 30, 1999 and October 29, 1999, respectively (with respect to each such Purchase Period, respectively, the "Stock Purchase Date") or (ii) immediately prior to the Effective Time, provided that if the Effective Time is later than October 31, 1999, then a new Purchase Period will commence on November 1, 1999 and will end upon the earlier of April 30, 2000 or immediately prior to the Effective Time. Except for the outstanding purchase rights held by participants in the current Purchase Periods, there are no other purchase rights or options outstanding under the Stock Purchase Plan. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than under the Company Stock Option Plans and the Stock Purchase Plan and the Option Agreement, that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, except that as of the date hereof, there were 60,000 shares of Series A Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation pursuant to any Company Plan (as defined in Section 3.14) or otherwise.

3.4 Subsidiaries.

  The Company owns directly or indirectly each of the outstanding shares of capital stock of the Company Subsidiary. Each of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

3.5 Other Interests.

  Except for the Company's ownership of the Company Subsidiary, neither the Company nor the Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than marketable securities available for sale.

3.6 No Violation.

  Neither the execution and delivery by the Company of this Agreement or the Option Agreement nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof or the performance of the Support Agreement by the parties thereto, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) result in a breach or violation of, a default under any existing Company Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or the Company Subsidiary under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which the Company or the Company Subsidiary is a party, or by which the Company or the Company Subsidiary or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Company Material Adverse Effect or (b) impair in any material respect the ability of the Company to perform its obligations under this Agreement or the Option Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Option Agreement; or (iv) other than filings by the Company required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing by the Company Subsidiary of any pre-merger notification required to be filed with the German Federal Cartel Office, the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the Company's stockholders of this Agreement and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business or as required under the DGCL and the rules of the Nasdaq National Market, require, by or with respect to the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made, are not reasonably likely to result in a Company Material Adverse Effect. The stockholders of the Company have no appraisal, dissenters or other similar rights with respect to the Merger, whether pursuant to the DGCL, Section 2115 or Chapter 13 of the California General Corporation Law, or otherwise.

3.7 SEC Documents.

  As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of the Company prepared by the Company since its initial public offering (including without limitation, the Registration Statement on Form S-1 (Registration No. 333-1840) with respect to its initial public offering), in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"), (collectively, the "Company Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Company Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiary as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the financial position, results of operations and cash flows, as the case may be, of the Company and the Company Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as set forth in the Company Reports, (b) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied and included in the Company Reports, (c) liabilities or obligations incurred in the ordinary course of business which are not reasonably likely to have a Company Material Adverse Effect and (d) arising under executory contracts not currently in default.

3.8 Patents, Trademarks, Copyrights and Trade Secrets.

  (a) Section 3.8 of the Company Disclosure Schedule contains a complete list of all United States and foreign patents and patent applications, copyrights (whether registered or as to which registration has been applied for), trademarks (whether registered or as to which registration has been applied for), trade names and service marks owned by or licensed to the Company or any of its Subsidiaries as of the date hereof.

  (b) To the knowledge of the Company, there is no infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or as to which registration has been applied for, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets or concepts (the "Intellectual Property") of the Company or the Company Subsidiary that is reasonably likely to cause a Company Material Adverse Effect, except as has been disclosed by the Company to Parent. There are no pending or threatened claims by the Company or the Company Subsidiary against others for infringement, misuse or misappropriation, of any Intellectual Property of the Company or the Company Subsidiary that are reasonably likely to cause a Company Material Adverse Effect. Neither the Company nor the Company Subsidiary is infringing, misusing or misappropriating any Intellectual Property of any third party and no claim of such infringement, misuse or misappropriation is pending or, to the knowledge of the Company, threatened.

  (c) Except as set forth in Section 3.8 of the Company Disclosure Schedule or the Company Reports, the Company and the Company Subsidiary own or possess adequate licenses or other valid rights to use all of the Intellectual Property of the Company and the Company Subsidiary used or proposed to be used in the business of the Company and the Company Subsidiary as currently conducted. The Company has no knowledge of any facts or claims which may bring the validity of its issued patents into question.

3.9 Investigations; Litigation.

  Except in the ordinary course of the Company's business, (a) no investigation or review by any governmental entity with respect to the Company or the Company Subsidiary is pending (or, to the Company's knowledge, threatened) that, if concluded adversely to the Company or the Company Subsidiary, individually or in the aggregate is reasonably likely to have a Company Material Adverse Effect nor has any governmental entity indicated to the Company an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against the Company or the Company Subsidiary or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality that, if concluded adversely to the Company or the Company Subsidiary, individually or in the aggregate is reasonably likely to have a Company Material Adverse Effect. The Company has disclosed to Parent any and all information known to any executive officer of the Company concerning or relating to any litigation brought or threatened to be brought against the Company or any of its current or former employees, officers or directors in connection with the matters set forth in Section 8.14 of the Company Disclosure Schedule.

3.10 Governmental Approvals.

  There are no products now being manufactured, sold or distributed by the Company or the Company Subsidiary which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body that regulates the safety, effectiveness, market clearances, market or post-market surveillance of the products of the Company and the Company Subsidiary, whether Federal, state, local or foreign, for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained. All products now being commercially distributed by the Company or the Company Subsidiary in the United States, and to the knowledge of the Company, all products now being commercially distributed outside the United States, meet, in all material respects, the applicable legal requirements of such jurisdiction with respect to their safety, effectiveness, market clearance, marketing, and post-market surveillance and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to the Company for the FDA or any other governmental body to rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, sold or distributed. There is no action or proceeding by the FDA or any other governmental body claiming that any product now being commercially distributed or used in any clinical trials by the Company or the Company Subsidiary is defective or fails to meet any applicable regulatory standards or that the Company has violated any applicable rules or regulations governing the marketing or post-market surveillance requirements for any product, including, but not limited to, recall procedures, pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of the Company, there is no basis for any such action or proceeding. No institutional review board or institutional review committee or other similar group has terminated or recommended termination of a clinical study of any product of the Company or the Company Subsidiary.

3.11 Absence of Certain Changes.

  Since January 1, 1999, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

3.12 Taxes and Tax Returns.

  (a) Definitions:

    "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

    "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise.

    "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

    "Tax Reserve" shall have the meaning set forth in Section 3.12(d).

    "Tax Return" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes).

  (b) All material Tax Returns required to be filed by or with respect to the Company and the Company Subsidiary for all Taxable Periods have been timely filed and all such Tax Returns, (i) except where the failure to do so is not reasonably likely to have a Company Material Adverse Effect, were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and the Company Subsidiary. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and the Company Subsidiary with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any taxing authority and no basis exists for any such adjustment.

  (c) The Company and the Company Subsidiary have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties.

  (d) The Company and the Company Subsidiary have (i) timely paid or caused to be timely paid all material Taxes due, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve (without regard to deferred Tax assets and liabilities) for the payment of all material Taxes not yet due and payable (the "Tax Reserve") on the financial statements included in the Company Reports.

  (e) The Company and the Company Subsidiary have complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

  (f) None of the Tax Returns of the Company or the Company Subsidiary has been or is currently being examined by the Internal Revenue Service ("IRS") or relevant state, local or foreign taxing authorities. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods (or portions thereof) which have not been audited by the IRS or other taxing authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, nor has the Company or the Company Subsidiary received a revenue agent's or similar report asserting a Tax deficiency. There are no current or, to the Company's knowledge, threatened actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company or the Company Subsidiary and there is no basis for any such claim.

  (g) No claim has ever been made in writing by any taxing authority with respect to the Company or the Company Subsidiary in a jurisdiction where the Company and/or the Company Subsidiary do not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or the Company Subsidiary.

  (h) Neither the Company nor the Company Subsidiary has agreed or is required to include in income or make any adjustment under either Section 481(a) or
Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise. Neither the Company nor the

Company Subsidiary has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

  (i) Neither the Company nor the Company Subsidiary is, or has been, a party to any agreement (other than this Agreement) relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period.

  (j) Neither the Company nor the Company Subsidiary is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

  (k) Neither the Company nor the Company Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither the Company nor the Company Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

  (l) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and the Company Subsidiary have been made available to Parent prior to the date hereof. Since the date of the most recent Company Report, neither the Company nor the Company Subsidiary has incurred any liability for Taxes that is reasonably likely to result in a material decrease in the net worth of the Company or the Company Subsidiary.

  (m) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or the Company Subsidiary is in force, and no waiver or agreement by the Company or the Company Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

  (n) Neither the Company nor the Company Subsidiary has been a member of an
(i) affiliated group (within the meaning of Section 1504 of the Code) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent.

  (o) Neither the Company nor the Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for U.S. federal income tax purposes.

  (p) None of the indebtedness of the Company or the Company Subsidiary constitutes "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code.

  (q) Neither the Company nor the Company Subsidiary is or has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

  (r) Neither the Company nor the Company Subsidiary has consented to have the provisions of Section 341(f)(2) of the Code applied to it.

  (s) Section 3.12 of the Company Disclosure Schedule sets forth the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transactions. Neither the Company nor the Company Subsidiary has an excess loss account (within the meaning of Treas. Reg. (S) 1.1502-19) with respect to the stock of the Company Subsidiary.

3.13 Material Contracts.

  Section 3.13 of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) contracts, binding commitments and agreements (for purposes of this Agreement, contracts, binding commitments and agreements shall include, without limitation, all collaborative arrangements or relationships of the Company and the Company Subsidiary) to which the Company or the Company Subsidiary is a party or under which any of them is obligated or bound or to which any of their properties or assets may be subject, which (a) involve a payment or receipt after the date hereof of more than $400,000, (b) are purchase orders involving more than $400,000 or are supply agreements, (c) involve the licensing of or by the Company or the Company Subsidiary of any Intellectual Property or (d) are joint development agreements. There is no document or contract of a character required to be described in, filed with the SEC as an exhibit to, or incorporated by reference into, any periodical or other report made under the Exchange Act and the rules and regulations promulgated thereunder, which is not described, incorporated or filed as required. All material terms of each of the contracts set forth on Section 3.13 of the Company Disclosure Schedule and each of the contracts disclosed in the Company Reports are in full force and effect and are enforceable against the Company and, to the knowledge of the Company, against all other parties thereto, in accordance with their terms. Except for such instances that are not reasonably likely to result in a Company Material Adverse Effect, (a) the Company and the Company Subsidiary are not in default under any such contract, binding commitment or agreement,
(b) to the knowledge of the Company, no party having any binding commitment to, or contract or agreement with, the Company or the Company Subsidiary is in default thereunder and (c) the Company has no knowledge of any fact, circumstance or event which might reasonably be expected in the future to cause any such party to be in default under any such material contract, binding commitment or agreement.

3.14 Employee Benefit Plans.

  (a) Section 3.14 of the Company Disclosure Schedule sets forth each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or the Company Subsidiary for any of their present or former employees, consultants, officers or directors ("Company Personnel") or with respect to which the Company or the Company Subsidiary has liability, makes or has an obligation to make contributions ("Company Plans").

  (b) The Company has made available to Parent (i) true and correct copies of all currently existing Company Plans or in the case of an unwritten plan, a written description thereof, (ii) true and correct copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such currently existing Company Plans and (iii) true and correct copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and material employee communications relating to such Company Plans and distributed to Company Personnel. The Company has no liabilities under any Company Plan that is not currently existing.

  (c) There are no Company Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intended to be qualified under Section 401(a) of the Code and listed on Section 3.14 of the Company Disclosure Schedule, and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits) except pursuant to a Company Plan listed in Section 3.14 of the Company Disclosure Schedule.

  (d) Each Company Plan that is an employee welfare benefit plan under Section 3(l) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

  (e) All contributions or payments owed with respect to any periods prior to the Closing under any Company Plan have been made or accrued. Each Company Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

  (f) There are no actions, suits or claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits) or, to the Company's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Company Plan or administrator or fiduciary of any such Company Plan. As to each Company Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Company Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial matters covered thereby.

  (g) Neither the Company nor any entity required to be aggregated with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code contributes to, maintains or has any liability with respect to a plan subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

  (h) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such plan is so qualified and (i) nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective, or (ii) the applicable remedial amendment period for such plan has not yet expired.

  (i) Neither the Company, the Company Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans (or their trusts), the Company, the Company Subsidiary, or any person who the Company or the Company Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

  (j) The events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Company Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Plan or compensation to any Company Personnel,
(iii) result in any payments (including parachute payments) under any Company Plan or law becoming due to any Company Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Plan.

  (k) The Company, the Company Subsidiary and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act.

3.15 Labor Matters.

  Neither the Company nor the Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary relating to their business, except for any such proceeding which is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of the Company or the Company Subsidiary. The Company and the Company Subsidiary are in compliance with all applicable laws regarding employment, consulting, employment practices, wages, hours and terms and conditions of employment, except where noncompliance is not reasonably likely to have a Company Material Adverse Effect.

3.16 Parent Stock Ownership.

  Neither the Company nor the Company Subsidiary owns any shares of Parent Common Stock or other securities convertible into or exercisable for Parent Common Stock.

3.17 Pooling of Interests; Tax Reorganization.

  There has been no action or omission by the Company or the Company Subsidiary which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by the Company or the Company Subsidiary which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.18 Environmental Matters.

  Except where any noncompliance is not reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect, the Company and the Company Subsidiary are in compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Such compliance includes, but is not limited to, the possession by the Company and the Company Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor the Company Subsidiary has received written notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law. To the knowledge of the Company, there are no currently existing circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

3.19 State Takeover Statutes and Shareholder Rights Plan.

  The Board of Directors of the Company has approved this Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement and the Merger and the transactions contemplated by this Agreement and the Support Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to this Agreement and the Merger and the transactions contemplated by this Agreement and the Support Agreement. To the Company's knowledge, no other state antitakeover statute or similar statute or regulation is applicable to the Merger or the other transactions contemplated hereby and by the Support Agreement and the Option Agreement. The Company has taken all actions necessary such that, for all purposes under the Rights Agreement, neither Parent nor Merger Sub nor any of their affiliates shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Company Common Stock, in each case solely as a result of Parent's and Merger Sub's entering into this Agreement, the Option Agreement or the Support Agreement or consummating the Merger and/or the other transactions contemplated hereby or thereby.

3.20 No Brokers.

  The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby, except that the Company has retained Piper Jaffray Inc. as its financial advisor, the arrangements of which have been disclosed by the Company to Parent. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the Option Agreement and the Support Agreement, or the consummation of the transactions contemplated hereby and thereby.

3.21 Opinion of Financial Advisor.

  The Board of Directors of the Company has received the opinion of Piper Jaffray Inc. to the effect that, as of the date hereof, the consideration to be received in the Merger is fair to the holders of Company Common Stock from a financial point of view.

                                   ARTICLE 4

            Representations and Warranties of Parent and Merger Sub

  Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule") or in the Parent Reports (as defined below) filed on or prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

4.1 Existence; Good Standing; Corporate Authority; Compliance with Law.

  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not reasonably likely to result in a Parent Material Adverse Effect (as defined in Section 8.14 hereof). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Neither Parent nor Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or Merger Sub or any of their respective properties or assets is subject, other than any violations which are not reasonably likely to result in a Parent Material Adverse Effect. Parent and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action is not reasonably likely to result in a Parent Material Adverse Effect.

4.2 Authorization, Validity and Effect of Agreements.

  Each of Parent and Merger Sub, respectively, has the requisite corporate power and authority to execute and deliver this Agreement, the Support Agreement and the Option Agreement and all other agreements and documents contemplated hereby and thereby, and perform its obligations hereunder and thereunder. The consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and by the Option Agreement and the Support Agreement have been unanimously approved by the Board of Directors of Parent and Merger Sub, as applicable, and duly authorized by all requisite corporate action. This Agreement, the Support Agreement and the Option Agreement, constitute the valid and legally binding obligations of Parent and/or Merger Sub, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.3 Capitalization.

  The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 50,000,000 shares of Preferred Stock, without par value, ("Parent Preferred Stock"). As of August 27, 1999, there were 301,677,625 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding and 458,226 shares of Parent Common Stock and no shares of Parent Preferred Stock held in Parent's treasury. Since such date, no additional shares of capital stock of Parent have been issued, except shares issued pursuant to the exercise of options outstanding under Parent's stock option plans (the "Parent Stock Option Plans"). As of August 27, 1999, options to acquire 36,672,998 shares of Parent Common Stock were outstanding. Since such date, no additional options have been granted. Prior to the Closing Date, Parent anticipates that options to acquire additional shares of Parent Common Stock will be granted to certain employees pursuant to the Parent 1998 Stock Plan. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. All such issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued pursuant to Section 2.2(a) hereof, when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Parent Stock Option Plans and the Rights Agreement between Parent and Bank One, Indianapolis, NA dated October 17, 1994 (the "Parent Rights Agreement"), which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries.

4.4 Merger Sub.

  The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and owned by Parent. Notwithstanding any provisions to the contrary, Parent may, in its sole discretion, increase or decrease the number of shares of authorized common stock of Merger Sub and the number of shares of common stock of Merger Sub issued and outstanding owned by Parent. Merger Sub has not engaged in any activities other than in connection with its formation and the transactions contemplated by this Agreement.

4.5 No Violation.

  Neither the execution and delivery by Parent and Merger Sub, as applicable, of this Agreement, the Support Agreement or the Option Agreement, nor the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (i) conflict with or result in a breach of any provisions of the respective Certificate of Incorporation or Bylaws of Parent or Merger Sub;
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Parent Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, binding commitment or obligation to which Parent or Merger Sub is a party, or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which is not reasonably likely to (a) result in a Parent Material Adverse Effect, (b) impair in any material respects the ability of Parent to perform its obligations under this Agreement, the Option Agreement and the Support Agreement, or (c) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, the Option Agreement or the Support Agreement; or (iv) other than filings by Parent required under the HSR Act, the filing with the SEC of a Registration Statement on Form S-4, the filing of the Certificate of Merger with the Delaware Secretary of State, and the submission to the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange") of a listing application, require, by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Merger Sub of the Merger, any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made, are not reasonably likely to result in a Parent Material Adverse Effect.

4.6 SEC Documents.

  As of their respective dates, or, if amended, as of the date of the last such amendment, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Parent prepared by Parent since January 1, 1996, in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Parent Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder applicable to such Parent Reports and (ii) at the time they were filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the financial position, results of operations and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not reasonably likely to be material in amount or effect, and the absence of footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (a) as set forth in the Parent Reports, (b) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied and included in the Parent Reports, (c) liabilities or obligations incurred in the ordinary course of business which are not reasonably likely to have a Parent Material Adverse Effect and (d) arising under executory contracts not currently in default.

4.7 Investigations; Litigation.

  Except as set forth in Section 4.7 of the Parent Disclosure Schedule or in the Parent Reports (a) no investigation or review, except in the ordinary course of its business, by any governmental entity with respect to Parent or Merger Sub is pending (or, to Parent's knowledge, threatened) that, if concluded adversely to Parent or Merger Sub, individually or in the aggregate is reasonably likely to have a Parent Material Adverse Effect nor has any governmental entity indicated to Parent or Merger Sub an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, if concluded adversely to Parent or Merger Sub, individually or in the aggregate is reasonably likely to have a Parent Material Adverse Effect.

4.8 Absence of Certain Changes.

  Since December 31, 1998, other than as set forth in the Parent Reports, Parent has conducted its business only in the ordinary course of such business, and there has not been (i) any Parent Material Adverse Effect or any event which is reasonably likely to result in a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends payable on Parent Common Stock); or (iii) any material change in its accounting principles, practices or methods, except as required under GAAP or applicable law.

4.9 Company Stock Ownership.

  Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into or exercisable for Company Common Stock.

4.10 No Brokers.

  Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Support Agreement or the consummation of the transactions contemplated hereby and thereby, except that Parent has retained J.P. Morgan Securities Inc. as its financial advisor. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Support Agreement or the consummation of the transactions contemplated hereby and thereby.

4.11 Pooling of Interests; Tax Reorganization.

  There has been no action or omission by Parent or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by Parent or its Subsidiaries which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 5

                                   Covenants

5.1 Alternative Proposals.

  The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties other than Parent or Merger Sub conducted heretofore with respect to any merger, consolidation, share exchange, business combination, sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of substantial assets of the Company other than in the ordinary course of business or sale, pledge, issuance, or other transfer or disposition of shares of capital stock of the Company (other than in the ordinary course of business under the Company Stock Option Plans or the Stock Purchase Plan or pursuant to currently outstanding options or warrants) or similar transaction in each case involving or with respect to the Company or the Company Subsidiary (each, a "Transaction"). The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, and may participate in discussions and negotiate with such entity or group concerning any Transaction if such entity or group has submitted a written proposal to the Company Board relating to any such Transaction (an "Alternative Proposal") and the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action may constitute a breach of the Company Board's fiduciary duty. The Company Board shall notify Parent of the receipt of any Superior Proposal and the material terms and conditions thereof, and shall promptly notify Parent of any changes to such material terms and conditions. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning, or enter into any agreement with respect to, any Transaction; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the shareholders of the Company tender their outstanding shares of Company Common Stock in connection with any such tender offer or exchange offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the tender offer is a Superior Proposal and that failing to take such action may constitute a breach of the Company Board's fiduciary duty under applicable laws. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit the Company to accept or enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or (z) affect any other obligation of the Company under this Agreement.

  For purposes of this Agreement "Superior Proposal" means any Alternative Proposal with respect to a Transaction which (a) in the good faith judgment of the Company Board, after consultation with its outside financial advisors, is superior to the Merger from a financial point of view to the stockholders of the Company, (b) faces no material legal or other impediments to consummation which are more adverse, in the aggregate, to the Company than the legal or other impediments, if any, faced by the Company in connection with the consummation of the Merger, and (c) is reasonably capable of being financed.

5.2 Interim Operations.

  (a) Prior to the Effective Time, except as set forth in the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

    (i) shall, and shall cause the Company Subsidiary to, conduct its operations in the ordinary course consistent with the manner as heretofore conducted;

    (ii) shall use commercially reasonable efforts, and shall cause the Company Subsidiary to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) shall not, and shall cause the Company Subsidiary not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

    (iv) shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

    (v) shall, upon receiving any written notice from any Taxing authority proposing any adjustment to any Tax relating to the Company or the Company Subsidiary, give prompt written notice thereof to Parent, which notice shall describe in detail each proposed adjustment;

    (vi) subject to the provisions of Section 5.1, shall not, and shall not permit the Company Subsidiary to, (A) acquire or agree to acquire by merging or consolidating with, or by acquiring any capital stock of or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) acquire or agree to acquire assets other than in the ordinary course of business and except for capital expenditures made in accordance with clause (xviii) below and except for in-licenses of technology, the cost of which does not exceed $1,000,000 individually or $2,000,000 in the aggregate, or (C) release or relinquish or agree to release or relinquish any material contract rights;

    (vii) shall not, and shall not permit the Company Subsidiary to, effect any stock split or otherwise change its capitalization or issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for shares of its capital stock, except (A) upon exercise of options to purchase shares of Company Common Stock under the Company Stock Option Plans, and except (B) pursuant to the Stock Purchase Plan;

    (viii) shall not, and shall not permit the Company Subsidiary to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of the Company or the Company Subsidiary, other than
  (a) the issuance of Company Options to newly hired employees, consistent with past practice or (b) as set forth in Section 5.2(a)(viii) of the Company Disclosure Schedule;

    (ix) shall not, and shall not permit the Company Subsidiary to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC.

    (x) shall not, and shall not permit the Company Subsidiary to, take or fail to take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of
  Section 368(a) of the Code;

    (xi) shall not, and shall not permit the Company Subsidiary to, amend in any material respect, except as required by applicable law or in response to changes in applicable law, the terms of any Company Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, or change in any respect any vesting schedule with respect to any Company Plan or grant or award thereunder, or grant any salary increases to any employee of the Company or the Company Subsidiary above that amount previously disclosed in writing by the Company to Parent, except in the ordinary course of business consistent with past practice to non-officers of the Company or the Company Subsidiary, except that (A) the Company may hire employees in the ordinary course of business consistent with past practice and (B) this subsection (xi) shall not preclude Company from making payments under Company Plans;

    (xii) shall notify Parent in writing promptly upon receiving notice from any employee of the Company or the Company Subsidiary of such employee's intention to terminate employment with the Company or the Company Subsidiary;

    (xiii) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice, change in any respect the compensation arrangements for the sales force of the Company or the Company Subsidiary;

    (xiv) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice, grant any promotion to any management level employee of the Company or the Company Subsidiary;

    (xv) shall not, and shall not permit the Company Subsidiary to, except in the ordinary course of business consistent with past practice, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (y) make any loans or advances to any other person;

    (xvi) shall not, and shall not permit the Company Subsidiary to, (x) make, revoke or change any election with respect to Taxes or (y) settle or compromise any Tax liability;

    (xvii) shall not, and shall not permit the Company Subsidiary to, (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (z) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Company Subsidiary, or make any commitment for any such action;

    (xviii) shall not, and shall not permit the Company Subsidiary to, make any capital expenditures which in the aggregate are in excess of $1,000,000;

    (xix) shall not, and shall not permit the Company Subsidiary to, solicit to hire or hire any employee of Parent; provided, however, that nothing in this Section 5.2(a)(xix) shall prevent the Company or the Company Subsidiary from publishing any general advertisement or similar notice in any newspaper or other publication or from hiring any person pursuant to such advertisement or notice;

    (xx) shall use reasonable efforts to not, and shall use reasonable efforts to cause the Company Subsidiary to not, contact Parent's sales representatives, customers, vendors or strategic partners, the names of which have been provided by Parent to the Company, concerning Parent or the Merger, without Parent's prior written consent, which consent shall not be unreasonably withheld;

    (xxi) shall not, and shall not permit the Company Subsidiary to, make any public disclosure regarding its understanding of Parent's plan for integrating the operations of the Company with those of Parent and any of its Subsidiaries; and

    (xxii) shall not, and shall not permit the Company Subsidiary to, agree, in writing or otherwise, to take any of the foregoing actions.

  (b) Prior to the Effective Time, except as set forth in the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

    (i) shall, and shall cause Merger Sub to, give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a)(ii) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement;

    (ii) shall not, and shall not permit any of its Subsidiaries to, take or fail to take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC;

    (iii) shall not, and shall not permit any of its Subsidiaries to, take or fail to take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of
  Section 368(a) of the Code;

    (iv) shall not, and shall not permit any of its Subsidiaries to, solicit to hire or hire any employee of the Company; provided, however, that nothing in this Section 5.2(b)(iv) shall prevent Parent or any Subsidiary from publishing any general advertisement or similar notice in any newspaper or other publication or from hiring any person pursuant to such advertisement or notice;

    (v) shall use reasonable efforts to not, and shall use reasonable efforts to cause its Subsidiaries to not, contact the Company's sales representatives, customers, vendors or strategic partners, the names of which have been provided by the Company to Parent, concerning the Company or the Merger, without the Company's prior written consent, which consent shall not be unreasonably withheld;

    (vi) shall not, and shall not permit any of its Subsidiaries to, make any public disclosure regarding Parent's plan for integrating the operations of the Company with those of Parent and any of its Subsidiaries; and

    (vii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3 Meeting of Stockholders.

  The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable for the purpose of obtaining the approval of its stockholders of this Agreement and the Merger. The Company Board shall recommend such approval and shall use its reasonable best efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required and the Company Board may withdraw or modify such recommendation or solicitation, if previously made, if and to the extent that the Company Board determines after the date hereof, in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the making of such recommendation or solicitation may involve a breach of its fiduciary duties to its stockholders imposed by law.

5.4 Filings; Other Actions.

  Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger and the transactions contemplated hereby and by the Option Agreement and the Support Agreement; (b) use all reasonable efforts to cooperate with one another (i) in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement, the Option Agreement and the Support Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) in timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement , the Option Agreement and the Support Agreement as promptly as practicable.

5.5 Inspection of Records.

  From the date hereof to the Effective Time, Company and Parent shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries. Except as required by law, Parent and the Company will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from the Company or from Parent, as the case may be, directly or indirectly, in confidence, in accordance with the Confidentiality Agreement dated as of May 6, 1999 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement").

5.6 Publicity.

  The initial press release relating to this Agreement shall be a joint press release in the form heretofore agreed to by the parties and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and by the Option Agreement and Support Agreement and in making any filing with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

5.7 Registration Statement.

  Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). Notwithstanding the foregoing, the Company may file the Proxy Statement/Prospectus with the SEC, and receive SEC clearance of the Proxy Statement/Prospectus, prior to Parent's filing the Form S-4. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall take all action required to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, except to the extent that information contained therein has been revised or superseded by a later-filed amendment to the Proxy Statement/Prospectus or the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4, except to the extent that information contained therein has been revised or superseded by a later-filed amendment to the Proxy Statement/Prospectus or the Form S-4, shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Company Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent and no amendment of the Form S-4 will be made by Parent without the approval of the Company. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

5.8 Listing Application.

  Parent shall promptly prepare and submit to the NYSE and the Pacific Exchange a listing application covering the shares of Parent Common Stock issuable in the Merger and upon exercise of the Parent Options, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

5.9 Affiliate Letters.

  The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each person identified in
Section 5.9 of the Company Disclosure Schedule as an "affiliate" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act an Affiliate Letter in the form attached hereto as Exhibit A.

5.10 Expenses.

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the Support Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be paid one-half by Parent and one-half by the Company.

5.11 Certain Transaction Related Fees.

  The Company shall not, and shall not permit any Subsidiary to, incur, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated hereby, including, without limitation, fees of legal counsel, investment banking, and other financial and other advisors, in excess of an amount equal to the sum of (a) any amounts owed to U.S. Bancorp Piper Jaffray Inc. under the terms of the arrangement between the Company and U.S. Bancorp Piper Jaffray Inc. previously disclosed by the Company to Parent and (b) $750,000. The Company shall not, without the prior written consent of Parent, amend the arrangements with U.S. Bancorp Piper Jaffray Inc., which have been disclosed by the Company to Parent.

5.12 Directors' and Officers' Indemnification and Insurance.

  (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation and Bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 5.12(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. Section 5.12(a) of the Company Disclosure Schedule sets forth a list of all indemnification agreements between the Company and its directors and officers. In addition to the foregoing, Parent shall guarantee the Surviving Corporation's performance of its obligations pursuant to this Section 5.12(a).

  (b) The Surviving Corporation shall not terminate for six years from the Effective Time the Company's directors' and officers' liability insurance in effect immediately prior to the Effective Time. Prior to the Effective Time, the Company shall purchase a six-year "runoff" addition to its existing directors' and officers' liability insurance policy (the "Runoff Policy"), the cost of which Runoff Policy shall not exceed $700,000; provided, however, that if (i) Parent's directors' and officers' liability insurance policy in effect at the Effective Time ("Parent's Policy") provides coverage no less favorable to the Company's directors and officers than the coverage that would be provided by the Runoff Policy and (ii) Parent causes Parent's Policy to cover all persons who would be covered by the Runoff Policy, then the Company shall not purchase the Runoff Policy. If the Company does not purchase the Runoff Policy, then for six years from the Effective Time, neither Parent nor the Surviving Corporation shall reduce the coverage provided by Parent's Policy to any person who would be covered by the Runoff Policy.

  (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other obligations provided for in this Section 5.11.

  (d) This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

5.13 Shareholder Rights Plan and Takeover Statutes.

  The Company shall not amend, modify or supplement the Rights Agreement or the Rights without the prior written consent of Parent. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, is or shall become applicable to the transactions contemplated hereby or by the Option Agreement or the Support Agreement, the Company and the members of the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and by the Option Agreement and by the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and by the Option Agreement and by the Support Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Option Agreement and by the Support Agreement. If requested by Parent at least three business days prior to the Effective Time, the Company Board shall take all necessary action to terminate or redeem all of the outstanding Rights and to terminate the Rights Agreement, effective immediately prior to the Effective Time.

5.14 Conveyance Taxes.

  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, the Option Agreement and the Support Agreement that are required or permitted to be filed on or before the Effective Time.

5.15 Certain Tax Matters.

  (a) From the date hereof until the Effective Time, (i) the Company and the Company Subsidiary will prepare and file, or will cause to be prepared and filed, in the manner required by applicable law, all Tax Returns that are required (with extensions) to be filed, (ii) the Company and the Company Subsidiary will timely pay all Taxes shown as due and payable, or required to be shown as due and payable, on such Tax Returns that are so filed, (iii) the Company and the Company Subsidiary will make provision for all Taxes payable by the Company and/or the Company Subsidiary for which no Tax Return is due prior to the Effective Time and (iv) the Company will promptly notify Parent in writing of any action, suit, proceeding, claim or audit pending against or with respect to the Company or the Company Subsidiary thereof in respect of any Tax.

  (b) The Company agrees that it will, and will cause the Company Subsidiary to, make available all such information, employees and records of or relating to the Company and the Company Subsidiary as Parent may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will consult with Parent before filing Tax Returns and amended Tax Returns, and in connection with audits and proceedings related to Taxes.

  (c) It is understood and agreed that Dewey Ballantine LLP, legal counsel to Parent, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to the Company, shall issue to their respective clients for inclusion as exhibits to the Form S-4 substantially identical opinions to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and respecting related matters (each such opinion, an "Exhibit Opinion" and, collectively, the "Exhibit Opinions"). In rendering such Exhibit Opinions, such legal counsel may require and reasonably rely upon reasonably requested representations contained in certificates of the Company, Parent and Merger Sub (the "Tax Certificates").

5.16 Benefit Arrangements.

  Following the Effective Time, Parent will provide benefits to the Company employees and officers who are employed by Parent immediately after the Effective Time ("Company Employees"), substantially identical to the benefits currently provided to similarly situated employees and officers of Parent, for so long as such persons shall remain employed by Parent or any of its Subsidiaries, including the Company. Parent has made available to the Company true and correct copies of all plans setting forth such benefits or in the case of an unwritten plan, a written description thereof. From and after the Effective Time, Parent shall grant all Company Employees credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with the Company prior to the Effective Time for (i) participation and vesting purposes, (ii) for purposes of vacation accrual, and (iii) for purposes of severance pay and service awards after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall waive, with respect to any Company Employee, any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Company Employee who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by a Company Employee or a Company Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent.

5.17 Company Employee Stock Purchase Plan.

  Outstanding options under the Stock Purchase Plan shall be exercised upon the earlier of the applicable Stock Purchase Date or immediately prior to the Effective Time, provided that if the Effective Time is later than October 31, 1999, then a new Purchase Period will commence on November 1, 1999 and will end upon the earlier of April 28, 2000 or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Stock Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the consideration contemplated by Section 2.2 hereof. The Company Board shall take such actions as shall be necessary to effectuate the provisions of this Section 5.17, including without limitation such actions contemplated by Section 19(c) of the Stock Purchase Plan with respect to setting the New Exercise Date (as defined in the Stock Purchase Plan) immediately prior to the Effective Time and giving the notice contemplated by the Stock Purchase Plan not less than 10 business days prior to the Effective Time.

5.18 Temporary License.

  The Company agrees not to terminate the Temporary License Agreement between the Company and Origin Medsystems, Inc. ("Origin") dated May 3, 1999 (the "Temporary License Agreement") prior to the earlier of the Effective Time or the termination of this Agreement by either party in accordance with Article
7. If the Company terminates the Temporary License Agreement following termination of this Agreement, the Company agrees that it will provide Origin with at least thirty (30) days written notice prior of such termination. Parent will pay to the Company royalties as set forth in the Collaboration Agreement dated July 18, 1997 between the Company and EMBRO Vascular LLC, as amended (the "Collaboration Agreement") for Net Sales of Products (both Net Sales and Products as defined in the Collaboration Agreement) pursuant to the terms of the Collaboration Agreement for sales occurring on and after September 1, 1999. The Company has provided to Parent a true and correct copy of the Collaboration Agreement.

5.19 Support Agreement Legend.

  The Company will inscribe upon any Certificate representing the Shares tendered by a Stockholder (as such terms are defined in the Support Agreement) for such purpose the following legend: THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUPPORT AGREEMENT DATED AS OF AUGUST 30, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                   ARTICLE 6

                                  Conditions

6.1 Conditions to Each Party's Obligation to Effect the Merger.

  The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the Merger shall have been approved by the holders of the issued and outstanding shares of capital stock of the Company in accordance with the DGCL and Company's Certificate of Incorporation.

    (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

    (c) None of the parties hereto shall be subject to any order, decree or ruling or any other action of a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission which permanently restrains, enjoins or otherwise prohibits the Merger. In the event any such order, decree, ruling or other action shall have been issued, each party agrees to use commercially reasonable efforts to have any such order, decree, ruling or other action reversed and any such restraint or injunction lifted.

    (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

    (e) The Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE and the Pacific Exchange, subject only to official notice of issuance.

    (f) Parent shall have received any necessary approvals, or any applicable period for action shall have expired, under the German antitrust laws.

6.2 Conditions to Obligation of the Company to Effect the Merger.

  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) (i) Parent and Merger Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed by them on or prior to the Closing Date (except for those obligations contained in clauses (iv), (v) and (vi), and, to the extent it relates to clauses (iv), (v) and (vi), clause (vii), of Section 5.2(b) of this Agreement), (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement, the Parent Disclosure Schedule and documents delivered at Closing, other than the representations and warranties contained in Section 4.8(i) of this Agreement, shall be true and correct in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct in all material respects as of such date and except that those representations and warranties that are qualified with respect to materiality, Parent Material Adverse Effect or similar qualification shall be true and correct in all respects as of the Closing Date, and (iii) the Company shall have received certificates of the President or a Vice President of Parent and Merger Sub dated the Closing Date, certifying to such effect with respect to Parent and Merger Sub, respectively.

    (b) The Company shall have received from its legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, Wilson Sonsini Goodrich & Rosati, Professional Corporation, may reasonably rely upon the Tax Certificates (updated as necessary).

6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger.

  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) (i) The Company shall have performed in all material respects all obligations contained in this Agreement (except for those obligations contained in clauses (xix), (xx) and (xxi) and, to the extent it relates to clauses (xix), (xx) and (xxi), clause (xxii), of Section 5.2(a) of this Agreement), and the Option Agreement and the Stockholders (as defined in the Support Agreement) shall have performed in all material respects their agreements contained in the Support Agreement, in each case, required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and the Option Agreement, the Company Disclosure Schedule and documents delivered at Closing, and the representations and warranties of the Stockholders contained in the Support Agreement, shall be true and correct in all material respects as of the Closing Date, except for changes contemplated by this Agreement and except that those representations and warranties which address matters only as of a particular date shall have been true and correct in all material respects as of such date and except that those representations and warranties that are qualified with respect to materiality, Company Material Adverse Effect or similar qualification shall be true and correct in all respects as of the Closing Date, and (iii) Parent shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect with respect to the Company.

    (b) Parent shall have received from its legal counsel, Dewey Ballantine LLP, the Exhibit Opinion rendered by such legal counsel pursuant to Section 5.15(c) and reconfirmed as of the Effective Time. In reconfirming its Exhibit Opinion as of the Effective Time, Dewey Ballantine LLP may reasonably rely upon the Tax Certificates (updated as necessary).

    (c) Parent shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

    (d) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect (or, if a Company Material Adverse Effect shall have occurred, it shall have been cured).

                                   ARTICLE 7

                                  Termination

7.1 Termination by Mutual Consent.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent, Merger Sub and the Company.

7.2 Termination by Either Parent or the Company.

  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 29, 2000, or (b) the approval of the Company's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or
(c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by February 29, 2000. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to subsection (b) of this Section
7.2 is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a), if applicable.

7.3 Termination by the Company.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Company Board, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, the Company Board determines that such termination is required by reason of a Superior Proposal being made, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that (i) has had or is reasonably likely to have a Parent Material Adverse Effect or (ii) would cause the condition set forth in Section 6.2(a)(ii) to not be satisfied, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent which breach would cause the condition set forth in Section 6.2(a)(i) to not be satisfied, and, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (d) the Average Price is less than $47.00. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to Section 7.3(a) is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 7.5(a).

7.4 Termination by Parent.

  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of Parent, if (a) the Company Board (i) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Option Agreement, the Support Agreement or the Merger or (ii) shall have recommended an Alternative Proposal to the Company stockholders, or
(b) there has been a breach by the Company of any representation or warranty contained in this Agreement that (i) has had or is reasonably likely to have a Company Material Adverse Effect, or any breach by the Company of any representation or warranty contained in the Option Agreement or (ii) would cause the condition set forth in Section 6.3(a)(ii) to not be satisfied, or any breach by any Shareholder of any representation or warranty contained in the Support Agreement, and which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement or the Option Agreement on the part of the Company, or any of the covenants or agreements set forth in the Support Agreement by any Shareholder, which breach would cause the condition set forth in Section 6.3(a)(i) to not be satisfied, and, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or the breaching Shareholder, as appropriate.

7.5 Effect of Termination and Abandonment.

  (a) The Company shall pay Parent a fee of $9,000,000, which amount shall be payable by wire transfer of same day funds prior to any termination by the Company in the case of clause (i) or (iii) below (with any such payment being a condition precedent to any such termination), and within two business days after such amount becomes due in the case of any termination by Parent pursuant to clause (i) or (ii) below, upon the occurrence of any of the following events:

    (i) The Company or Parent terminates this Agreement pursuant to clause
  (b) of Section 7.2 and prior to such termination, (x) a proposal with respect to the sale or other disposition of all or substantially all of the assets of the Company, or a transaction pursuant to which any third party would acquire beneficial ownership of more than 50% of the Company's outstanding shares of voting stock or any similar transaction involving a change of control of the Company (each a "Specified Transaction") shall have been made, and (y) within one year after such termination, (A) any third party shall acquire beneficial ownership of more than 50% of the Company's outstanding shares of voting stock, or (B) the Company shall enter into any agreement (including an agreement in principle, letter of intent or similar agreement), whether oral or written, with respect to any Specified Transaction;

    (ii) Parent terminates this Agreement pursuant to clause (a) of Section
  7.4 ; or

    (iii) The Company terminates this Agreement pursuant to clause (a) of
  Section 7.3.

The Company acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the full amount of the fee set forth in this Section 7.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America N.T. and S.A. in effect on the date such fee was required to be paid.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 (Expenses) and except for the Confidentiality Agreement and the letter, dated August 6, 1999, from Parent and accepted and agreed to by the Company amending the Confidentiality Agreement. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 (b), 7.3(c), 7.4(b) or 7.4(c), to the extent such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

7.6 Extension; Waiver.

  At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.5, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                              General Provisions

8.1 Nonsurvival of Representations, Warranties and Agreements.

  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time; provided, however, that the agreements contained in Article 1 (The Merger), Article 2 (Conversion and Exchange of Securities), Section 5.10 (Expenses), Section

5.11 (Certain Transaction and Related Fees), Section 5.12 (Directors' and Officers' Indemnification and Insurance), Section 5.16 (Benefit Arrangements) and this Article 8 (General Provisions) shall survive the Merger to the extent contemplated by such sections.

8.2 Notices.

  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Parent or Merger Sub:

      Guidant Corporation
      111 Monument Circle, 29th Floor
      Indianapolis, Indiana 46204-5129
      Attention: General Counsel
      Telecopy: (317) 971-2141

  with copies to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019-6092
      Attention: Bernard E. Kury, Esq.
                   Jonathan L. Freedman, Esq.
      Telecopy: (212) 259-6333

  If to the Company:

      CardioThoracic Systems, Inc.
      10600 North Tantau Avenue
      Cupertino, California 95014
      Attention: Richard M. Ferrari
      Telecopy: (408) 342-1715

  with copies to:

      Wilson Sonsini Goodrich & Rosati, Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: J. Casey McGlynn
                   Christopher J. Ozburn
      Telecopy: (650) 493-6811

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

8.3 Assignment; Binding Effect.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights hereunder to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 (Conversion and Exchange of Securities) and Section
5.12 (Directors' and Officers' Indemnification and Insurance), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.4 Entire Agreement.

  This Agreement, the Option Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Temporary License Agreement and any documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.5 Amendment.

  This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, after such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.6 Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

8.7 Counterparts.

  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

8.8 Headings.

  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

8.9 Interpretation.

  In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

8.10 Waivers.

  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

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

8.11 Incorporation of Exhibits.

  The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.12 Severability.

  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.13 Enforcement of Agreement.

  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.14 Definitions.

  (a) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

  (b) As used in this Agreement, "Company Material Adverse Effect" means a change or effect that is materially adverse to the business, prospects, results of operation or financial condition of the Company or the Company Subsidiary; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (ii) any adverse change or effect that is proximately caused by conditions affecting any industry in which the Company or the Company Subsidiary competes shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (iii) any adverse change or effect resulting from the announcement or the pendency of the Merger shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; (iv) any adverse change or effect resulting from the breach by Parent of the covenants set forth in clauses (iv), (v) and (vi) and, to the extent it relates to clauses (iv), (v) and (vi), clause (vii), of Section 5.2(b) of this Agreement shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary; and (v) any adverse change or effect resulting from those items set forth in
Section 8.14 of the Company Disclosure Schedule shall not be taken into account in determining whether there has been or is reasonably likely to be a "Company Material Adverse Effect" on or with respect to the Company or the Company Subsidiary.

  (c) As used in this Agreement, "Parent Material Adverse Effect" means a change or effect that is materially adverse to the business, prospects, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that (i) any adverse change or effect that is proximately caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole; (ii) any adverse change or effect that is proximately caused by conditions affecting any industry in which Parent and any of its Subsidiaries compete shall not be take into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole;
(iii) any adverse change or effect resulting from the announcement or the pendency of the Merger shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole; and (iv) any adverse change or effect resulting from the breach by the Company of the covenants set forth in clauses (xix), (xx) and (xxi) and, to the extent it relates to clauses (xix), (xx) and (xxi), clause (xxii), of Section 5.2(a) of this Agreement shall not be taken into account in determining whether there has been or is reasonably likely to be a "Parent Material Adverse Effect" on or with respect to Parent and its Subsidiaries, taken as a whole.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          Guidant Corporation

                                             /s/ Ronald W. Dollens
                                          By:__________________________________
                                            Name: Ronald W. Dollens
                                            Title: President and Chief
                                            Executive Officer

                                          Clydesdale Acquisition Corp.

                                             /s/ Nicky Spaulding
                                          By:__________________________________
                                            Name: Nicky Spaulding
                                            Title: President

                                          Cardiothoracic Systems, Inc.

                                             /s/ Richard M. Ferrari
                                          By:__________________________________
                                            Name: Richard M. Ferrari
                                            Title: President and Chief
                                            Executive Officer

                                   EXHIBIT A
                                   TO MERGER
                                   AGREEMENT

                           FORM OF AFFILIATE LETTER

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of CardioThoracic Systems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC (the "Pooling Rules"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 30, 1999 (the "Agreement"), between Guidant Corporation, an Indiana corporation ("Parent"), Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger").

  As a result of the Merger, I will receive shares of Common Stock, without par value, of Parent (the "Parent Common Stock") in exchange for shares owned by me of Common Stock, par value $0.001, of the Company (the "Company Common Stock").

  1. Compliance with the Act. In compliance with the Act and the Rules and Regulations thereunder, I represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

    (a) I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

    (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

    (c) I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act and all applicable state securities or "blue sky" laws, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act and all applicable state securities or "blue sky" laws, or (iii) in the opinion of legal counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act and all applicable state securities or "blue sky" laws.

    (d) I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock received by me or on my behalf as a result of the Merger under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    (e) I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
   . , 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT."

    (f) I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 and all applicable state securities or "blue sky" laws, Parent reserves the right to put the following legend on the certificates issued to my transferee:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act, any applicable state securities or "blue sky" laws or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act and all applicable state securities or "blue sky" laws no longer apply to the undersigned.

2. Pooling Requirements.

  (a) I further represent to and covenant with Parent that (A) I have not sold any shares of Company Common Stock within 30 days of the Effective Time (as defined in the Merger Agreement) and (B) I will not sell, transfer or otherwise dispose of (i) any shares of Company Common Stock within 30 days of the Effective Time or (ii) any Parent Common Stock received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of post-merger combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations and would satisfy the Pooling Rules (such period is referred to herein as the "Restricted Period").

  (b) The parties acknowledge that sales of Parent Common Stock issuable on exercise of stock options solely to provide for payment of the exercise price of such stock options simultaneously with the exercise of such stock options shall not constitute such reduction of relative risk.

  (c) Notwithstanding anything to the contrary contained in paragraph 2.A, but subject to paragraph 1, I will be permitted, during the Restricted Period, (i) to sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing its risk relative to any shares of Parent Common Stock that I own (a "Transfer") equal to the lesser of (A) 10% of the Parent Common Stock that I own and (B) my pro rata portion of 1% of the total number of outstanding shares of Parent Common Stock owned by me and all other stockholders of Parent (in each of clause (A) and clause (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions or gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities for the period specified in paragraph 2.A.

  3. Certain Tax Matters. In connection with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), I hereby represent and warrant to Parent as follows:

    (a) I am currently the owner of      shares of Company Common Stock.
  These shares constitute my entire interest in the Company.

    (b) I have no current plan or intent to engage in prior to and in connection with the Merger any Sale (as defined below) of any Company Common Stock to the Company or any person related to the Company within the meaning of Treas. Reg. (S) 1.368-1(e)(3).

    (c) I have no current plan or intent to engage in at any time after, or in connection with, the Merger a sale, exchange, transfer, pledge, distribution, redemption, or other disposition of (collectively, a "Sale"), any Parent Common Stock that I receive in the Merger to Parent or any person related to Parent within the meaning of Treas. Reg. (S) 1.368-1(e)(3).

    (d) I do not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the receipt of Parent Common Stock in the Merger as occurring pursuant to a reorganization within the meaning of Section 368(a) of the Code.

    (e) I shall immediately notify Parent in writing via facsimile if, at any time prior to the Effective Time, any of the following representations are untrue.

  The representation, covenants and agreements contained herein shall be true and correct at all times from the date hereof. I understand that my obligations hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of my shares of Company Common Stock (and shares of Parent Common Stock following the Merger) shall pass by operation of law or otherwise.

                                          Very truly yours,

                                          Name:

Accepted this    day of
   , 1999 by Parent


By: _________________________________
  Name:
  Title:

                                                                        ANNEX B

                            STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of August 30, 1999 (the "Agreement"), between Guidant Corporation, an Indiana corporation (the "Grantee"), and CardioThoracic Systems, Inc., a Delaware corporation (the "Grantor").

  WHEREAS, the Grantee, Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Grantee ("Merger Sub"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of the Grantor with and into Merger Sub (the "Merger");

  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Merger Sub have requested that the Grantor grant to the Grantee an option to purchase up to 2,885,035 shares of Common Stock, par value $0.001 per share, of the Grantor, including all associated preferred share purchase rights (the "Common Stock"), upon the terms and subject to the conditions hereof, and

  WHEREAS, in order to induce the Grantee and Merger Sub to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  1. The Option; Exercise; Adjustments.

  (a) Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 2,885,035 shares of Common Stock, including all associated preferred share purchase rights (the "Shares") at a cash purchase price equal to $19.50 per share (the "Purchase Price"). Subject to the other terms and conditions set forth herein, the Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of a Triggering Event (as hereinafter defined), and prior to the termination of the Option in accordance with the terms of this Agreement.

  (b) Triggering Events. The term "Triggering Event" shall mean the occurrence of an event, circumstance or condition pursuant to which Parent's right, pursuant to Section 7.5(a) of the Merger Agreement, to receive the termination fee first arises.

  (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, splitup, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to $56,258,182.50.

  2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

    (a) No order, decree or ruling or any other action of a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the delivery of the Shares shall be in effect; and

    (b) Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

  3. The Closing.

  (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or, if the conditions set forth in Section 2(a) or (b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares (including all associated preferred share purchase rights) in the denominations designated by the Grantee in its Exercise Notice and the Grantee will deliver an amount of money necessary to purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

  (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

  4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Enforceability Exceptions"); (c) the Grantor has taken all necessary corporate action to authorize the issuance of, and reserve for issuance, the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound.

  5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms, subject to the Enforceability Exceptions; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

  6. Listing of Shares; Filings; Governmental Consents. The Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

  7. Repurchase of Option Shares. Following the exercise of the Option, the Grantor may repurchase any Shares as to which the Grantee has exercised the Option at a price equal to the Alternative Purchase Price. As used herein "Alternative Purchase Price" shall mean the higher of: (a) if and as applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to (i) a Superior Proposal (as defined in Section 5.1 of the Merger Agreement), if the Triggering Event is an event described in Section 7.3(a) of the Merger Agreement, or (ii) an Alternative Proposal (as defined in Section 5.1 of the Merger Agreement), if the Triggering Event is an event described in Section 7.4(a)(ii) of the Merger Agreement, or (iii) a Specified Transaction (as defined in Section 7.5(a)(i) of the Merger Agreement), if the Triggering Event is an event described in
Section 7.5(a)(i) of the Merger Agreement, or (iv) the Closing Price (as defined below), if the Triggering Event is an event described in Section 7.4(a)(i) of the Merger Agreement; and (b) the closing price of the shares of Common Stock as reported on the Nasdaq National Market on the last trading day immediately prior to the date on which the Grantor sends to the Grantee notice of the Grantor's exercise of the Repurchase Right (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the repurchase shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Alternative Purchase Price, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase. In connection with any purchase/sale of the Shares as to which the Grantee has exercised the Option pursuant to this Section 7, the Grantee shall be required to represent and warrant to the Grantor that the Grantee is the owner of such Shares, free and clear of all adverse claims, and that the Grantee shall deliver good title to such Shares, to the Grantor, free and clear of all adverse claims, upon consummation of any purchase/sale pursuant to this Section 7.

  8. Registration Rights.

  (a) The Grantor shall, if requested by the Grantee at any time and from time to time within five (5) years of a Triggering Event (the "Registration Period"), as expeditiously as possible prepare and file up to three registration statements under the Securities Act, in order to permit the sale or other disposition of Shares that have been acquired by the Grantee upon exercise of the Option ("Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the outstanding Common Stock of the Grantor on a fully diluted basis and in no event shall any person or group purchase through such offering shares representing more than 4.9% of the outstanding Common Stock of the Grantor on a fully diluted basis (a "Permitted Offering"); provided, however, that any such registration must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Grantor on a fully diluted basis.

  (b) If the Common Stock is registered pursuant to the provisions of this
Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 180 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and (ii) being-referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reasonable reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

  (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reasonable reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

  9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

  10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. In addition, Grantor and Grantee waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transactions contemplated hereby.

  11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

      If to the Grantee:

      Guidant Corporation
      111 Monument Circle, 29th Floor
      Indianapolis, Indiana 46204-5129
      Attention: General Counsel
      Telecopy: (317) 971-2141

      With a copy to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019
      Attention: Bernard E. Kury, Esq.
                  Jonathan L. Freedman, Esq.
      Telecopy: (212) 259-6333

      If to the Grantor:

      CardioThoracic Systems, Inc.
      10600 North Tantau Avenue
      Cupertino, California 95014
      Attention: Richard M. Ferrari
      Telecopy: (408) 342-1715

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: J. Casey McGlynn
                  Christopher J. Ozburn
      Telecopy: (650) 493-6811

  12. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

  13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

  14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger

Sub), but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

  15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

  16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

  17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

  18. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement); and (ii) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to payment of the termination fee set for in
Section 7.5(a) of the Merger Agreement would constitute) a Triggering Event under this Agreement; and (iii) the date which is one year after termination of the Merger Agreement under circumstances which, if the conditions to payment of the termination fee set forth in Section 7.5(a) of the Merger Agreement were satisfied, would constitute a Triggering Event under this Agreement, provided no such Triggering Event resulting from the satisfaction of such conditions has occurred prior to the occurrence of such date; and (iv) the occurrence of the date which is one year after a Triggering Event.

  All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

  19. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $10,500,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (b) pay cash or other consideration to the Grantor, or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $10,500,000 after taking into account the foregoing actions.

  Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than $10,500,000 and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may decrease the number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $10,500,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

  As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 7.5 of the Merger Agreement, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

  As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  20. Confidentiality Agreement. Reference is hereby made to the Confidentiality Agreement (as defined in the Merger Agreement). The Grantor, on behalf of its Board of Directors, hereby requests Grantee to enter into this Agreement.

  21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  22. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the New York Stock Exchange or the Nasdaq National Market, as applicable.

  IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                          Guidant Corporation

                                                   /s/ Ronald W. Dollens
                                          By___________________________________
                                                     Ronald W. Dollens
                                               President and Chief Executive
                                                          Officer



                                          Cardiothoracic Systems, Inc.

                                                  /s/ Richard M. Ferrari
                                          By___________________________________
                                                    Richard M. Ferrari
                                               President and Chief Executive
                                                          Officer

                                                                        ANNEX C

                               SUPPORT AGREEMENT

  SUPPORT AGREEMENT, dated as of August 30, 1999, between Guidant Corporation, an Indiana corporation ("Parent"), and the undersigned stockholders of the Company, a Delaware corporation (the "Company") (the "Stockholders," each a "Stockholder").

  WHEREAS, as of the date hereof, each of the Stockholders owns (either beneficially or of record) that amount of shares of common stock, par value $0.001 per share, of the Company, including all associated preferred share purchase rights ("Company Common Stock"), as set forth opposite such Stockholder's name on Schedule A attached hereto (all such shares and any shares of Common Stock hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

  WHEREAS, concurrently herewith, Parent, Clydesdale Acquisition Corp., a Delaware corporation ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger"), and the Surviving Corporation (as defined in the Merger Agreement) will be a wholly owned subsidiary of Parent; and

  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and, in order to induce Parent to enter into the Merger Agreement, the Stockholders have agreed, to the terms and provisions hereof;

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

  1.1 Voting of Shares. Subject to Section 1.1(c) hereof, and until the termination of this Agreement in accordance with Section 4.12 hereof, each Stockholder hereby agrees as follows:

    (a) The Stockholder shall vote (or cause to be voted) the Shares in favor of the Merger and the approval and adoption of the Merger Agreement at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Special Meeting").

    (b) The Stockholder, and any beneficiary of any trust for which the Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate the Stockholder's right to vote the Shares, including on behalf of such trust, in accordance with this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

    (c) Notwithstanding anything to the contrary contained herein, the obligations of the Stockholders pursuant to Section 1(a) hereof with respect to such matters to be considered at the Special Meeting are subject to the following conditions:

      (a) Parent and Merger Sub shall have performed in all material respects all obligations under the Merger Agreement required to be performed by them on or prior to the date of such Special Meeting; and

      (b) the Form S-4 (as defined in the Merger Agreement) to be filed with the Securities and Exchange Commission (the "Commission") by Parent under the Securities Act of 1933, as amended

    (the "Act"), to register the common shares, no par value, of Parent to be issued in the Merger shall have become effective and shall be effective at the time of the Special Meeting, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding, or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing.

  1.2 Grant of Irrevocable Proxy; Appointment of Proxy

  (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and James M. Cornelius, Ronald W. Dollens and J. B. King, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in favor of adoption of the Merger Agreement.

  (b) The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

  1.3 Restrictions on Transfer and Conversion

  (a) Until the close of business on the date of the Special Meeting, the Stockholder will not (i) sell, assign, transfer, pledge or otherwise dispose of any of its Shares, (ii) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares.

  (b) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, the Stockholder is an Affiliate (as defined in the Merger Agreement), the Stockholder shall deliver to Parent, prior to the Closing Date (as defined in the Merger Agreement) an Affiliate Letter in the form attached as Exhibit A to the Merger Agreement.

  (c) The Stockholder agrees to tender to the Company, within 10 business days after the date hereof (or, in the event the Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing the Shares in order that Merger Sub may inscribe upon such certificates the following legend: THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUPPORT AGREEMENT DATED AS OF AUGUST 30, 1999, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

                                  ARTICLE II

  Each Stockholder represents and warrants to Parent as follows:

  2.1 Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. If the Stockholder is a natural person and is married, and the Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

  2.2 The Shares. The Stockholder is the record and beneficial owner of or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Shares, free and clear of any liens, claims, encumbrances or security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than as set forth on Schedule A. The Stockholder has the sole right to vote the Shares, and none of such Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement.

  2.3 No Violation. Neither the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with, or result in a breach of any provision of the Certificate of Incorporation or Bylaws (or other comparable organizational documents, if any) of the Stockholder, if applicable; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license, statute, law, ordinance, rule, regulation, judgment, order, notice or decree, applicable to the Stockholder or to the Stockholder's property or assets, including the Shares;
(iii) other than the expiration or termination of the waiting periods under the HSR Act (as defined in the Merger Agreement) and informational filings with the SEC, require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental and regulatory authority or agency, domestic or foreign, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Shares.

                                  ARTICLE III

  3.1 No Solicitation. Prior to the Effective Time (as defined in the Merger Agreement), (a) no Stockholder in its capacity as a stockholder of the Company shall, or shall permit any of its agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) to, initiate, solicit or encourage directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to an Alternative Proposal (as defined in the Merger Agreement) or with respect to any tender offer for or solicitation of proxies with respect to any shares of Company Common Stock, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal or relating to any tender offer for or solicitation of proxies with respect to any shares of Company Common Stock, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or any tender offer for or solicitation of proxies with respect to any shares of Company Common Stock and (b) each Stockholder will notify Parent immediately in writing if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it in its capacity as a stockholder of the Company.

                                  ARTICLE IV

  4.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

      If to Parent:

      Guidant Corporation
      111 Monument Circle, 29th Floor
      Indianapolis, Indiana 46204-5129
      Attention: General Counsel
      Telecopy: (317) 971-2141

      with a copy to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019-6092
      Attention: Bernard E. Kury, Esq.
                   Jonathan L. Freedman, Esq.
      Telecopy: (212) 259-6333

      If to the Stockholders, to the address indicated on Schedule A attached hereto for each respective Stockholder.

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: J. Casey McGlynn
                   Christopher J. Ozburn
      Telecopy: (650) 493-6811

  4.2 Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Shares listed herein shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

  4.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign its rights hereunder to any of its direct or indirect wholly-owned subsidiaries, including Merger Sub. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  4.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  4.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

  4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

  4.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives to the fullest extent permitted by applicable law any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. If Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, then each Stockholder hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

  4.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  4.9 Public Announcements. Except as required by law, no Stockholder shall issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

  4.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

  4.12 Termination. This Agreement shall terminate automatically immediately following the earlier of (i) termination of the Merger Agreement and (ii) the closing of the Merger.

  4.13 Stockholder Capacity. As of the date of this Agreement, certain of the Stockholders are directors of the Company. None of the Stockholders makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such

Stockholder's securities and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          Guidant Corporation

                                                   /s/ Ronald W. Dollens
                                          By___________________________________
                                                     Ronald W. Dollens
                                               President and Chief Executive
                                                          Officer

                                                  /s/ Richard M. Ferrari
                                          _____________________________________
                                                    Richard M. Ferrari

                                                   /s/ Charles S. Taylor
                                          _____________________________________
                                                     Charles S. Taylor



                     [SIGNATURE PAGE TO SUPPORT AGREEMENT]

                                   Schedule A

   Stockholder                                                      Shares Owned
   -----------                                                      ------------
   Richard M. Ferrari..............................................   965,041
   Charles S. Taylor...............................................   954,818

                                                                        ANNEX D

                          U.S. Bancorp Piper Jaffray

222 South Ninth Street
Minneapolis, NM 55402

612-342-6000

August 30, 1999

The Board of Directors
CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, CA 95014

Members of the Board:

In connection with the proposed transaction ("Transaction") in which Clydesdale Acquisition Corp., a wholly-owned subsidiary of Guidant Corporation ("Guidant") will be merged with and into CardioThoracic Systems Inc. ("CTS"), you have requested our opinion as to the fairness, from a financial point of view, to the stockholders of CTS of the proposed consideration to be received by the stockholders of CTS in the Transaction pursuant to the Agreement referred to below. Under the terms of the Agreement and Plan of Merger (the "Agreement"), and subject to specified collars at the effective time of the Transaction, each issued and outstanding share of CTS Common Stock will be converted into shares of Guidant common stock based on an average of the daily closing stock price of Guidant for a specified period ending prior to the stockholders meeting relating to the Transaction. The terms and conditions of the merger are more fully set forth in the Agreement. The Transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended to be treated as a pooling-of-interests for accounting purposes.

U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to CTS in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion, which will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Transaction. CTS has also agreed to indemnify us against certain liabilities in connection with our services. We acted as a manager of the initial public offering of CTS Common Stock on April 18, 1996. We write research on and make a market in the Common Stock of CTS. In the ordinary course of our business, we and our affiliates may actively trade securities of Guidant and CTS for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated August 24, 1999 of the Agreement and Plan of Merger, (ii) certain publicly available financial, business and operating information related to Guidant, (iii) certain publicly available financial and securities data of Guidant and selected public companies deemed comparable to Guidant, (iv) certain analyst reports on Guidant, (v) to the extent publicly available, information concerning selected transactions deemed comparable to the proposed Transaction, (vi) certain publicly available financial, business and operating information relative to CTS, (vii) certain internal financial information of CTS on a stand-alone basis prepared for financial planning purposes, and furnished by CTS management and (viii) certain publicly available financial and securities data of CTS and selected public companies deemed comparable to CTS. We had discussions with members of the management of CTS concerning the financial condition, current operating results and business outlook for CTS on a stand-alone basis and as a combined company. We also had discussions with members of the management of Guidant concerning the financial condition, current operating results and business outlook for Guidant and as a combined company.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by CTS, Guidant, or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. CTS has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurance of the management of CTS and Guidant that the information provided to us by CTS and Guidant has been prepared on a reasonable basis, and, with respect ;to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by CTS or Guidant. We have also assumed that the Transaction contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the Transaction will be treated as a pooling-of-interests for accounting purposes. In addition, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction to CTS and its stockholders.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of CTS or Guidant, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of CTS or Guidant Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholders as to how such stockholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the stockholders of CTS in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the stockholders of CTS as of the date hereof.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray
------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

  As permitted by the Indiana Business Corporation Law, the Registrant's Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil or criminal, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors or independent legal counsel must have determined that such persons acted in good faith in what they reasonably believed to be in the best interests of the Registrant and, in addition, in any criminal action, had no reasonable cause to believe that their conduct was unlawful.

  Officers and directors of the Registrant are insured, subject to certain exclusions and deductibles and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, which include claims under the Securities Act of 1933.

Item 21. Exhibits and Financial Statement Schedules.

  2.1 Agreement and Plan of Merger, dated as of August 30, 1999, by and among Guidant Corporation, Clydesdale Acquisition Corp. and CardioThoracic
      Systems, Inc. (attached as Annex A to the Proxy Statement/Prospectus included in this Registration Statement).

  2.2 Stock Option Agreement, dated as of August 30, 1999, between Guidant
      Corporation and CardioThoracic Systems, Inc. (attached as Annex B to the
      Proxy Statement/Prospectus included in this Registration Statement).

  2.3 Support Agreement, dated as of August 30, 1999, among Guidant
      Corporation, Richard M. Ferrari and Charles S. Taylor (attached as Annex
      C to the Proxy Statement/Prospectus included in this Registration
      Statement).

  5.1 Opinion of J.B. King, Esq., as to the legality of the securities.

  8.1 Tax Opinion Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  8.2 Tax Opinion of Dewey Ballantine LLP.

 23.1 Consent of Ernst & Young LLP.

 23.2 Consent of PricewaterhouseCoopers LLP.

 23.3 Consent of PricewaterhouseCoopers LLP.

 23.4 Consent of J.B. King, Esq. (included in opinion filed as Exhibit 5.1).

 23.5 Consent Wilson Sonsini Goodrich & Rosati, Professional Corporation
      (included in opinion filed as Exhibit 8.1).

 23.6 Consent of Dewey Ballantine LLP (included in opinion filed as Exhibit
      8.2).

 23.7 Consent of U.S. Bancorp Piper Jaffray Inc.

 24.1 Powers of Attorney (included on signature page hereto).

 99.1 Form of Proxy for holders of CardioThoracic Systems, Inc. Common Stock.

Item 22. Undertakings.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 7th day of October 1999.

                                          Guidant Corporation

                                                   /s/ James M. Cornelius
                                          By: _________________________________
                                                     James M. Cornelius
                                                   Chairman of the Board

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby appoints Keith E. Brauer and J.B. King, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with authority to execute the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ James M. Cornelius           Chairman of the Board and    October 7, 1999
______________________________________  Director (principal
          James M. Cornelius            executive officer)

      /s/ Ronald W. Dollens            President, Chief Executive   October 7, 1999
______________________________________  Officer and Director
          Ronald W. Dollens             (principal executive
                                        officer)

       /s/ Keith E. Brauer             Vice President, Finance      October 7, 1999
______________________________________  and Chief Financial
           Keith E. Brauer              Officer (principal
                                        financial officer)

       /s/ Roger Marchetti             Corporate Controller and     October 7, 1999
______________________________________  Chief Accounting Officer
           Roger Marchetti              (principal accounting
                                        officer)

     /s/ Kim B. Clark, Ph.D.           Director                     October 7, 1999
______________________________________
         Kim B. Clark, Ph.D.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Maurice A. Cox, Jr.           Director                     October 7, 1999
______________________________________
         Maurice A. Cox, Jr.

       /s/ Enrique C. Falla            Director                     October 7, 1999
______________________________________
           Enrique C. Falla

      /s/ Michael Grobstein            Director                     October 7, 1999
______________________________________
          Michael Grobstein

          /s/ J.B. King                Director                     October 7, 1999
______________________________________
              J.B. King

        /s/ Susan B. King              Director                     October 7, 1999
______________________________________
            Susan B. King

        /s/ J. Kevin Moore             Director                     October 7, 1999
______________________________________
            J. Kevin Moore

      /s/ Mark Novitch, M.D.           Director                     October 5, 1999
______________________________________
          Mark Novitch, M.D.

        /s/ Eugene L. Step             Director                     October 7, 1999
______________________________________
            Eugene L. Step

    /s/ Reudi E. Wager, Ph.D.          Director                     October 7, 1999
______________________________________
        Reudi E. Wager, Ph.D.